As filed with the Securities and Exchange Commission on January 26, 2007
Registration No. 333-138997

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITNEY HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Louisiana	6711	72-6017893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph S. Schwertz, Jr.
Corporate Secretary
Whitney Holding Corporation
228 St. Charles Avenue, Room 626
New Orleans, Louisiana 70130
(504) 586-3474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30339 (404) 881-7000	Michael T. Cronin Johnson Pope Bokor Ruppel & Burns LLP 911 Chestnut Street Clearwater, Florida 33756 (727) 461-1818

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 26, 2007

100 Second Avenue North
Saint Petersburg, Florida 33701

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Signature Financial Holdings, Inc. and Whitney Holding Corporation have each unanimously agreed to the acquisition of Signature by Whitney pursuant to the merger of Signature with and into Whitney. Whitney will be the surviving bank holding company in the merger. Shareholders of Signature are being asked to approve the merger at a special meeting of shareholders to be held on February 28, 2007. Whitney shareholders are not required to approve the merger.

If the merger is completed, each of your shares of Signature common stock will be automatically converted into the right to receive an aggregate value of $41.04 in the form of (1) all shares of Whitney common stock, or (2) all cash, or (3) a combination of stock and cash, consisting of 51% shares of Whitney common stock and 49% cash. However, Whitney has the right to adjust the form of consideration to be paid to those shareholders who have elected all cash so that the total cash consideration to be paid in the merger does not exceed 49% of the total consideration to be paid to all Signature shareholders. Whitney’s common stock is quoted on The Nasdaq Global Select Market under the symbol “WTNY” and the closing price of Whitney’s common stock on January 25, 2007 was $31.81. Shares of Signature common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of Signature common stock was $22.00 on August 28, 2006.

A special meeting of Signature shareholders will be held at Signature Bank, 2172 Tyrone Boulevard, Saint Petersburg, Florida 33710, on February 28, 2007 at 4:00 p.m. eastern time. At the special meeting, you will be asked to approve the Agreement and Plan of Merger, dated October 4, 2006, among Whitney Holding Corporation, Whitney National Bank, Signature Financial Holdings, Inc. and Signature Bank, which is referred to in this proxy statement-prospectus as the merger agreement. The completion of the merger requires the receipt of bank regulatory approvals and the approval of a majority of the shares of Signature common stock outstanding on January 26, 2007, the record date. Signature’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of Whitney common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated January   , 2007, and is first being mailed to Signature shareholders on or about January 29, 2007.

100 Second Avenue North
Saint Petersburg, Florida 33701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON February 28, 2007

To the Shareholders of Signature Financial Holdings, Inc.:

Signature Financial Holdings, Inc. will hold a special meeting of shareholders at Signature Bank, 2172 Tyrone Boulevard, Saint Petersburg, Florida 33710, on February 28, 2007 at 4:00 p.m. eastern time, for the following purposes:

1. Merger.  To approve an Agreement and Plan of Merger, dated October 4, 2006, among Whitney Holding Corporation, Whitney National Bank, Signature Financial Holdings, Inc. and Signature Bank, pursuant to which Whitney will acquire Signature through the merger of Signature with and into Whitney. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2. Other business.  To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including without limitation a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies in order to adopt the merger agreement or otherwise.

Only shareholders of record at the close of business on January 26, 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of a majority of the shares of Signature common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Signature’s Secretary, or by filing a properly executed proxy at a later date with Signature’s Secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Signature shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. A copy of Sections 1301-1333 of the Florida Business Corporation Act is attached as Appendix C to the proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Beth A. Houghton
Chairperson of the Board of Directors

Saint Petersburg, Florida
January 29, 2007

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Whitney that is not included in, or delivered with, this document. This information is described on page 54 under “Information about Whitney — Incorporation of Documents by Reference” and may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or oral request. Shareholders should contact:

Mrs. Shirley Fremin, Manager
Shareholder Services
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
Email: investor.relations@whitneybank.com

In order to obtain timely copies of such information free of charge you must request the information no later than February 22, 2007.

PLEASE NOTE

Whitney has not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents referred to herein. If someone provides you with other information, please do not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Whitney or Signature since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Whitney” and “Signature” refer to Whitney Holding Corporation and Signature Financial Holdings, Inc., respectively, and, where the context requires, to Whitney and Signature and their respective subsidiaries, including Whitney National Bank and Signature Bank.

The descriptions of the merger agreement in this proxy statement-prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to Whitney and Signature as of specific dates. The statements contained in those representations and warranties are subject to qualifications and limitations agreed to by Whitney and Signature in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between Whitney and Signature, rather than establishing matters as facts.

i

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS	47
Authorized Capital Stock	47
Boards of Directors	47
Filling Vacancies on the Board of Directors	47
Nomination of Directors	47
Removal of Directors	48
Special Meetings of Shareholders	48
Notice of Shareholder Meetings	48
Shareholder Inspection Rights	48
Anti-takeover Provisions	48
Indemnification of Directors and Officers	50
Amendments to Articles of Incorporation and Bylaws	50
APPRAISAL RIGHTS	51
INFORMATION ABOUT WHITNEY	53
General	53
Recent Developments	53
Market Prices of and Dividends Declared on Whitney Common Stock	54
Incorporation of Documents by Reference	54
INFORMATION ABOUT SIGNATURE	56
General	56
Market Prices of and Dividends Declared on Signature Common Stock	56
Business and Properties	56
Competition	58
Employees	58
Legal Proceedings	58
Stock Ownership of Principal Shareholders, Management and Directors	59
Equity Compensation Plans	60
Related Party Transactions	60
SUPERVISION AND REGULATION	61
OTHER MATTERS	64
SHAREHOLDER PROPOSALS	64
LEGAL MATTERS	65
EXPERTS	65
IMPORTANT NOTICE FOR SIGNATURE SHAREHOLDERS	65
WHERE YOU CAN FIND ADDITIONAL INFORMATION	65
APPENDIX A Agreement and Plan of Merger By and Among Whitney Holding Corporation, Whitney National Bank, Signature Financial Holdings, Inc. and Signature Bank
APPENDIX B Fairness Opinion of Hovde Financial LLC
APPENDIX C Full text of Sections 1301-1333 of the Florida Business Corporation Act
Opinion of Alston & Bird LLP
Opinion of Alston & Bird LLP
Consent of PricewaterhouseCoopers LLP
Consent of Hovde Financial LLC

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the merger of Signature with and into Whitney, with Whitney as the surviving corporation in the merger.

Q:	When and where is the special meeting?

A:	The Signature special meeting will be held at Signature Bank, 2172 Tyrone Boulevard, Saint Petersburg, Florida 33710, on February 28, 2007 at 4:00 p.m. eastern time.

Q:	How does my board of directors recommend I vote on the merger?

A:	The Signature board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a unique strategic opportunity to combine with Whitney, which is expected to create greater short- and long-term growth and shareholder value.

Q:	Why is this proxy statement-prospectus being sent to Signature shareholders?

A:	This document is being provided by Signature and Whitney to provide you with information regarding the proposed merger, the Whitney common stock you may elect to receive in the merger, the Signature special meeting and the respective companies. The enclosed proxy is solicited by and on behalf of the board of directors of Signature for use at the special meeting of Signature shareholders.

Q:	What will I receive in the merger in exchange for my Signature common stock?

A:	If the merger is completed, each share of Signature common stock you hold will be automatically cancelled and converted into the right to receive an aggregate value of $41.04. This per share purchase price reflects the aggregate purchase price of approximately $61.7 million, and assumes there will be 1,502,526 shares outstanding on the closing date of the merger (and it further assumes that the 30,000 options outstanding will be cashed out and not converted to shares prior to the closing date of the merger). This per share purchase price is also subject to certain adjustments and prorations described in this proxy statement-prospectus. In the merger, you can elect to receive this consideration in the form of (1) shares of Whitney common stock, (2) cash (without interest) or (3) a combination of 51% shares of Whitney common stock and 49% cash. Whitney will pay cash instead of issuing fractional shares of common stock. However, the merger agreement provides that Whitney has the right to adjust the form of consideration to be paid to those shareholders who have elected all cash so that the total cash consideration to be paid in the merger does not exceed 49% of the total consideration to be paid to all Signature shareholders.

Q:	How do I make an election for the type of merger consideration I will receive?

A:	Each Signature shareholder will receive an election form, which you should complete and return, along with your Signature stock certificate(s), according to the instructions printed on the form. Your election form must be received no later than 5:00 p.m. eastern time, on February 27, 2007 (which is referred to as the election deadline). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement-prospectus. If you do not send in the election form with your stock certificate(s) by the deadline, you will be deemed not to have made an election and you will be paid entirely with shares of Whitney common stock. If you own shares of Signature common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. See “The Merger Agreement — Election and Election Procedures.”

Q:	Can I change or revoke my election?

A:	Yes. You may change your election at any time prior to the election deadline by submitting to American Stock Transfer & Trust Company, the exchange agent, written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to

American Stock Transfer & Trust Company prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. Shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing or revoking those instructions.

Q:	Should I send in my Signature common stock certificates now?

A:	Yes. Along with the election form, you will receive a letter of transmittal with instructions for you to send in your Signature common stock certificate(s) along with your election form to American Stock Transfer & Trust Company prior to the election deadline. American Stock Transfer & Trust Company must receive your completed letter of transmittal and stock certificate(s) in order for you to receive the applicable merger consideration. You will receive the merger consideration as soon as practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, your election will be revoked automatically and the exchange agent will promptly return your Signature stock certificate(s) to you.

Q:	Who is entitled to vote at the Signature special meeting?

A:	Signature shareholders of record at the close of business on January 26, 2007, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a Signature shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the Signature special meeting.

Q:	How many votes do I have?

A:	Each share of Signature common stock that you own as of the record date entitles you to one vote. On January 26, 2007, there were 1,502,526 outstanding shares of Signature common stock. As of the record date, Signature directors and executive officers and their affiliates owned approximately 42% of the outstanding shares of Signature common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of Signature’s common stock must vote in favor of the merger agreement in order for it to be approved.

Each of the directors of Signature individually has entered into an agreement with Whitney to vote their shares of Signature common stock in favor of the merger agreement and against any competing proposal. These director shareholders hold approximately 41% of Signature’s outstanding common stock as of January 26, 2007.

Q:	What should I do now?

A:	With respect to the special meeting — After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, sign and date the card and mail it in the enclosed envelope as soon as possible. If you sign and return your proxy card but do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement. You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement.

With respect to your share election — You should complete and return the election form, together with a letter of transmittal and your stock certificate(s), to American Stock Transfer & Trust Company according to the instructions printed on the form or, if your shares are held in “street name,” according to the instructions of your bank, broker or other financial institution. Do not send your Signature stock certificate(s) and/or your election form with your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting “broker non-vote” will be counted toward a quorum but your shares will not be voted at the special meeting, which will have the same effect as voting your shares AGAINST the merger.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

• you can revoke your proxy by giving written notice of revocation to Signature’s Secretary;

• you can submit a new properly executed proxy with a later date to Signature’s Secretary, at or before the meeting; the latest vote actually received before the meeting will be counted, and any earlier votes will be revoked; or

• you can attend the special meeting and vote your shares in person, and any earlier proxy will be thereby revoked; however, simply attending the meeting without voting will not revoke your proxy.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Yes. If you wish, you may exercise appraisal rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Florida law. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Florida law summarized under the heading “Appraisal Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. A copy of the applicable provisions of Florida law is included as Appendix C to this proxy statement-prospectus. Whitney’s obligations under the merger agreement are conditioned on having no more than 5% of the holders of Signature stock exercise their appraisal rights.

Q:	When do you expect the merger to be completed?

A:	Assuming timely satisfaction of the necessary merger closing conditions, we currently expect to complete the merger in the first quarter of 2007.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Carly Ross, Executive Assistant, 100 Second Avenue North, Saint Petersburg, Florida 33701, phone number: (727) 897-9490.

v

SUMMARY

This summary has been prepared to assist you in your review of this proxy statement-prospectus. It does not contain all the information that is important to you. To understand the merger and the issuance of cash and shares of Whitney common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. See “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to voting at the special meeting of Signature’s shareholders.

Throughout this proxy statement-prospectus, when describing the purchase price Signature shareholders will receive, we use an aggregate value of $41.04 per share. This per share price for Signature shareholders is based on (i) 1,502,256 shares of Signature common stock outstanding as of the closing date of the merger, and (ii) 30,000 options of Signature outstanding that will be cashed out and not converted to shares prior to the closing date of the merger. The per share purchase price is also subject to certain adjustments and prorations described elsewhere in this proxy statement-prospectus.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page 53 for Whitney and page 56 for Signature)

Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130
(504) 586-7272

Whitney is a Louisiana corporation and a registered bank holding company headquartered in New Orleans, Louisiana. Whitney’s principal banking subsidiary is Whitney National Bank. Whitney currently provides banking services through over 157 banking locations in Texas, Louisiana, Mississippi, Alabama and Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

As of September 30, 2006, Whitney had consolidated total assets of approximately $10.1 billion, consolidated total loans of approximately $6.9 billion, consolidated total deposits of approximately $8.2 billion and consolidated shareholders’ equity of approximately $1.1 billion.

Signature Financial Holdings, Inc.
100 Second Avenue North
Saint Petersburg, Florida 33701
(727) 388-1000

Signature is a Florida corporation and a registered bank holding company headquartered in Saint Petersburg, Florida. Signature’s banking subsidiary is Signature Bank, and it has no other subsidiaries. Signature currently provides banking services in six full service locations and one drive-through banking location in Pinellas County, Florida.

As of September 30, 2006, Signature had consolidated total assets of approximately $268 million, consolidated total loans of approximately $212 million, consolidated total deposits of approximately $216 million and consolidated shareholders’ equity of approximately $22 million.

The Merger (See page 18)

Under the terms of the merger agreement, Whitney will acquire Signature pursuant to the merger of Signature with and into Whitney. After the merger, Whitney will be the surviving corporation and will continue its corporate existence under Louisiana law and Signature will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 35)

Signature shareholders will have the right to submit a form of election to receive merger consideration in the form of all cash or all shares of Whitney common stock or a combination of 49% cash and 51% stock. Upon completion of the merger, each share of Signature common stock that you hold, unless you have perfected your appraisal rights under Florida law, will be automatically converted into the right to receive an aggregate value of $41.04 per share, subject to certain adjustments, which we sometimes refer to in this proxy statement-prospectus as the merger consideration. Subject to the limitation on cash consideration and redesignation procedures described below, the merger consideration shall be payable to each holder of Signature common stock as follows:

•	for each share of Signature common stock held, cash in an amount equal to $41.04, without interest (subject to adjustment as described below); or

•	for each share of Signature common stock held, a number of shares of Whitney common stock equal to $41.04 (subject to adjustment as described below) divided by the “average closing price” of Whitney common stock; or

•	the cash consideration for 49% of a holder’s shares of Signature common stock and the stock consideration for 51% of a holder’s shares of Signature common stock.

The “average closing price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day immediately prior to the effective time of the merger.

In addition, the merger agreement provides that the aggregate value of $41.04 per share to be received, whether in the form of cash or shares of Whitney common stock, may be reduced on a per share basis by the sum of the amount that Signature’s expenses (attorneys, accountants and other consultants, excluding Hovde Financial LLC) in connection with the merger exceed $250,000, divided by the total number of shares of Signature common stock issued and outstanding.

You will not receive any fractional shares of Whitney common stock if you elect to receive all or a portion of the merger consideration as shares of Whitney common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Whitney common stock otherwise issuable upon conversion, multiplied by the “average closing price” described above.

Election Form (See page 35)

A copy of the election form and letter of transmittal that you will need to complete in order to elect the type of merger consideration you will receive in the merger will be mailed to you under separate cover on or about the date this proxy statement-prospectus is mailed. The election form must be received by American Stock Transfer & Trust Company not later than 5:00 p.m. eastern time, on February 27, 2007, which we refer to as the election deadline.

If Whitney does not receive from you a properly completed election form on or before the election deadline, then it will be assumed that you have elected to receive 100% of the consideration in the form of Whitney common stock in exchange for all of your shares of Signature common stock. That assumption will be binding on you.

Limitation on Cash Consideration (See pages 36 and 37)

Under the merger agreement, the amount of cash that will be paid as a result of the merger will not exceed 49% of the aggregate value of the merger consideration to be issued. As a result, Whitney may, in its sole discretion, adjust the form of consideration to be paid to shareholders that have elected to receive all cash in exchange for their shares of Signature common stock to ensure that the amount of cash paid does not exceed 49% of the aggregate consideration. If this occurs, the shares of Signature common stock as to which a cash election has been made will be redesignated, on a pro rata basis, into a combination of shares to be converted into cash and shares to be converted into Whitney common stock such that the amount of cash paid does not exceed 49% of the aggregate merger consideration.

Each of the directors of Signature has agreed to receive only Whitney common stock as consideration for their shares of Signature common stock. This agreement on the part of Signature’s directors does not limit the ability of Signature’s non-director shareholders to elect to receive shares of Whitney common stock as consideration for their shares of Signature common stock.

Effect of the Merger on Signature Options (See page 38)

Pursuant to the terms of the merger agreement, in the event that prior to the effective time of the merger, an option to purchase shares of Signature common stock has not been exercised, Signature is required to cause such unexercised options to be terminated and the holders will receive a cash payment equal to the difference between $41.04 and the exercise price of the relevant option, multiplied by the number of shares of Signature subject to the option. Any holder of an option to purchase Signature common stock that has an exercise price that is equal to or greater than $41.04 will not be entitled to any payment for such option.

Whitney is not required to complete the merger unless all options to purchase Signature common stock have been exercised or terminated and Signature has taken all action necessary to terminate all of its stock option plans prior to the effective time of the merger.

Reasons for the Merger (See page 22)

Signature’s directors considered a number of positive factors in approving the terms of the merger, including:

•	the value of the consideration to be received by Signature shareholders relative to the book value and earnings per share of Signature common stock;

•	information concerning Whitney’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

•	the opinion of Hovde Financial LLC that the consideration to be received by Signature shareholders in the merger is fair from a financial point of view;

•	the average daily trading volume of shares of Whitney common stock;

•	the fact that the merger will enable Signature shareholders to exchange their relatively illiquid shares of Signature common stock for the shares of a regional bank holding company, the stock of which is more widely held and actively traded, and that the acquisition of Whitney common stock will be tax-free to Signature shareholders;

•	the expanded range of banking services that the merger will allow Signature to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

The negative factors considered by Signature’s directors in approving the terms of the merger included:

•	the alternatives to the merger, including remaining an independent institution;

•	the effects that a merger with a larger institution, such as Whitney, would have on customer relationships; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

Notwithstanding such negative factors, Signature’s directors unanimously believe that the benefits to Signature and its shareholders substantially outweigh the potential negative factors and that the merger with Whitney is in the best interests of Signature and its shareholders.

Opinion of Signature’s Financial Advisor (See page 24)

Hovde Financial LLC, an investment banking and financial advisory firm (Hovde Financial), has given its opinion to the Signature board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of Signature. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Hovde Financial considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all Signature shareholders to read the entire opinion, which describes the procedures followed, matters considered and limitations on the reviews undertaken by Hovde Financial. Pursuant to an engagement letter between Signature and Hovde Financial, Signature has agreed to pay Hovde Financial a fee, a substantial portion of which is payable only upon completion of the merger.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 24)

The board of directors of Signature has unanimously approved the merger agreement and believes that the merger is in the best interests of Signature shareholders. The board unanimously recommends that you vote FOR approval of the merger agreement.

Share Information and Comparative Market Prices (See pages 54 and 56)

Whitney’s common stock is traded on The Nasdaq Global Select Market under the trading symbol “WTNY,” and the closing price of Whitney’s common stock on January 25, 2007 was $31.81. Shares of Signature’s common stock are not traded on any securities exchange and have no established trading market. To date, the trading of Signature’s common stock has been limited. Signature acts as its own transfer agent, and there are no market makers in Signature’s common stock. The most recent sales price for a share of Signature common stock prior to the execution of the merger agreement was $22.00 on August 28, 2006. The table below presents the per share last reported sale prices of Whitney’s and Signature’s common stock as of the dates specified and the equivalent per share price for Signature’s common stock.

	Last Reported Sale Price
	Whitney	Signature
	Common	Common		Equivalent Per
Date	Stock	Stock		Share Data

October 3, 2006	$35.83	$22.00	(1)	$41.04
January 25, 2007	$31.81	$22.00	(1)	$41.04

(1)	The last sale price of Signature’s common stock of which Signature’s management is aware occurred on August 28, 2006, at $22.00 per share.

The market price of Whitney’s common stock will fluctuate between the date of this proxy statement-prospectus and the date on which the merger takes place. Signature shareholders are advised to obtain current market quotations for Whitney’s common stock to determine how many shares of Whitney common stock they will receive if they elect to receive Whitney common stock as part of the shareholder’s merger consideration. The equivalent per share data will not change because the price per share is fixed. No assurance can be given as to the market price of Whitney’s common stock at the time of the merger, although either Signature or Whitney may terminate the merger agreement if the average closing price of Whitney’s common stock price falls below $25.00. See “The Merger Agreement — Termination of the Merger Agreement; Termination Fee.”

Your Expected Tax Treatment as a Result of the Merger (See page 45)

Signature shareholders will recognize gain (but not loss) equal to the lesser of (1) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock that is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder’s tax basis in

Signature’s common stock, or (2) the amount of cash received. Signature shareholders who exchange shares of Signature common stock for shares of Whitney common stock in the merger will not recognize gain or loss, except with respect to any cash received in lieu of fractional share interests in Whitney common stock.

Whitney and Signature received a written opinion from Alston & Bird LLP, dated January 26, 2007, to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Any shareholder of Signature who perfects appraisal rights under Florida law, as described below, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her Signature common stock.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Appraisal Rights You Will Have as a Result of the Merger (See page 51)

If the merger is completed, those shareholders of Signature who do not vote for the merger and who follow certain procedures as required by Florida law and described in this proxy statement-prospectus will be entitled to exercise appraisal rights and receive the “fair value” of their shares in cash under Florida law. If you assert and perfect your appraisal rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Florida law. Appendix C includes the relevant provisions of Florida law regarding these rights.

Information About the Shareholders’ Meeting (See page 16)

A special meeting of the shareholders of Signature will be held on February 28, 2007, at 4:00 p.m. eastern time. The meeting will be held at 2172 Tyrone Boulevard, Saint Petersburg, Florida 33710. At the meeting, the shareholders of Signature will vote on the merger agreement described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the first quarter of 2007.

Quorum and Vote Required at the Meeting (See page 16)

Shareholders who own Signature common stock at the close of business on January 26, 2007, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Signature common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger agreement requires the affirmative vote of a majority of the shares of Signature common stock outstanding on the record date.

Share Ownership of Management (See page 59)

As of the record date for the special meeting, directors and executive officers of Signature have or share voting or dispositive power over approximately 42% of the issued and outstanding Signature common stock. These individuals have agreed with Whitney that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date for the meeting, directors and executive officers of Whitney have or share no voting or dispositive power over any of the issued and outstanding Signature common stock.

Management and Operations after the Merger (See page 35)

•	Signature will cease to exist after the merger.

•	The business of Signature will be conducted through Whitney after the merger.

•	No current Signature directors will be appointed as directors of Whitney.

•	Whitney expects to retain the officers and employees of Signature except Ann R. Worthington who will resign as Signature’s chief financial officer. The officers and employees, following the merger, are expected to continue with their functionally equivalent duties and responsibilities, however, they may have different position titles and reporting obligations within the larger Whitney organization.

Regulatory Approval to Complete the Merger (See page 33)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. Whitney has filed all regulatory applications and notices required to be filed prior to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. The U.S. Department of Justice or the attorney general in Florida could seek to block the merger on antitrust grounds, although we are not aware of any basis on which this could occur.

We Must Meet Several Conditions to Complete the Merger (See page 39)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	Signature shareholders must approve the merger agreement by the required vote;

•	the merger must qualify as a tax-free reorganization;

•	the merger cannot be a taxable event for either Whitney or Signature;

•	Whitney must receive from Ann R. Worthington, Signature’s chief financial officer, assistant secretary and a senior vice president, an executed change in control agreement termination and protective covenant agreement, from Lawrence D. Floyd, a senior vice president of Signature, a termination of change of control agreement and from Norris E. Counts, an executive vice president of Signature, and David P. Feaster, Signature’s chief executive officer and president, executed employment agreement terminations and protective covenant agreements;

•	Whitney must receive protective covenant agreements from James E. Dusil, a senior vice president, Kevin G. Kelso, a senior vice president, Covington Sharp, a senior vice president and senior lender, and Robert G. Shaw, a senior vice president;

•	all outstanding Signature stock options must be exercised or terminated in accordance with their terms and Signature must take all action necessary to terminate its stock option plans;

•	the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate and the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Whitney and Signature contemplate that they will complete the merger in the first quarter of 2007.

Waiver and Amendment (See page 40)

Nearly all of the conditions to completion of the merger may be waived at any time by the party for whose benefit they were created. The merger agreement provides that the conditions regarding shareholder and regulatory approvals and the continued effectiveness of Whitney’s registration statement may not be waived. A waiver is only effective if it is in writing and signed by the waiving party.

In addition, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change to the merger agreement after the meeting may require a re-solicitation of votes from Signature’s shareholders.

Termination and Termination Fee (See page 42)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Whitney terminates the merger agreement because Signature’s board withdraws, modifies or changes its recommendation of the merger agreement or resolves to do so, or recommends or approves an acquisition transaction other than the Whitney merger or makes an announcement to do any of the above, or if Signature terminates the merger agreement because it has received an offer for such an acquisition transaction, Signature (or its successor) must pay to Whitney a termination fee of $3.1 million.

Financial Interests of Executive Officers and Directors in the Merger that May be Different from Yours (See page 29)

The executive officers and directors of Signature have interests in the merger that are in addition to, and different from, their interests as shareholders of Signature. All such material interests are as follows:

•	the continued employment of the executive officers, other than Ann R. Worthington, by Whitney after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Signature for certain liabilities; and

•	payments to Covington Sharp, James E. Dusil, Kevin K. Kelso and Robert G. Shaw of $347,598, collectively, in connection with entry into protective covenant agreements with Whitney;

•	payments to Norris E. Counts and Ann R. Worthington of $439,000, collectively, in connection with the termination of their employment and change of control agreements with Signature and Signature Bank;

•	payments to Lawrence D. Floyd of $634.55 per month for a total of 180 months and $363 per month for the remainder of his life in connection with his payment continuation agreement;

•	payments and benefits to David P. Feaster, including a $690,000 cash payment pursuant to his existing employment agreement, benefits associated with the acceleration of vesting of 11,166 stock options, accelerated vesting of deferred payments pursuant to his supplemental executive retirement plan, which has a current value equal to approximately $1,200,000 and a $150,000 cash payment as consideration for entry into a protective covenant agreement;

•	payments of $3,000 per month for 24 months to each of the Signature directors in connection with their entry into support agreements with Whitney, which contains certain protective covenant agreements.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger.”

Employee Benefits of Signature Employees after the Merger (See page 33)

Whitney has agreed to offer to all former Signature and Signature Bank employees who become Whitney employees the same employee benefits as those offered by Whitney to its employees in similar positions. Whitney will also give Signature and Signature Bank employees full credit for their years of service with Signature and Signature Bank for both eligibility and vesting, except that prior service credit will not be considered in determining future benefits under Whitney’s or Whitney National Bank’s defined benefit pension plan or post-retirement medical plan.

Differences in Rights of Signature Shareholders after the Merger (See page 47)

Signature shareholders who receive shares of Whitney common stock in the merger will become Whitney shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Louisiana law and by Whitney’s articles of incorporation and bylaws. The rights of Whitney shareholders are different in certain respects from the rights of Signature shareholders. Some of the principal differences are described later in this proxy statement-prospectus.

Accounting Treatment (See page 43)

Whitney is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (GAAP).

Summary Consolidated Financial Information of Whitney

The following table sets forth certain consolidated financial information of Whitney. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Whitney contained in its annual report on Form 10-K for the year ended December 31, 2005 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference in this proxy statement-prospectus. Information as of and for the periods ended September 30, 2006 and 2005 is unaudited, but in the opinion of Whitney’s management, contains all adjustments necessary for a fair statement of Whitney’s financial position and results of operations for such periods in accordance with GAAP. Whitney’s results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

Whitney’s financial statements for the years ended December 31, 2005, 2004, 2003 and 2002 were audited by PricewaterhouseCoopers LLP. Whitney’s consolidated financial statements for the year ended December 31, 2001 were audited by Arthur Andersen LLP, which has ceased operations.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except share and per share data)

PERIOD-END BALANCE SHEET DATA
Total assets	$10,098,175	$9,431,253	$10,109,006	$8,222,624	$7,754,982	$7,097,881	$7,243,650
Earning assets	9,203,856	8,247,993	9,054,484	7,648,740	7,193,709	6,501,009	6,681,786
Loans	6,852,640	6,462,623	6,560,597	5,626,276	4,882,610	4,455,412	4,495,085
Investment securities	1,980,664	1,719,026	1,641,451	1,991,244	2,281,405	1,975,698	1,632,340
Deposits	8,199,700	7,478,921	8,604,836	6,612,607	6,158,582	5,782,879	5,950,160
Shareholders’ equity	1,113,111	945,229	961,043	904,765	840,313	800,483	717,888
Common shares outstanding	65,872,551	63,279,243	63,340,484	62,101,581	60,671,988	60,101,675	59,500,872
INCOME STATEMENT DATA
Interest income	$457,641	$337,102	$468,085	$360,772	$338,069	$370,909	$441,145
Interest expense	103,384	56,429	80,986	40,682	43,509	75,701	161,349
Net interest income	354,257	280,673	387,099	320,090	294,560	295,208	279,796
Net interest income (TE)	358,892	285,072	392,979	326,237	300,115	300,134	285,161
Provision for credit losses	2,720	37,000	37,580	2,000	(3,500)	7,500	19,500
Noninterest income	63,767	63,907	82,235	82,523	89,504	85,185	91,209
Net securities gains in noninterest income	—	68	68	68	863	411	165
Noninterest expense	251,303	210,321	286,398	260,278	242,923	230,926	239,104
Net income	110,753	67,200	102,349	97,137	98,542	95,323	75,820
KEY PERFORMANCE RATIOS
Return on average assets	1.44%	1.03%	1.15%	1.23%	1.36%	1.36%	1.11%
Return on average shareholders’ equity	14.18	9.67	10.94	11.02	11.96	12.53	10.86
Net interest margin	5.10	4.79	4.85	4.45	4.47	4.62	4.52
Average loans to average deposits	78.29	86.22	84.96	81.60	77.72	76.04	80.65
Efficiency ratio	59.46	60.28	60.40	63.69	62.49	60.00	62.09
Allowance for loan losses to loans	1.09	1.41	1.37	0.97	1.22	1.48	1.59
Nonperforming assets to loans plus foreclosed and surplus property	0.80	0.69	1.03	0.46	0.62	0.95	0.77
Allowance for loan losses to non-performing loans	138%	208%	137%	230%	221%	173%	212%

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except share and per share data)

Annualized net charge-offs to average loans	0.39	0.09	0.08	0.19	0.07	0.28	0.21
Average shareholders’ equity to average assets	10.13	10.70	10.51	11.17	11.38	10.84	10.22
Shareholders’ equity to total assets	11.02	10.02	9.51	11.00	10.84	11.28	9.91
Leverage ratio	8.35	8.45	8.21	9.56	10.13	9.76	8.72
COMMON SHARE DATA
Earnings per share
Basic	$1.72	$1.09	$1.65	$1.59	$1.65	$1.59	$1.28
Diluted	1.69	1.07	1.63	1.56	1.63	1.58	1.27
Dividends
Cash dividends per share	$0.81	$0.73	$0.98	$0.89	$0.82	$0.74	$0.69
Dividend payout ratio	47.64%	68.21%	60.26%	56.99%	50.32%	46.50%	53.81%
Book value per share	$16.90	$14.94	$15.17	$14.57	$13.85	$13.32	$12.07

Share and per share data reflect the 3-for-2 stock split effective May 25, 2005.

The net interest margin (TE) is annualized net interest income (TE) as a percent of average earning assets.

Tax-equivalent (TE) amounts are calculated using a marginal federal income tax rate of 35%.

The efficiency ratio is noninterest expense to total net interest (TE) and noninterest income (excluding securities transactions).

Historical and Pro Forma Comparative Per Share Data

The table on the following page shows historical information about Whitney’s and Signature’s respective earnings per share, dividends per share and book value per share, and similar information reflecting the mergers, which we refer to as “pro forma” information, at or for the nine months ended September 30, 2006, and at or for the year ended December 31, 2005. In presenting the comparative pro forma information for the periods shown we assumed that the merger had been completed.

Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Signature will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of Signature’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Signature. The results of operations of Signature will be included in the results of operations of Whitney following the effective time of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Signature at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Signature will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Signature will change the amount of the purchase price allocable to goodwill. Additionally, changes to Signature’s shareholders’ equity, including dividends and net income from October 1, 2006, through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented herein.

The pro forma information is also based on an estimate of the number of Whitney shares that will be issued in connection with the merger. The pro forma Whitney information is presented in terms of an equivalent share of Signature stock by multiplying the Whitney information by an estimate of the relative value of a share of Signature stock to a share of Whitney stock issuable in this merger.

We also anticipate that the merger will provide Whitney with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Whitney would have been had Whitney and Signature been combined during the periods presented.

The information in the following tables is based on historical financial information and related notes for Signature and Whitney. You should read all of the summary financial information we provide in the following tables together with historical financial information and related notes. The historical financial information of Whitney is also incorporated into this document by reference. See “Where You Can Find Additional Information” on page 65 for a description of where you can find this historical information.

Historical and Pro Forma Comparative Per Share Data of Whitney and Signature

	September 30, 2006	December 31, 2005
Whitney
Basic earnings per common share:
Historical	$1.72	$1.65
Pro forma(1)	1.70	1.62
Diluted earnings per common share:
Historical	1.69	1.63
Pro forma(1)	1.67	1.60
Dividends declared on common stock:
Historical	.81	.98
Pro forma(1)	.81	.98
Book value per common share:
Historical	16.90	15.17
Pro forma(1)	17.12	15.43

Signature
Basic earnings per common share:
Historical	$1.26	$1.43
Equivalent pro forma(2)	2.19	2.09
Diluted earnings per common share:
Historical	1.23	1.40
Equivalent pro forma(2)	2.15	2.06
Dividends declared on common stock:
Historical	—	—
Equivalent pro forma(2)	1.04	1.26
Book value per common share:
Historical	14.92	12.78
Equivalent pro forma(2)	22.08	19.90

(1)	Assumes 988,512 Whitney shares issued for 51% of the total merger consideration. This is calculated using an estimated 1,502,526 of Signature common stock outstanding at the effective date of the merger and the closing price of Whitney common stock on January 25, 2007 of $31.81.

(2)	Assumes a relative value of Signature stock to Whitney stock of 1.290. This is calculated using the merger consideration of $41.04 per share of Signature common stock and the closing price of Whitney common stock on January 25, 2007 of $31.81.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement-prospectus, including the matters addressed under the heading “A Warning about Forward-Looking Statements.” you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement. We believe that the risks set forth in this proxy statement-prospectus represent all of the known material risks that you should consider in making a decision as to whether to vote to adopt and approve the merger agreement.

You may not receive the form of merger consideration that you elect.

The merger agreement contains proration provisions that are designed to ensure that the amount of cash paid for Signature common stock and options cannot exceed 49% of the aggregate purchase price. In other words, less than 49% of the outstanding shares of common stock of Signature can be exchanged for cash. If you elect to receive cash for all of your Signature common stock and the available cash is oversubscribed, then you will receive a portion of your elected merger consideration in shares of Whitney common stock. See “The Merger Agreement — What You Will Receive in the Merger” and “Material Federal Income Tax Consequences of the Merger.”

If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the exact form of merger consideration you elected, including the possible recognition of taxable gain or loss to the extent cash is received. You should consult with your tax advisor prior to voting for the merger and, if the merger is approved, prior to making an election to receive cash and/or Whitney common stock in exchange for your Signature common stock.

Because the market price of Whitney common stock may fluctuate, you cannot be sure of the number of shares of Whitney common stock that you will receive as stock consideration in the merger.

Upon completion of the merger, the issued and outstanding shares of Signature common stock will be converted into the right to receive cash, shares of Whitney common stock or a combination of cash and shares of Whitney common stock. If you receive a portion of the merger consideration in the form of shares of Whitney common stock, the number of shares of that portion of the merger consideration will vary based on the trading price of Whitney common stock, which may differ from the price of Whitney common stock on the date the merger was announced, on the date that this document is mailed to Signature shareholders and on the date of the meeting of Signature shareholders.

Stock price changes may result from a variety of factors, including, without limitation, general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in Whitney’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Whitney’s control. Accordingly, at the time of the meeting, a Signature shareholder may not necessarily know or be able to calculate the exact number of shares of Whitney common stock the shareholder would receive upon completion of the merger. The value of the shares of Whitney common stock received by a Signature shareholder may decline immediately after, including as a result of, the completion of the merger.

The total merger consideration to be paid to Signature shareholders will be adjusted if the amount of the expenses incurred as a result of the merger exceeds the amount provided for in the merger agreement.

The merger agreement provides that the total consideration to be received by Signature shareholders will be reduced by a pro rata portion of any merger expenses (including attorneys’, accountants’ and other consultants’ fees and expenses, but excluding fees payable to Hovde Financial) incurred by Signature in excess of $250,000. The estimated pro rata portion of any merger expenses to be incurred by Signature is $200,000, and, therefore, we do not expect the total merger consideration will be adjusted. See “The Merger Agreement — What You Will Receive in the Merger.”

Combining the two companies may be more difficult, costly or time-consuming than we expect.

Whitney and Signature have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If we have difficulties with the integration process, we might not achieve the economic benefits we expect to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of either bank and move their business to other financial institutions.

The loss of key personnel may adversely affect Whitney.

After the closing of the merger, Whitney expects to integrate Signature’s business into its own. The integration process and Whitney’s ability to successfully conduct Signature’s business after the merger will require the experience and expertise of key employees of Signature. Therefore, the ability to successfully integrate Signature’s operations with those of Whitney, as well as the future success of the combined company’s operations, will depend, in part, on Whitney’s ability to retain key employees of Signature following the merger. Although Whitney has entered into restrictive covenant agreements with several key employees of Signature, Whitney may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. Although we do not have any reason to believe any of these employees will cease to be employed by Whitney, the loss of such employees could adversely affect Whitney’s ability to successfully conduct its business in the markets in which Signature now operates, which could have an adverse effect on Whitney’s financial results.

The market price of Whitney common stock after the merger may be affected by factors different from those affecting Signature common stock or Whitney common stock currently.

The businesses and market areas of Whitney and Signature differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Whitney or Signature. For a discussion of the businesses of Whitney and Signature and of certain factors to consider in connection with those businesses, see “Information About Whitney” and the documents that Whitney has filed with the SEC that are incorporated by reference in this proxy statement-prospectus and “Information About Signature.”

The merger agreement limits Signature’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Signature’s ability to discuss competing third-party proposals to acquire all or a significant part of Signature or Signature Bank. In addition, Signature has agreed to pay Whitney a fee of $3.1 million if the transaction is terminated because Signature decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Signature from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Signature than it might otherwise have proposed to pay.

Certain directors and executive officers of Signature have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of Signature have interests in the merger other than their interests as shareholders. The board of directors of Signature was aware of these interests at the time it approved the merger. These interests may cause Signature’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Interests of Certain Persons in the Merger.”

Whitney’s anti-takeover provisions may make it more difficult for takeover attempts that have not been approved by Whitney’s board of directors.

Whitney’s articles of incorporation include anti-takeover provisions, such as supermajority vote and quorum requirements, which may make takeover attempts and other acquisitions of interests in Whitney that have not been approved by Whitney’s board of directors more difficult. These provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. Whitney is also subject to certain fair price protection and control share acquisition provisions under Louisiana law. See “Certain Differences in Rights of Shareholders.”

Hurricanes or other adverse weather events could negatively affect Whitney’s local economies or disrupt Whitney’s operations, which could have an adverse effect on Whitney’s business or results of operations.

Whitney’s market areas in Louisiana, Texas, Mississippi, Alabama, and Florida and Signature’s market area in Florida are susceptible to hurricanes and tropical storms. Such weather events can disrupt operations, result in damage to Whitney’s properties and negatively affect the local economies in which we operate. In August and September of 2005, Hurricanes Katrina and Rita struck the Gulf Coast of Louisiana, Mississippi, Alabama and Texas and caused substantial damage to residential and commercial properties in Whitney’s market areas, including damage to Whitney’s main office. Whitney cannot predict to what extent damage that may be caused by future hurricanes will affect Whitney’s operations or the economies in Whitney’s market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing its loans and an increase in the delinquencies, foreclosures or loan losses. Whitney’s business or results of operations may be adversely affected by these and other negative effects of hurricanes or tropical storms.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are based on management’s beliefs, assumptions, current expectations, estimates and projections about Whitney and Signature, their strategies and future plans, the financial services industry and the economy in general. Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements often contain words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or other words or expressions of similar meaning.

The ability of Whitney and Signature to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Whitney and Signature believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from those expressed in these forward-looking statements include those discussed in Whitney’s filings with the SEC and discussed under “Risk Factors” in this proxy statement-prospectus. Additional factors include, but are not limited to, the following:

•	The costs of integrating Whitney’s and Signature’s operations, which may be greater than Whitney expects;

•	Potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings;

•	Changes in interest rates that affect the pricing of Whitney’s financial products, the demand for its financial services and the valuation of its financial assets and liabilities;

•	The actual pace and magnitude of economic recovery in the regions impacted by hurricanes that struck portions of Whitney’s service area compared to management’s current views on such recovery;

•	Changes in economic and business conditions, including those caused by future natural disasters or by acts of war or terrorism, that directly or indirectly affect the financial health of Whitney’s customer base;

•	Whitney’s ability to effectively and efficiently expand into new markets;

•	The cost and other effects of material contingencies, including litigation contingencies and insurance recoveries; and

•	Whitney’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

You are cautioned not to place undue reliance on these statements. Whitney and Signature do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

THE SIGNATURE

SPECIAL SHAREHOLDERS MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of Signature is soliciting your proxy for the special meeting to be held on February 28, 2007 at Signature Bank, 2172 Tyrone Boulevard, Saint Petersburg, Florida 33710 at 4:00 p.m. eastern time. Each copy of this proxy statement-prospectus mailed to holders of Signature common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement; and

•	any other matters that are properly brought before the meeting, or any adjournments or postponements of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the special meeting is January 26, 2007. Signature shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of January 26, 2007, there were 1,502,526 shares of Signature common stock issued and outstanding and entitled to vote at the meeting, held by approximately 350 holders of record. Each share of Signature common stock outstanding on January 26, 2007 entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

The presence, in person or by proxy, of a majority of the shares of Signature common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Signature common stock.

As of the record date for the meeting, Signature’s directors beneficially owned approximately 620,789 shares, or approximately 41%, of the outstanding shares of Signature common stock. These individuals have agreed with Whitney that they will vote their stock in favor of the merger agreement and that they will receive Whitney common stock as the consideration for their shares of Signature common stock.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to Signature’s Secretary prior to the date of the meeting revoking your proxy; or

•	submitting to Signature’s Secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. Signature’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If a shareholder holds shares of Signature in a broker’s name (sometimes called “street name” or “nominee name”), then the shareholder must provide voting instructions to the broker. If the shareholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker nonvote is the same as a vote against the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted as votes for or against such matter or as abstentions on such matter.

Signature will bear the cost of soliciting proxies from its shareholders, except that Whitney will bear all expenses for printing and mailing this proxy statement-prospectus. Signature will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of Signature may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. Signature will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

Appraisal Rights

Signature shareholders have appraisal rights with respect to the merger under Florida law. Shareholders who wish to assert their appraisal rights and comply with the procedural requirements of Sections 1301-1333 of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. For more information regarding the exercise of these rights, see “Appraisal Rights.”

Recommendation of the Board of Directors of Signature

Signature’s board of directors has unanimously adopted the merger agreement and believes that the merger is fair to and in the best interests of Signature and its shareholders. Signature’s board unanimously recommends that Signature shareholders vote FOR approval of the merger agreement. In making their recommendation to shareholders, Signature’s directors considered, among other things, the fairness opinions of Hovde Financial, which conclude that the terms of the merger are fair to Signature shareholders from a financial point of view. See “The Merger — Background of the Merger” and “The Merger — Opinion of Hovde Financial LLC” below.

THE MERGER

This section of the proxy statement-prospectus describes certain material information about the merger. We urge you to carefully read this entire document, including the merger agreement and the opinion of Hovde Financial, Signature’s financial advisor, which are attached as appendices to this document for a more complete understanding of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Hovde Financial.

General

Whitney’s and Signature’s boards of directors have approved and adopted the merger agreement, including the plan of merger contained therein. The merger agreement provides for combining the companies through the merger of Signature into Whitney.

If the shareholders of Signature approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Whitney will acquire Signature pursuant to the merger of Signature with and into Whitney. Whitney will exchange cash and shares of Whitney common stock, plus cash instead of any fractional share, for each outstanding share of Signature common stock as to which appraisal rights have not been exercised and perfected (other than treasury shares and shares held by Whitney or Signature or their subsidiaries, all of which will be cancelled in the merger and no longer outstanding). Each share of Whitney common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding and unchanged as a result of the merger.

See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Since the opening of Signature Bank in 1999 the board of directors has periodically met to discuss the implementation of strategic plans and the means by which franchise value could be enhanced. In February 2004, Signature Bank formed Signature Financial Holdings, Inc., or Signature, as its parent company with the goal of fully utilizing its capital and maximizing shareholder value.

After formation of Signature, Signature’s board of directors periodically explored and assessed strategic options with the goal of maximizing shareholder value. These discussions have included accelerating branch openings and a possible sale of Signature to a larger regional or national financial institution. Signature’s management has met regularly with experts in the financial services market and has attended various conferences to gain a better understanding of fully utilizing capital and strategically creating shareholder value.

As a result of these meetings with consultants and attendance at industry conferences, early in 2000, Signature’s management set a goal of aggressive branch expansion in South Pinellas County, Florida as quickly as capital and assets were available. It was Signature’s belief that establishing a footprint of well placed branches in South Pinellas County, Florida was the best strategy to enhance shareholder value.

In the fall of 2004, Signature’s executive officers were approached by representatives of Hovde Financial LLC, or Hovde, concerning the potential sale of Signature to a larger financial institution. On October 4, 2004, representatives of Hovde met with Signature’s board of directors in executive session for a broad overview of the financial institutions market and potential acquirers. The Hovde representatives reviewed reasons why Signature may want to consider a potential sale. Signature’s board of directors reviewed the information presented by Hovde and additional supplemental information prepared by Signature’s management.

Signature’s board of directors formally engaged Hovde on January 12, 2005 to discretely solicit offers from a limited number of interested parties. Signature’s board of directors elected to engage Hovde as its financial advisor based upon Hovde’s extensive merger advisory experience and other significant qualifications in the southeastern United States. Hovde had detailed knowledge of Signature, was extremely familiar with Florida banking transactions and had significant knowledge of potential partners for a merger or sale of Signature. The decision to engage Hovde was not the result of recent hurricane activity in the area.

Hovde obtained detailed reports regarding Signature including: company history, markets, management, past and current financial performance, projected financial performance, business plan, asset quality and branch locations. Signature’s management assisted Hovde in compiling a confidential information memorandum on Signature to be used by Hovde to solicit potential strategic partners.

In February, 2005 Hovde received two non-binding preliminary indications of interest relating to the acquisition of Signature, one of which was from Whitney.

As a result of these solicitations by Hovde and follow up discussions, Whitney presented a formal written offer which was received on February 24, 2005 for aggregate consideration of approximately $40,000,000 in a tax free transaction including a combination of cash and Whitney common stock. On March 3, 2005, David P. Feaster, Signature’s chief executive officer, met with John C. Hope III, an executive vice president of Whitney, and R. King Milling, president of Whitney, to discuss the proposed terms of a merger.

On March 9, 2005 Signature’s board of directors met in executive session to discuss this offer from Whitney. The Hovde representatives reviewed reasons why Signature might want to consider a potential merger with Whitney. Signature’s board of directors reviewed the information presented by Hovde and additional information prepared by Signature’s management. Signature’s board of directors determined that it was not appropriate for Signature to merge with a larger institution at that time. Signature’s board of directors thought that there was more value to be received in the future by continuing its initial strategic objective of aggressive branch expansion and growth in the South Pinellas County, Florida market with the effect of augmented earnings.

In early August of 2005, Hovde representatives met with Signature’s management to discuss Signature’s capital needs and strategies. In September 2005, Signature obtained a $4 million loan from a correspondent bank to be used to make capital contributions to Signature Bank as needed. This loan was perceived to be a temporary measure and the loan was paid off with the proceeds of the 2006 stock offerings.

In December 2005, Signature’s board of directors decided to raise additional capital in 2006 through the sale of Signature’s common stock. During the months of April 2006 through July 2006, Signature offered and sold 225,000 shares of its common stock at $20.00 per share to its shareholders, officers, directors and employees. Signature’s officers and directors acquired 108,429 of these shares at $20.00 per share, totaling $2,168,580. In August 2006, based on a previous Signature commitment, Signature sold an additional 2,500 shares of common stock to four outside investors at a price of $22.00 per share. Interim capital needs, driven by Signature’s continued growth, were also fulfilled via short-term loans to supplement federally mandated capital requirements.

On June 2, 2006, Mr. Feaster had a follow-up meeting with representatives of Hovde to discuss the environment for a possible transaction and its value to Signature shareholders. On June 22, 2006 Mr. Feaster and John C. Hope III met and updated each other on the strategic direction, goals and objectives of their respective financial institutions. On July 6, 2006 Mr. Feaster met with Francis I. (“Rip”) DuPont, III, the former chief executive officer of First National Bancshares, Inc. and 1st National Bank & Trust, to discuss his views and the objectives and results of his institution’s recent merger with Whitney. At the time of this meeting with Mr. Feaster, Mr. Dupont was a senior vice president and Tampa Bay Area President of Whitney National Bank. Mr. Feaster received positive feedback and reinforcement from Mr. DuPont at this meeting as to the favorable impact of the merger with Whitney upon the shareholders, employees and customers of 1st National Bank & Trust.

In July 2006, in order to increase available capital, Signature’s board of directors unanimously voted to accelerate the vesting of 88,500 director stock options with a weighted average exercise price of $11.34. In August 2006, Signature’s board of directors exercised these options, which generated $1,005,750 of additional capital for Signature. The exercise of the stock options by the directors was voluntary. Although there is no established trading market for shares of Signatures common stock, the last sales price for a share of Signature common stock was $22.00 on August 28, 2006, which represents the price set by management for the latest stock offering. All of the fund raising measures to increase capital that were implemented by Signature’s board of directors were in the normal course of business consistent with Signature’s growth and expansion strategies and did not have an effect on the decision to merge with Whitney.

On July 19, 2006 at the request of Signature’s chairwoman, Beth A. Houghton, Signature’s board of directors met in an executive session with representatives of Hovde. Hovde provided advice regarding the value of Signature and potential acquirors. The Hovde representatives also discussed and updated Signature’s board of directors on the overall market and value for financial institutions. At this meeting the Hovde representatives were excused and Signature’s board of directors discussed the need for and timing of future capital needs as well as the current market for Florida financial institutions. Members of Signature’s board of directors were aware, based in part on their conversations with representatives from Hovde, that financial institutions in Florida were being acquired for prices equal to substantial multiples of earnings and book value. At this meeting Signature’s board of directors engaged Hovde to seek a potential merger partner for Signature.

On July 28, 2006 Signature retained Hovde to assist Signature in soliciting a transaction for the sale of Signature with a limited number of parties with a value between $60 and $65 million. Signature’s board of directors believed that limiting the number of potential bidders was appropriate due to the sensitive nature of soliciting a sale of Signature and to avoid potential customer and employee disruption, which could result from a general solicitation.

Hovde facilitated an offer letter from William L. Marks, the chairman and chief executive officer of Whitney, dated August 16, 2006 to Beth A. Haughton, Signature’s chairwoman. This offer had a transaction value of $61,670,526.75. The combination of cash and/or Whitney common stock may be in any combination desired by Signature that results in a combination including at least 51% Whitney common stock. The offer was subject to appropriate due diligence, the negotiation of a definitive agreement including customary non-compete agreements with key individuals, the approval of the definitive agreement by the respective boards of directors of Signature and Whitney and the approval of Signature shareholders and the consents of appropriate regulatory authorities. The offer further contemplated that Signature would not solicit or consider other offers unless Signature and Whitney were unable to reach an agreement.

On August 18, 2006 Ms. Houghton responded to Mr. Marks’ offer letter and indicated her intent to recommend to Signature’s board of directors that it accept the offer from Whitney and agreement to the other terms and conditions contained in his offer letter. On August 23, 2006, in executive session Signature’s board of directors voted to accept the Whitney general offer subject to negotiation of additional terms deemed material.

Signature’s board of directors did not solicit additional bids from the institutions that had been identified as potential acquirers in 2004 and 2006, because the responses to recent inquiries received by Hovde from these other institutions indicated that they were not willing to meet or exceed the Whitney offer. Furthermore, Whitney had acquired other community banks in the Tampa Bay, Florida area, and management of the other institutions that were acquired by Whitney had favorable feedback regarding their customers and employees ongoing relations with Whitney. Signature’s board of directors further noted that the price Whitney ultimately offered represented one of the higher priced deals in the Tampa Bay, Florida region for a community bank. These factors, coupled with the quality and liquidity of Whitney’s common stock, including its history of paying dividends, caused Signature board’s to conclude that a merger with Whitney was also in the best interest of its shareholders, customers and employees and led to its decision to accept the Whitney offer.

On August 28, 2006, at the request of Norris Counts, one of Signature’s directors, Mr. Feaster and Robert Willis, an outside Signature director, met with Mr. Michael T. Cronin, a partner at Johnson, Pope, Bokor, Ruppel & Burns, LLP, Clearwater, Florida (“Johnson Pope”). As a result of this meeting, on August 30, 2006 Mr. Feaster recommended and Signature’s Board retained Johnson Pope as its counsel to represent Signature in the transaction with Whitney.

From September 5 through September 8, 2006 Whitney conducted an onsite confidential due diligence examination of Signature.

During the time period of September 1, 2006 through September 14, 2006, Signature, Whitney, Hovde and their respective counsel, negotiated the terms and conditions of a Detailed Transaction Term Sheet. The Detailed Transaction Term Sheet set forth the material business issues as follows:

•	An agreed upon value of approximately $61.7 million with no purchase price adjustment for restrictive covenant payments, stock option cash outs, change of control payments, and employee bonuses.

•	A fixed merger consideration price without high or low collars.

•	All directors of Signature would agree to accept Whitney shares, representing approximately 41% of the outstanding Signature shares.

•	All non-director Signature shareholders would have the right to elect all Whitney stock, all cash, or 49% cash and 51% Whitney stock, in exchange for their Signature shares.

•	Signature shareholders who elect to receive Whitney shares would have the right to receive a dividend that was equivalent to Whitney’s first quarter 2007 dividend if the closing does not occur before the record date of Whitney’s first quarter dividends.

•	Signature directors would execute restrictive covenant and support agreements for a term of 24 months from closing for a monthly payment of $3,000.

•	Signature’s board of directors agreed to solicit the affirmative vote of more than 75% of the outstanding shares of Signature entitled to vote, excluding the shares held directly or indirectly by Mr. Feaster, to approve certain change in control payments and other benefits accruing to Mr. Feaster as a result of the merger so that none of such payments or benefits will be considered “parachute payments” under the Internal Revenue Code and Treasury Regulations promulgated thereunder. Signature’s shareholder approval of Mr. Feaster’s equity arrangements is independent, separate and not conditioned upon shareholder approval of the merger with Whitney.

From approximately September 20, 2006 through October 4, 2006, Signature, Whitney and their respective counsel, negotiated the terms of the merger agreement. During this timeframe, Whitney concluded their due diligence investigation, and Signature finalized the disclosure schedules to the merger agreement. In addition, the final terms and conditions of ancillary agreements in connection with the merger, including agreements and understandings with Mr. Feaster, the support agreements for directors, protective covenant agreements with key employees, and the affiliate agreements were finalized.

On September 27, 2006, Signature’s board of directors formally met to review the merger agreement and other related documents. Counsel from Johnson, Pope was present and participated at this meeting. Counsel from Johnson, Pope reviewed the fiduciary duties and responsibilities of Signature’s board of directors in connection with the proposed transaction. Counsel from Johnson, Pope reviewed the terms of the merger agreement with Signature’s board of directors. At this meeting the board of directors authorized soliciting the approval of Signature’s shareholders relating to any compensation arrangements (including employment agreements, supplemental executive retirement plan and acceleration of stock options) payable to Mr. Feaster in connection with the Whitney merger so that they would not be considered a “parachute payment” under the Internal Revenue Code and Treasury Regulations promulgated thereunder. At the conclusion of the meeting, Signature’s board of directors adopted a number of resolutions including authorizing Mr. Feaster and Mr. Ruppel to continue negotiating the final terms of the merger agreement with Whitney.

On October 4, 2006, the board of directors of Signature held a special meeting to formally approve the merger agreement and related documents. All of the directors of Signature participated in the meeting. At this meeting, representatives of Hovde participated telephonically. The Hovde representatives reviewed in detail the terms and conditions of the merger agreement with Whitney, a comparison of the consideration offered to Signature shareholders in the transaction with Whitney relative to other transactions in Florida and the southeastern United States, and various analyses on the financial implications of the transaction. Hovde representatives also provided information about Whitney to Signature’s board of directors. At the conclusion of their presentation, the Hovde representatives presented Hovde’s written opinion confirming to the board of directors its belief that, as of that date, the transaction with Whitney was fair to Signature’s shareholders from a financial point of view. The board of directors of Signature is not aware of nor did it identify any analysis, facts or circumstances that would not support Hovde’s fairness determination. Signature’s board of directors found Hovde’s fairness determination to be consistent with Signature’s board of directors’ own findings and conclusions that the merger with Whitney was fair to Signature’s shareholders from a financial point of view.

Counsel from Johnson, Pope reviewed the final provisions and terms of the merger agreement with members of the board of directors. Hovde and Johnson, Pope representatives answered questions from members of the board of directors concerning the transaction with Whitney. After a thorough discussion and consideration of the factors discussed below under “Reasons for the Merger,” Signature’s board of directors unanimously adopted resolutions authorizing Mr. Feaster to enter into the merger agreement and take other actions necessary to consummate the proposed transaction with Whitney. Each of the directors also entered into support agreements, where each of them agreed to vote shares owned or controlled by them in favor of the transaction. The merger agreement was executed by Signature and Whitney later that evening. The transaction was announced on the morning of October 5, 2006 through a press release by Whitney.

On October 5, 2006, Beth Houghton, chairwoman for Signature, sent a letter to all Signature shareholders announcing execution of the merger agreement with Whitney. On October 12, 2006, Signature commenced a consent solicitation to approve certain change in control payments and other benefits accruing to Mr. Feaster as a result of a “change in control” transaction so that none of such payments or benefits will be considered “parachute payments” under the Internal Revenue Code and Treasury Regulations promulgated thereunder. As of November 6, 2006, when the voting closed, in excess of 95% of the Signature shares entitled to vote approved the change in control payments and other benefits accruing to Mr. Feaster as described in the consent solicitation.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Whitney’s and Signature’s representatives. Whitney’s and Signature’s boards of directors also considered many factors in determining the consideration Signature shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of Whitney, Whitney National Bank, Signature and Signature Bank; and

•	the market price and historical earnings per share of Whitney common stock and Signature common stock.

Whitney

Whitney’s business strategy includes expansion along the Gulf Coast of Florida to enhance Whitney’s presence throughout the region. Whitney’s management identified Signature as an institution that fit well within this strategy. Signature Bank’s locations in the Saint Petersburg, Florida area will allow Whitney to expand its presence in that market, which Whitney believes to be one of the more attractive growth markets in Florida.

In deciding to pursue an acquisition of Signature, Whitney’s management, Whitney’s board of directors and the executive committee of Whitney’s board of directors noted, among other things, the following:

•	Signature Bank’s deposit base and branch network in the Saint Petersburg, Florida metropolitan statistical area (MSA);

•	Signature Bank’s asset quality;

•	the desirability of the merger over expansion through de novo branching; and

•	the complementary nature of Whitney’s and Signature’s business, management and employee cultures and the geographic location of Signature.

Signature

On September 27, 2006 and October 4, 2006, Signature’s board of directors voted unanimously to approve and adopt the merger agreement. The board believes that the merger and the terms of the merger agreement are fair and in the best interests of all shareholders of Signature and unanimously recommends that each shareholder vote to approve the proposed merger.

In reaching its decision to adopt and recommend the approval of the merger agreement, Signature’s board of directors considered a number of positive factors, including, but not limited to, the following:

•	the value of the consideration to be received by Signature’s shareholders relative to the book value and earnings per share of Signature common stock;

•	information concerning Whitney’s financial condition, results of operations and business prospects and the performance of Whitney’s common stock on both a historical and prospective basis, the strategic fit between the parties and the nature and compatibility of the management and business philosophies of Signature and Whitney;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Whitney;

•	the opinion of Hovde Financial that the consideration to be received by Signature shareholders in the merger is fair from a financial point of view;

•	the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Signature’s customers, employees, service providers and suppliers;

•	the average daily trading volume of shares of Whitney common stock;

•	the fact that the merger will enable Signature’s shareholders to exchange their relatively illiquid shares of Signature common stock for the shares of a regional bank holding company, the stock of which is widely held and actively traded, and that the acquisition of Whitney common stock by Signature’s shareholders will be tax-free to shareholders;

•	the expanded range of banking services that the merger will allow Signature to provide its customers; and

•	the competitive and regulatory environment for financial institutions generally.

The negative factors considered by Signature’s directors in approving the terms of the merger included:

•	the alternatives to the merger, including remaining an independent institution;

•	the effects that a merger with a larger institution, such as Whitney, would have on customer relationships; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

Notwithstanding such negative factors, Signature’s directors unanimously believe that the benefits to Signature and its shareholders substantially outweigh the potential negative factors and that the merger with Whitney is in the best interests of Signature and its shareholders.

The foregoing discussion of the information and factors considered is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Individual directors may have given differing weights to the specific factors considered in reaching the foregoing determinations and recommendations, and individual directors may have given different weights to different factors.

Each member of Signature’s board of directors has executed a support agreement with Whitney to vote their Signature shares of common stock in favor of the merger and has subsequently indicated that he or she intends to vote his or her shares of Signature in favor of the merger.

Signature’s board of directors unanimously recommends that Signature shareholders vote for the proposal to approve the merger agreement.

Opinion of Hovde Financial LLC

On September 27, 2006, Hovde Financial delivered to the board of directors of Signature its written opinion that, based upon and subject to the various considerations set forth in the opinion, the total transaction consideration to be paid to the shareholders of Signature is fair from a financial point of view as of such date. In requesting Hovde Financial’s advice and opinion, no limitations were imposed by Signature upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the fairness opinion of Hovde Financial, dated September 27, 2006, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. Signature shareholders are urged to, and should, read the fairness opinion carefully and in its entirety.

Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Signature’s board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Signature regarding the merger, including the fairness opinion and financial advisory services provided to Signature. As of the date of the fairness opinion, that fee would have been approximately $940,000, and Hovde Financial will receive substantially all of that fee upon the close of the transaction. In addition, during 2005 and 2006, Signature paid Hovde a total of $8,151 for its services.

Hovde Financial’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute recommendations to any Signature shareholder as to how the shareholder should vote at the Signature shareholder meeting. This summary of the opinion of Hovde Financial is qualified in its entirety by reference to the full text of the fairness opinion attached as Appendix B.

Analyses for Issuance of Initial Fairness Opinion

The following is a summary of the analyses performed by Hovde Financial in connection with the issuance of its fairness opinion. Certain of these analyses were confirmed in a presentation to the Signature board by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the Signature board, but it does summarize all of the material analyses performed and presented by Hovde Financial.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Signature board and its fairness opinion.

In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Signature and Whitney. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial’s analysis of the fairness of the transaction consideration, from a financial point of view, to Signature shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial’s opinion does not address the relative merits of the merger as compared to any other business combination in which Signature might engage. In addition, as described above, Hovde Financial’s opinion to the Signature board was one of many factors taken into consideration by the Signature board in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of Signature and Whitney and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement and all attachments thereto;

•	certain historical publicly available business and financial and operating data concerning Signature;

•	certain financial projections prepared by the management of Signature;

•	historical market prices and trading volumes for Whitney common stock;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that were considered relevant;

•	the pro forma ownership of Whitney common stock by Signature’s shareholders relative to the pro forma contribution of Signature’s assets, liabilities, equity and earnings to the combined company; and

•	such other factors as Hovde Financial deemed appropriate.

Hovde Financial conducted meetings and had discussions with members of senior management of Signature for purposes of reviewing the future prospects of Signature. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by Signature were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Signature as to the future financial performance of Signature. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Signature or Whitney. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Signature and Whitney made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

Analysis of Selected Mergers

As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included banks in the Southeast United States that had total assets between $200 million and

$500 million that have sold since January 1, 2004 (the Southeast Merger Group). This Southeast Merger Group consisted of the following 24 transactions:

Buyer	Seller

United Community Banks Inc. (GA)	Southern Bancorp Inc. (GA)
Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
PrivateBancorp Inc. (IL)	Piedmont Bancshares Inc. (GA)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
First Charter Corp. (NC)	GBC Bancorp Inc (GA)
Security Bank Corp. (GA)	Homestead Bank (GA)
Riverside Banking Company (FL)	First Cmmty Bank Holding Corp. (FL)
Banc Corp. (AL)	Kensington Bankshares Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Big Lake Financial Corporation (FL)
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
Security Bank Corp. (GA)	Rivoli Bancorp Inc. (GA)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
Capital City Bank Group Inc. (FL)	Farmers & Merchants Bank (GA)
Peoples Holding Co. (MS)	Renasant Bancshares Inc. (TN)

Hovde Financial also reviewed comparable mergers announced since January 1, 2004, involving banks headquartered in Florida in which the total assets of the seller were between $200 million and $1 billion (the “Florida Merger Group”). This Florida Merger Group consisted of the following 18 transactions:

Buyer	Seller

Park National Corp. (OH)	Vision Bancshares Inc. (FL)
Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
Riverside Banking Company (FL)	First Cmmty Bank Holding Corp. (FL)
Banc Corp. (AL)	Kensington Bankshares Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Big Lake Financial Corporation (FL)
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)

Buyer	Seller

Popular Inc. (PR)	Kislak Financial Corp. (FL)
South Financial Group Inc. (SC)	Florida Banks Inc. (FL)
South Financial Group Inc. (SC)	CNB Florida Bancshares Inc. (FL)

Hovde Financial also reviewed comparable mergers involving banks and thrifts headquartered in Florida announced since January 1, 2003 (the “West Coast of Florida Merger Group”). This West Coast of Florida Merger Group consisted of the following 14 transactions:

Buyer	Seller

Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
Republic Bancorp Inc. (KY)	GulfStream Community Bank (FL)
Mercantile Bancorp Inc. (IL)	Royal Palm Bancorp Inc. (FL)
Dickinson Financial Corp. II (MO)	Southern Commerce Bank (FL)
NBC Capital Corp. (MS)	SunCoast Bancorp Inc. (FL)
Banc Corp. (AL)	Kensington Bankshares Inc. (FL)
Stark Bk Group LTD. (IA)	Pelican Financial Inc. (MI)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
First Busey Corp. (IL)	Tarpon Coast Bancorp (FL)
First Natl Bkshs of FL (FL)	First Bradenton Bank (FL)
Whitney Holding Corp. (LA)	Madison Bancshares Inc. (FL)
Synovus Financial Corp. (GA)	Peoples Florida Banking Corp (FL)
Colonial BancGroup Inc. (AL)	Sarasota Bancorp. (FL)

Hovde Financial calculated the averages of the following relevant transaction ratios in the Southeast Merger Group, the Florida Merger Group, and the West Coast of Florida Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $62.4 million ($46.0 million in consideration in the form of Whitney’s stock, $15.3 million in cash, $330,200 in consideration representing the in-the-money value of Signature’s stock options, and $757,500 in consideration representing the in-the-money value of Signature’s stock options that were cashed-out through Signature’s equity). In calculating the multiples for the merger, Hovde Financial used Signature’s earnings per share for the 12 months ended June 30, 2006, and Signature’s tangible book value per share, total assets, and total core deposits as of June 30, 2006. The results of this analysis are as follows:

	Offer Value to
			12 Months	Ratio of
		Tangible	Preceding	Tangible Book
	Total	Book Value	Earnings	Value Premium to
	Assets(%)	per Share(x)	per Share(x)	Core Deposits(%)

Signature Financial Holdings, Inc.	24.2	3.15	34.1	27.4
Southeast Merger Group average	24.1	3.06	25.0	25.2
Florida Merger Group average	23.7	3.22	26.7	25.9
West Coast of Florida Merger Group average	26.2	3.03	27.2	27.3

Discounted Cash Flow Analysis

Hovde Financial estimated the present value of all shares of Signature common stock by estimating the value of Signature’s estimated future earnings stream beginning in 2006. Reflecting Signature’s internal projections and Hovde Financial estimates, Hovde Financial made certain assumptions for net income in 2006, 2007, 2008, 2009, and 2010. The present value of these earnings was calculated based on a range of discount rates of 10.0%, 11.0%, 12.0%, 13.0% and 14%. In order to derive the terminal value of Signature beyond 2010, Hovde Financial assumed a terminal value based on a multiple of between 2.38x and 2.78x applied to tangible equity in 2010. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Signature common stock. This analysis and its underlying assumptions yielded a range of aggregate values for Signature stock of approximately $51.4 million (at a 14.0% discount rate and a 2.38x terminal multiple) to $70.4 million (at a 10.0% discount rate and a 2.78x terminal multiple). The average value of the range was $60.3 million (at a 12.0% discount rate and a 2.58x terminal multiple) compared to total aggregate merger consideration of $62.4 million.

Comparable Company Analysis

Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Whitney with the following publicly traded banking institutions in the southern United States with assets as of June 30, 2006 between $3 billion and $20 billion:

Company Name	Assets ($mm)

Alabama National BanCorporation (AL)	6,794,456
BancorpSouth, Inc. (MS)	11,832,245
Cullen/Frost Bankers, Inc. (TX)	11,402,813
First Charter Corporation (NC)	4,363,274
First Citizens BancShares, Inc. (NC)	15,526,492
Hancock Holding Company (MS)	6,155,192
International Bancshares Corporation (TX)	10,649,121
Prosperity Bancshares, Inc. (TX)	4,531,951
South Financial Group, Inc. (SC)	14,077,083
Sterling Bancshares, Inc. (TX)	3,789,920
Texas Capital Bancshares, Inc. (TX)	3,412,480
Trustmark Corporation (MS)	8,234,588
United Community Banks, Inc. (GA)	6,331,136

Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of June 30, 2006 and, where relevant, closing stock market information as of September 22, 2006. Selected market information for Whitney and the group of comparable companies that was analyzed is provided below.

				Price/		Mkt.
	Stock	Price/	Price/	LTM	Div.	Cap	Inside
	Price	TBV(%)	Book (%)	EPS(x)	Yield(%)	($bn)	Ownership(%)

Whitney Holding Corporation	$35.23	308.3	216.0	18.94	3.07	2.32	8.4
Comparable Company Average	NM	324.0	225.8	20.25	1.87	1.58	15.6

Hovde Financial also compared the financial performance and stock market valuation of Whitney with the following publicly traded banking institutions in the greater United States with assets as of June 30, 2006 between $5 billion and $15 billion:

Company Name	Assets ($mm)

Alabama National BanCorporation (AL)	6,794,456
BancorpSouth, Inc. (MS)	11,832,245
Chittenden Corporation (VT)	6,460,615
Citizens Banking Corporation (MI)	7,814,170

Company Name	Assets ($mm)

CVB Financial Corp. (CA)	5,952,419
F.N.B. Corporation (PA)	6,072,739
First Midwest Bancorp, Inc. (IL)	8,692,828
FirstMerit Corporation (OH)	10,254,773
Fremont General Corporation (CA)	12,888,388
Fulton Financial Corporation (PA)	14,561,545
Greater Bay Bancorp (CA)	7,369,654
Hancock Holding Company (MS)	6,155,192
International Bancshares Corporation (TX)	10,649,121
Investors Financial Services Corp. (MA)	12,367,469
MB Financial, Inc. (IL)	5,908,883
National Penn Bancshares, Inc. (PA)	5,225,420
Provident Bankshares Corporation (MD)	6,409,226
SVB Financial Group (CA)	5,471,651
Trustmark Corporation (MS)	8,234,588
UCBH Holdings, Inc. (CA)	8,291,093
Umpqua Holdings Corporation (OR)	7,179,943
United Bankshares, Inc. (WV)	6,717,873
United Community Banks, Inc. (GA)	6,331,136
Valley National Bancorp (NJ)	12,429,815

Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of June 30, 2006 and, where relevant, closing stock market information as of September 22, 2006. Selected market information for Whitney and the group of comparable companies that was analyzed is provided below.

				Price/
	Stock	Price/	Price/	LTM	Div.	Mkt.	Inside
	Price	TBV(%)	Book(%)	EPS(x)	Yield(%)	Cap($bn)	Ownership(%)

Whitney Holding Corporation	$35.23	308.3	216.0	18.94	3.07	2.32	8.4
Comparable Company Average	NM	325.1	226.6	16.44	2.65	1.62	10.4

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to Signature shareholders.

Interests of Certain Persons in the Merger

Some of Signature’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of Signature. Signature’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Agreements with Signature’s President and Chief Executive Officer

A consent statement and related solicitation materials were furnished to Signature’s shareholders on or about October 12, 2006 soliciting consents to approve certain change in control payments and other benefits accruing to David P. Feaster as a result of the merger with Whitney, which is considered a “change in control” transaction, so that such payments would not be considered “parachute payments” under the Internal Revenue Code (the “Code”) and Treasury Regulations promulgated thereunder. On October 19, 2006, more than 75% of the shares of Signature’s common stock (excluding the shares held directly by Mr. Feaster) outstanding and entitled to vote on October 4, 2006 approved the change of control payments and other benefits accruing to Mr. Feaster, which in the aggregate totaled approximately $2,120,000, as described below.

Termination of Employment Agreement and Release of Claims.  Pursuant to his Amended and Restated Employment Agreement with Signature and Signature Bank, effective as of January 2006, Mr. Feaster is entitled to severance pay in the event of his termination of employment following a change in control of Signature Bank. It is a condition to the consummation of the merger that Signature, Signature Bank, Whitney and Mr. Feaster enter into a termination of employment agreement and release of claims pursuant to which the parties agree that, in consideration of the termination of the employment agreement with Signature and Signature Bank, Mr. Feaster shall receive in connection with the merger agreement a cash payment equal to $690,000, which is approximately the severance pay he would have been entitled to receive under the employment agreement. Although Mr. Feaster’s employment agreement with Signature and Signature Bank will be terminated, it is expected that Mr. Feaster will continue to be employed by Whitney following the merger. The lump sum payment of $690,000 to Mr. Feaster is independent of his Supplemental Executive Benefits Agreement described below and the associated computation of the net present value of benefits associated with Mr. Feaster’s Supplemental Executive Benefits Agreement.

Supplemental Executive Benefits Agreement.  Mr. Feaster has a supplemental executive benefits agreement with Signature Bank, effective as of January 1, 2006, that will be terminated as a condition to the consummation of the merger. The supplemental executive benefits agreement entitles Mr. Feaster to accelerated vesting of deferred payments in the event of a “change in control” such as the merger with Whitney. The value of such accelerated vesting has a present value equal to approximately $1,200,000, which assumes a discount rate that is 120% of the applicable Federal rate and an increase of the annual payments to Mr. Feaster or his estate of $161,538 for 20 years, commencing at the age of 65. Mr. Feaster is currently 53 years old. This represents the difference between his current vested amount of $13,462 and the $175,000 annual benefit amount triggered by the “change in control” transaction with Whitney.

Protective Covenant Agreement.  Although David P. Feaster, the president and chief executive officer of Signature and Signature Bank, intends to join Whitney National Bank as an employee following the merger, it is a condition to the consummation of the merger that Mr. Feaster enter into protective covenant agreement with Whitney and Whitney National Bank. The agreement will provide that Mr. Feaster will not engage or participate as an owner or in a managerial capacity in any business or enterprise that competes with the business activities of Whitney or Signature. Mr. Feaster’s agreement will be effective until the later of two years following the merger or nine months following the termination of his employment with Whitney. The geographic scope of the agreement will be limited to Manatee, Pinellas and Hillsboro counties, Florida.

In addition, the protective covenant agreement provides that for a minimum period of two years following the consummation of the merger, Mr. Feaster will not recruit any employees with whom he worked during employment with Signature or Signature Bank unless the employee has ceased to be employed by Signature, Signature Bank or Whitney (or any of their affiliated complies) for at least one year. The agreement also provides that for at least two years following the closing of the merger, Mr. Feaster will be prohibited from soliciting, for the purpose of providing financial services or products or inducing any customer with whom he had contact to cease doing business with Whitney or any of its affiliates.

The agreement will further provide that Mr. Feaster will not disclose any confidential information of Signature or Whitney for a period of five years following the merger. The agreement will also provide that Mr. Feaster will not reveal any trade secrets of Signature or Whitney. In consideration of entering into the protective covenant agreement, Whitney National Bank will pay Mr. Feaster a cash payment equal to $150,000 on the closing date of the merger.

Stock Option Acceleration.  On August 16, 2006, Mr. Feaster exercised options to acquire a total of 22,500 shares of Signature common stock. The vesting of 11,166 of these options was accelerated in connection with a capital raising transaction in July 2006, whereby the vesting of all options previously issued to Signature’s directors was accelerated. The acceleration of vesting with respect to the 11,166 options that occurred in July 2006 could be deemed to be a “parachute payment” because such acceleration occurred within one year of the merger. The “parachute value” attributable to the accelerated vesting of these 11,166 options is calculated to be approximately $80,000.

Employment with Whitney National Bank.  Mr. Feaster received an offer of employment, dated October 2, 2006, from Whitney National Bank. According to the terms of the offer of employment, following closing of the merger, Mr. Feaster will hold the position of senior vice president of Whitney National Bank and will serve as the President — South Pinellas County in the Central Florida Region. Mr. Feaster’s employment with Whitney National Bank will begin on the date of the merger and he will receive an annual salary of $210,000. Mr. Feaster’s offer of employment with Whitney includes a change in control agreement, which would be activated if a change in control should occur. The change in control agreement provides for the potential payment of an amount equal to 200% of Mr. Feaster’s total compensation.

Employment Termination, Change of Control and Protective Agreements

It is a condition to the completion of the merger that each of James E. Dusil, Kevin G. Kelso, Covington Sharp and Robert G. Shaw entered into protective covenant agreements with Whitney and Whitney National Bank. The agreements provide that Messrs. Dusil, Kelso, Sharp and Shaw will not disclose or reveal any confidential information or trade secrets of Signature or Whitney for five years following the closing of the merger.

In addition, the protective covenant agreements provide that for one year following the termination of the employment of Messrs. Dusil, Kelso, Sharp and Shaw, but in no event extending beyond 18 months following the closing of the merger, each will not recruit any employees with whom they worked during employment with Signature or Signature Bank unless the employee has ceased to be employed by Signature, Signature Bank or Whitney (or any of their affiliated complies) for at least one year. The agreements also provide that Messrs. Dusil, Kelso, Sharp and Shaw will be prohibited from soliciting, for the purpose of providing financial services or products or inducing any customer to cease doing business with Whitney or any of its affiliates, customers with whom they had contact during employment with Signature or Signature Bank. The agreements further provide Messrs. Dusil, Kelso, Sharp and Shaw will not engage or participate as an owner or in a managerial capacity in any business or enterprise that competes with the business activities of Whitney or Signature in Manatee, Pinellas and Hillsboro counties in Florida.

In consideration of entering into the protective covenant agreements, Whitney National Bank will pay Messrs. Dusil, Kelso, Sharp and Shaw $347,538, collectively. Following the merger, Messrs. Dusil, Kelso, Sharp and Shaw will continue with their functionally equivalent duties and responsibilities, however, they may have different position titles and reporting obligations within the larger Whitney organization. Messrs. Dusil, Kelso, Sharp and Shaw do not have change in control agreements or similar severance arrangements with Whitney.

Termination of Change of Control and Termination of Employment Agreement

Norris E. Counts has an employment agreement with Signature Bank pursuant to which Mr. Counts is entitled to severance pay in the event of his termination of employment following a change in control of Signature Bank. It is a condition to the merger that Signature, Signature Bank and Mr. Counts enter into a termination of employment agreement and release of claims pursuant to which the parties agree that Mr. Counts will receive a cash payment equal to 2.99 times his base salary, or $189,000, which is approximately the severance pay he would have been entitled to receive under his employment agreement with Signature Bank. Although Mr. Counts’ employment agreement with Signature and Signature Bank will be terminated, it is expected that Mr. Counts will continue to be employed by Whitney following the merger and will continue with his functionally equivalent duties and responsibilities, however, his position title and reporting obligations may be different. Mr. Counts does not have a change in control agreement or similar severance agreement with Whitney.

Change in Control Agreement Termination

Ann R. Worthington has a change in control agreement with Signature Bank pursuant to which she is entitled to severance pay in the event of her termination of employment following a change in control of Signature Bank. It is a condition to the consummation of the merger that Signature, Signature Bank and Ms. Worthington enter into a change of control termination agreement pursuant to which the parties agree that Ms. Worthington will receive a cash payment equal to two times her base salary, or $250,000, which is approximately the severance pay Ms. Worthington would have received under her change in control agreement.

Payment Continuation Agreement

Whitney has agreed to honor the payment continuation agreement with Lawrence D. Floyd. Pursuant to Mr. Floyd’s payment continuation agreement, he will receive payments of $634.55 per month for a total of 180 months from his 65th birthday and $363 per month from six months following his 65th birthday for the remainder of his life, in exchange for a commitment from Mr. Floyd not to compete against Signature or Signature Bank for a period of eight years from the date of the agreement (July 18, 2003), within the geographic area of South Pinellas County (south of Ulmerton Road). Following the merger, it is expected that Mr. Floyd will continue to be employed by Whitney and will continue with his functionally equivalent duties and responsibilities, however, his position title and reporting obligations may be different. Mr. Floyd does not have a change in control agreement or similar severance agreement with Whitney.

Signature Stock Options

Prior to the execution of the merger agreement, Signature’s directors and executive officers held options to purchase an aggregate of 12,000 shares of Signature common stock, with a weighted average exercise price of $13.68 per share. These options were held by Jackson Bowman, Ann R. Worthington, Covington Sharp and Michael Nicolosi. Other employees of Signature held options to purchase another 18,000 shares of Signature common stock, with a weighted average exercise price of $15.64 per share. All of these options have vested or will vest prior to the consummation of the merger. All outstanding stock options must be exercised and converted to shares or cashed out prior to the consummation of the merger. It is assumed that the outstanding options will be cashed out and not converted to shares.

Director Payments

On October 4, 2006, as a condition and inducement to Whitney’s willingness to enter the merger agreement, all directors executed and delivered to Whitney a shareholder support agreement, pursuant to which they have agreed, subject to the terms of such shareholder support agreement, to vote their shares of Signature common stock to approve and adopt the merger agreement. Each director also agreed that for two years following the date of the shareholder support agreement he or she will not solicit or recruit for employment any person who worked at Signature or Signature Bank during his or her tenure as a director or who worked Whitney or Whitney National Bank during the two-year period following the merger and who has not ceased to be employed by Signature, Signature Bank, Whitney or Whitney National Bank for a period of at least one year. The shareholder support agreements also provide that for two years following the closing of the merger, the directors will be prohibited from soliciting any client or customer of Whitney or Signature, or any of their affiliates, for the purpose of providing financial services or products or inducing any customer to cease doing business with Whitney or any of its affiliates. The agreements further provide that, except for those relationships expressly excluded from the restrictive covenants, for two years following the closing of the merger, the directors will not engage or participate as an owner or in a managerial capacity in any business or enterprise that competes with the business activities of Whitney or Signature in Manatee, Pinellas or Hillsborough Counties in Florida. In addition, the shareholder support agreements provide that the directors will not disclose any confidential information of Signature, Signature Bank or Whitney or any of their affiliates for five years following the closing of the merger. In consideration of entering into the shareholder support agreements, Whitney will pay each of the directors, except Mr. Feaster, $3,000 per month for a 24-month period following the closing of the merger.

Employee Benefits

Whitney has agreed that all persons employed by Signature and Signature Bank at the effective time of the merger will be eligible for such employee benefits as are generally available to employees of Whitney National Bank having like tenure, officer status and compensation levels, with two exceptions. First, all executive and senior level management bonuses, stock option awards, restricted stock and similar benefits will be at the discretion of Whitney’s compensation committee. Second, all employees of Signature and Signature Bank who are employed at the effective time of the merger will be given full credit for all prior service as employees of Signature and Signature Bank, except that all such employees shall be treated as newly hired Whitney National Bank employees for all purposes of Whitney’s or Whitney National Bank’s defined benefit pension plan and post-retirement medical plan. This means that Whitney will not consider prior service credit with Signature and Signature Bank in determining future benefits under Whitney’s or Whitney National Bank’s defined benefit pension plan and post-retirement medical plan.

Indemnification and Insurance

Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Signature’s or Signature Bank’s articles of incorporation and bylaws as in effect on October 4, 2006 with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Whitney has agreed to indemnify, under certain conditions, Signature’s and Signature Bank’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. Whitney must cause the officers and directors of Signature and Signature Bank to be covered by Signature’s and Signature Bank’s directors and officers’ liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of Signature or Signature Bank owns any Whitney common stock. No director or executive officer of Whitney has any personal interest in the merger other than as a Whitney shareholder. No Whitney director or executive officer owns any shares of Signature common stock. Whitney does not own any shares of Signature common stock.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Whitney and Signature must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. Whitney has filed its application with the Federal Reserve Board. In reviewing that application, the Federal Reserve Board is required to consider the following:

•	competitive factors, such as whether the merger would result in a monopoly or would further any combination or conspiracy to monopolize the business of banking, or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Whitney, including its subsidiaries, and of Signature, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Whitney;

•	the convenience and needs of the communities to be served;

•	the regulatory status of Whitney and Signature, including legal and regulatory compliance; and

•	the effectiveness of Whitney and Signature in combating money laundering activities.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account Whitney’s and Signature’s records of performance in meeting the credit needs of their entire communities, including low- and moderate-income neighborhoods, served by Whitney and Signature. The banking subsidiaries of both Whitney and Signature received “satisfactory” ratings from their respective federal regulators in their most recent Community Reinvestment Act examinations with respect to this criterion.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve has the authority to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Florida law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Florida community reinvestment laws and any Florida antitrust statutes.

During the 15-day waiting period after Federal Reserve Board approval and before Whitney and Signature may complete the merger, the U.S. Department of Justice has the opportunity to file suit to block the merger on antitrust grounds. The Florida attorney general or private persons could also bring antitrust actions.

Other Regulatory Approvals

In connection with or as a result of the merger, Whitney or Signature may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Whitney common stock to be issued in exchange for Signature common stock in the merger has been registered with the SEC and will be listed on The Nasdaq Global Select Market. The transaction will also be registered with such state securities regulators as may be required.

Following the merger, Whitney may merge Signature Bank with and into Whitney National Bank, or it may decide to distribute the assets and liabilities of Signature Bank to Whitney National Bank. The bank merger or the distribution will require the approval of the OCC. Whitney will file an application for regulatory approval with the OCC at the appropriate time.

Status and Effect of Approvals

Whitney has filed all regulatory applications and notices required to be filed prior to the merger. As a result, Whitney and Signature contemplate that they will complete the merger in the first quarter of 2007. However, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, predict the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

THE MERGER AGREEMENT

General

If Signature’s shareholders approve the merger agreement and the other conditions to the merger are satisfied, then at the effective time of the merger, Signature will merge into Whitney, the separate existence of Signature will cease and Signature Bank will become a wholly owned subsidiary of Whitney.

What You Will Receive in the Merger

Subject to the election and adjustment procedures described below, at the effective time of the merger, each share of Signature common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or Signature (other than in a fiduciary capacity) and any shares as to which appraisal rights are asserted, shall be converted into the right to receive at the holder’s election one of the following (assuming 1,502,256 shares of Signature common stock are outstanding as of the closing date of the merger):

•	if an election to receive cash has been effectively made and not revoked, cash in an amount equal to $41.04, subject to certain adjustments and prorations described further below; or

•	if an election to receive stock has been effectively made and not revoked or if no election has been made, a number of shares of Whitney common stock equal to the quotient obtained by dividing $41.04 by the “average closing price” of Whitney stock; or

•	if so elected, the cash consideration described above for 49% of the holder’s shares of Signature common stock and the stock consideration described above for 51% of the holder’s shares of Signature common stock.

The “average closing price” means the average closing price of Whitney common stock for the 20 trading days preceding the fifth trading day before the effective time of the merger. If the average closing price of Whitney common stock is below $25.00, then the Signature board or the Whitney board may terminate the merger agreement. See “Termination of the Merger Agreement; Termination Fee.”

Since the number of Whitney shares to be issued in the merger is based on the average closing price of Whitney common stock during a period prior to closing, the actual number of shares of Whitney common stock that Signature shareholders will receive may be more or less than the average closing price of those shares calculated in accordance with the merger agreement.

The total per share consideration to be received by Signature shareholders will be reduced by a pro-rata portion of any merger expenses (including attorneys’, accountants’ and other consultants’ fees and expenses, excluding Hovde Financial’s financial advisor fee) incurred by Signature in excess of $250,000.

Subject to the redesignation procedures set forth in the merger agreement and described below, each holder of record of shares of Signature common stock, except for treasury shares, shares held by Whitney or any of the subsidiaries of Whitney or Signature (other than those held in a fiduciary capacity) and any shares held by shareholders asserting appraisal rights, will be entitled to elect to receive the cash consideration described above, the stock consideration described above, or a combination of the cash consideration for 49% of the holder’s shares of Signature common stock and the stock consideration for 51% of the holder’s shares of Signature common stock.

Each share of Signature common stock held in the treasury of Signature and each share of Signature common stock owned by Whitney or any subsidiary of Whitney or Signature, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be cancelled and extinguished. No payment will be made with respect to such shares.

Election and Election Procedures

A form of election on which Signature shareholders may elect to receive cash, Whitney common stock or a combination of cash and Whitney common stock will be mailed, at or about the same time that this proxy statement-prospectus is mailed, to shareholders of record of Signature as of the record date for the special meeting. After the date of the mailing of this proxy statement-prospectus, Whitney will use all reasonable efforts to make available as promptly as possible a form of election to any shareholder of Signature who requests such form of election following the initial mailing and prior to the deadline for return of the form of election.

To be effective, a form of election must be properly completed, signed and delivered, along with your Signature stock certificates (by mail, hand or courier delivery) to American Stock Transfer & Trust Company (American Stock Transfer) by 5:00 p.m. eastern time on February 27, 2007.

Forms of election sent by mail delivery should be addressed to:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, NY 10272-2042

or by hand or courier delivery to:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219.

Any Signature shareholder may, at any time prior to the business day before the special meeting of Signature shareholders, change his or her election by written notice to American Stock Transfer accompanied by a properly completed and signed revised form of election.

Holders of record of shares of Signature common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of Signature common stock held for a particular beneficial owner by the nominee or representative.

Whitney will have the discretion to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. Whitney’s decision in such matters will be conclusive and binding. Whitney will have no obligation to notify any person of any defect in a form of election or the receipt of a defective form.

If a Signature shareholder does not submit a form of election to American Stock Transfer by 5:00 p.m. eastern time, on February 27, 2007 or if Whitney determines that an election by a holder of Signature common stock was not properly made, then the holder will be deemed to have elected to receive 100% stock consideration in exchange for such holder’s shares of Signature common stock.

Neither the Signature board of directors nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “Terms of the Merger — Material Federal Income Tax Consequences of the Merger.”

Redesignation Procedures

Under the merger agreement, each Signature shareholder may elect to receive, subject to proration as set forth below and other terms and conditions of the merger agreement, in exchange for such shareholder’s shares of Signature common stock, (x) 100% cash consideration, (y) 100% consideration in the form of shares of Whitney common stock, or (z) a combination of 49% cash consideration and 51% consideration in the form of shares of Whitney common stock. The aggregate amount of cash consideration that shall be issued as a result of the merger, together with cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to Signature shareholders who properly elect to exercise their appraisal rights, shall not exceed 49% of the sum of the aggregate consideration to be paid (excluding cash to be paid in lieu of the issuance of fractional shares and cash paid as payment to Signature shareholders who properly exercise their appraisal rights).

If, after the results of the forms of election are calculated, the shareholders of Signature have elected to receive aggregate cash consideration in excess of 49%, Whitney may, in its sole discretion, cause shareholders that have elected to receive 100% cash consideration with respect to their shares of Signature stock to instead receive a combination of cash and Whitney common stock such that the aggregate cash consideration paid in connection with the merger does not exceed 49%.

Signature shareholders who elect (or who are deemed to elect) to receive a combination of cash consideration with respect to 49% of their shares of Signature common stock and stock consideration with respect to the remaining 51% of their shares of Signature common stock will not be subject to the redesignation procedures described above.

Signature shareholders who properly exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will not have their shares converted into the right to receive merger consideration. If a shareholder’s appraisal rights are lost or withdrawn, such shareholder will be deemed to have elected to receive a combination of cash consideration with respect to 49% of his or her shares of Signature common stock and stock consideration with respect to the remaining 51% of his or her shares of Signature common stock. Whitney may terminate the merger agreement and abandon the merger if the holders of more than 5% of Signature common stock exercise appraisal rights.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, Signature shareholders that receive shares of Whitney common stock in the merger will automatically become entitled to all of the rights and privileges afforded to Whitney shareholders at that time. However, the actual physical exchange of Signature common stock certificates for cash and/or certificates representing shares of Whitney common stock will occur after the merger.

American Stock Transfer will serve as exchange agent for the merger. Along with the election form, each Signature shareholder will receive a letter of transmittal with instructions to send in such shareholder’s Signature common stock certificate(s) with the election form to American Stock Transfer prior to the election deadline. American Stock Transfer must receive a completed letter of transmittal and stock certificate(s) in order for a Signature shareholder to receive the applicable merger consideration. American Stock Transfer will deliver to each electing Signature shareholder the merger consideration, consisting, as applicable, of Whitney common stock certificate(s), together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. Signature shareholders will receive the merger consideration as soon as practicable after completion of the merger and receipt by American Stock Transfer of completed letters of transmittal and Signature stock certificates. If the merger agreement is terminated and the merger does not occur, each Signature shareholder’s election will be revoked automatically and American Stock Transfer will promptly return Signature stock certificate(s) to such shareholders.

Whitney, at its option, may decline to pay former shareholders of Signature who become holders of Whitney common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Whitney common stock following the effective time of the merger until they have surrendered their certificate(s) evidencing their Signature common stock, at which time Whitney will pay any such dividends or other distributions without interest.

Signature shareholders who cannot locate their stock certificate(s) are urged to contact promptly:

Signature Financial Holdings, Inc.
100 Second Avenue North
Saint Petersburg, Florida 33701
Attention: Carly Ross, Executive Assistant
Telephone: (727) 897-9490

Signature will issue a new stock certificate to replace the lost certificate(s) only if the Signature shareholder signs an affidavit certifying that his or her certificate(s) cannot be located and posts a bond in an amount sufficient to support the shareholder’s agreement to indemnify Signature and Whitney against any claim that may be made against Signature or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed.

For information regarding restrictions on the transfer of Whitney common stock applicable to certain Signature shareholders, see “— Resale of Whitney Common Stock.”

No Fractional Shares

No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment without interest to each shareholder of Signature who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Whitney common stock otherwise issuable to such shareholder by the “average closing price” of one share of Whitney common stock as described above.

Appraisal Rights

Holders of shares of Signature common stock who properly exercise the appraisal rights provided for in Sections 1301-1333 of the Florida Business Corporation Act will not have their shares converted into the right to receive merger consideration. If a holder’s appraisal rights are lost or withdrawn, such holder will be deemed to have elected to receive a combination of 49% cash consideration and 51% stock consideration in exchange for the holder’s shares of Signature common stock. For more information, see “Appraisal Rights.”

Effect of the Merger on Signature Options

Pursuant to the merger agreement, prior to the merger, Signature will take all necessary action to terminate the Signature stock option plans and to cause the provisions of any other Signature benefit plan providing for the issuance, transfer or grant of any Signature common stock to terminate. Signature will also cancel, as of the time of the merger, each outstanding and unexercised Signature stock option, whether or not such option is vested or exercisable. As of the time of the merger, each holder of a Signature stock option will be entitled to receive an amount of cash from Signature, without interest, equal to an amount in cash equal to the difference, if positive, between the amount of the cash consideration to be received per share as a result of the merger and the exercise price of each such Signature stock option, multiplied by the number of shares of Signature common stock subject to such stock option. No holder of a Signature common stock option that has an exercise price per share that is equal to or greater than the consideration to be received per share as a result of the merger will be entitled to any payment with respect to such cancelled stock option before or after the time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by Signature shareholders;

•	we obtain all required consents and approvals; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Whitney and Signature.

Representations and Warranties in the Merger Agreement

Signature, Signature Bank, Whitney and Whitney National Bank have made representations and warranties to each other as part of the merger agreement. Signature’s and Signature Bank’s representations and warranties relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	their capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation against Signature and Signature Bank;

•	their loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems; and

•	their contractual obligations and contingent liabilities.

Signature’s and Signature Bank’s representations and warranties are contained in Section 3.3 of the merger agreement.

Whitney’s and Whitney National Bank’s representations and warranties relate to, among other things:

•	their organization and authority to enter into the merger agreement;

•	Whitney’s capitalization and financial statements;

•	pending and threatened litigation against Whitney and Whitney National Bank;

•	the shares of Whitney common stock to be issued in the merger; and

•	Whitney’s public reports filed with the SEC.

Whitney’s and Whitney National Bank’s representations and warranties are contained in Section 3.4 of the merger agreement.

The descriptions of the merger agreement in this proxy statement-prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contract between the respective parties and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties of the parties will not survive the effective time of the merger. Whitney’s and Whitney National Bank’s representations and warranties are for the benefit of Signature and Signature Bank; they are not for the benefit of and may not be relied upon by Signature’s shareholders.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by Signature’s shareholders;

•	approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to Whitney (see “The Merger — Regulatory and Other Required Approvals”);

•	issuance of a tax opinion that the merger qualifies as a tax-free reorganization;

•	issuance of a tax opinion that the merger will not be a taxable event to Whitney or Signature;

•	the absence of a stop order suspending the effectiveness of Whitney’s registration statement under the Securities Act;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•	continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any fact, circumstance or event that has had or is likely to have a material adverse effect on Signature and Signature Bank;

•	Whitney’s receipt from David P. Feaster, James E. Dusil, Kevin G. Kelso, Covington Sharp and Robert G. Shaw of protective covenant agreements;

•	Whitney’s receipt from Ann R. Worthington of an executed change in control agreement termination, Whitney’s receipt from Norris E. Counts of an executed employment agreement termination, Whitney’s receipt from Lawrence D. Floyd of a termination of his change in control agreement and Whitney’s receipt from David P. Feaster of an executed termination of employment agreement and release of claims (see “The Merger — Interests of Certain Persons in the Merger”);

•	the exercise or termination of all outstanding Signature stock options, the termination of Signature’s stock option plans and Whitney’s receipt of documents and instruments to demonstrate compliance;

•	Signature’s net shareholders’ equity shall not be less than $19.9 million;

•	the repayment by Signature in full of any amounts due under a $4.0 million line of credit from First American Bank, and the release of the shares of Signature Bank stock pledged to secure the line of credit;

•	Whitney’s receipt of written waivers of any rights to contingent payments from Donald P. Feaster;

•	the average closing price for Whitney common stock on the 20 trading days preceding the fifth trading day before the merger shall not be less than $25.00;

•	Signature shall have obtained consents required in connection with the merger for all material contracts of Signature and Signature Bank; and

•	Whitney shall have received an affiliate agreement from each person serving as a director of Signature.

The conditions to the merger are set forth in Article 5 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the conditions regarding regulatory and shareholder approvals and the continued effectiveness of Whitney’s registration statement may not be waived. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from Signature shareholders with respect to the amended merger agreement.

Business of Signature Pending the Merger

The merger agreement requires Signature and Signature Bank to continue to operate their business as usual pending the merger. Among other things, they may not, without Whitney’s consent, take or agree to take any of the following actions:

•	other than in amend its articles of incorporation or bylaws or adopt or amend any resolution concerning the indemnification of officers and directors;

•	except as set forth in Section 4.3 of the merger agreement, declare or make any other distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for capital stock (other than upon the exercise or surrender of outstanding stock options);

•	other than in the ordinary course of business or pursuant to contracts in force, make any investment (either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets in any other business;

•	except in the ordinary course of business consistent with past practices, charge-off or sell any portfolio of loans, discounts or financing leases or sell any assets held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

•	terminate or allow to be terminated any insurance policy it maintains on its business or property or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•	enter into any new line of banking or nonbanking business;

•	except in the ordinary course of business consistent with past practices, lend any money or pledge any credit in connection with it businesses or mortgage or otherwise subject to any lien, encumbrance or other liability any assets;

•	other than in consultation with Whitney, restructure or change the investment securities portfolio or gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in the ordinary course of business, consistent with past practices; or

•	enter into any contract other than renewals of contracts for terms of less than one year and without any other materially adverse change in terms, other than in the ordinary course of business;

•	enter into or modify any agreement requiring the payment of any salary, bonus, additional employee benefits, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase the compensation of any such person in any manner inconsistent with its past practices;

•	acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices;

•	take or cause to be taken any action that would disqualify the merger or the bank merger as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The restrictions on Signature’s business activities are set forth in Section 4.2 of the merger agreement.

No Solicitation of Alternative Transactions

Signature and Signature Bank were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, neither Signature nor any of its subsidiaries may solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by Signature’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, Signature’s board may not withdraw, modify or change its recommendation to you of the merger or resolve to do so or recommend to you any such other transaction or make any announcement to do any of the above.

Signature and its subsidiaries were also required to instruct their respective officers, directors, agents and affiliates to refrain from taking action prohibited of Signature and its subsidiaries and is required to notify

Whitney immediately if it receives any inquires from third parties. However, no director or officer of Signature is prohibited from taking any action that the board of directors of Signature determines in good faith, after consultation with counsel is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual consent of Signature’s board of directors and Whitney’s board of directors or the executive committee of Whitney’s board of directors;

•	by either party if the other party breaches any representation, warranty or covenant, and such breach would result in the failure of the conditions to the terminating party’s obligation, and that cannot be, or is not, cured within 30 days after the giving written notice by the breaching party;

•	by Whitney if any regulatory consent required to be obtained from any governmental authority has been denied by final nonappealable action or if Signature shareholders do not approve the merger agreement;

•	by either party if, by May 31, 2007, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated unless extended, or if the conditions to such party’s obligation to close are not satisfied by such date;

•	by Whitney if Signature’s board of directors withdraws, qualifies or modifies its recommendation of the merger agreement, or resolves to do so, or recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the Whitney merger), or announces any agreement to do any of those things;

•	by Signature if Signature receives a bona fide written offer for an acquisition transaction that the Signature board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable to Signature shareholders than the Whitney merger; and

•	by Whitney if the holders of more than 5% of Signature common stock exercise appraisal rights;

•	by Whitney or Signature upon certain conditions if the average closing price of Whitney stock is less than $25.00. For purposes of this termination right, the “average closing price” is the average closing price of Whitney common stock as reported on The Nasdaq Global Select Market for the 20 consecutive full trading days ending at the close of trading on the fifth trading day immediately prior to the effective time of the merger.

The conditions under which either party may terminate the merger agreement are set forth in greater detail in Section 6.1 of the merger agreement.

If either Whitney or Signature terminates the merger agreement because Signature shareholders do not approve the merger agreement, or Whitney terminates the merger because (1) of Signature’s willful breach of a covenant or agreement, (2) Signature’s board withdraws, modifies or changes its recommendation of the merger agreement or resolves to do so, or recommends or announces it will recommend (a) an acquisition transaction other than the Whitney merger, (b) disposition of all or substantially all of Signature’s assets or (c) acquisition of 15% or more of its stock, or if Signature terminates the agreement because it has received an offer for such an acquisition transaction, then Signature (or its successor) must pay Whitney a termination fee of $3.1 million.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of officers and directors of Signature, Signature Bank and their controlling persons will survive any termination of the agreement.

Payment of Expenses Relating to the Merger

Whitney will pay all expenses of printing and distributing this proxy statement-prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the merger.

Public Trading Market

Whitney’s common stock is traded on The Nasdaq Global Select Market under the trading symbol “WTNY.” The shares of Whitney common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Whitney common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Signature on the date of the special meeting of Signature shareholders or an affiliate of Whitney following completion of the merger. See “The Merger Agreement — Resale of Whitney Common Stock.”

Whitney Dividends

The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. On April 27, 2005, the board of directors of Whitney declared a three-for-two split of Whitney’s common stock in the form of a 50% stock dividend. Additional shares from the split were issued on May 25, 2005 to shareholders of record on May 11, 2005. Whitney also declared a cash dividend of $.27 per share of common stock for each of the first, second, third and fourth quarters of 2006. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors.

Resale of Whitney Common Stock

The shares of Whitney common stock to be issued in the merger have been registered under the Securities Act. Signature shareholders who are not affiliates of Signature or Whitney may freely trade their Whitney common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 5% shareholder of Signature prior to the merger or who is an executive officer, director or 10% shareholder of Whitney after the merger.

Those shareholders who are deemed to be affiliates of Signature may only sell their Whitney common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of Signature, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Whitney common stock after the merger. Persons who may be affiliates of Signature have entered into agreements with Whitney not to sell shares of Whitney common stock they receive in the merger in violation of the Securities Act, or in any manner that would disqualify the merger from tax-free reorganization treatment.

Accounting Treatment of the Merger

Whitney is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Signature will be recorded, as of completion of the merger, at their respective fair values and added to those of Whitney. Any excess of the purchase price over the net fair value of Signature’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Whitney issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Signature. The results of operations of Signature will be included in the results of operations of Whitney following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion represents the opinion of Alston & Bird LLP. It represents a discussion of the material U.S. federal income tax consequences applicable to Signature shareholders that receive Whitney common stock and cash in the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations thereunder, judicial decisions, and current administrative rulings, all as in effect on the date of this proxy statement-prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only those Signature shareholders that hold their shares as a capital asset (generally, property held for investment). In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to these shareholders in light of their particular circumstances, or the U.S. federal income tax consequences to those shareholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations and other pass-through entities;

•	foreign persons and entities;

•	banks, thrifts, mutual funds and other financial institutions;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or traders in securities;

•	shareholders who received their shares of common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code;

•	shareholders who may be subject to the alternative minimum tax provisions of the Code;

•	shareholders whose functional currency is not the U.S. dollar; and

•	shareholders who hold their common stock other than as a capital asset or who hold their common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the proposed transaction.

Whitney and Signature anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Whitney and Signature have received a written opinion from Alston & Bird LLP, dated as of January 26, 2007, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP is based upon representation letters of Whitney and Signature, and upon customary assumptions. Any inaccuracy in the representations or assumptions, or any future actions by Whitney and Signature or their subsidiaries, Whitney National Bank and Signature Bank, contrary to the representations or assumptions, could adversely affect the conclusions reached in the opinions and the tax discussion set forth below.

The opinions represent the best judgment of tax counsel as to the U.S. federal income tax treatment of the merger and as to the U.S. federal income tax consequences of the merger to the Signature shareholders, but will not be binding on the IRS or the courts. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary. The following discussion assumes that the foregoing factual conditions are met, and therefore, the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger to Signature Shareholders

Exchange of Signature Common Stock for Cash

A Signature shareholder that exchanges shares of Signature common stock solely for cash will recognize long-term capital gain or loss on the difference between the cash received and the adjusted basis of the Signature common stock, and such gain or loss will be capital gain or loss if the Signature shareholder’s holding period is more than one year. A Signature shareholder must recognize gain or loss separately for each identifiable block of shares that is surrendered in the exchange, and the Signature shareholder may not offset a loss recognized on one block of the shares against another block of the shares.

Exchanges of Signature Common Stock for Whitney Common Stock

A Signature shareholder that exchanges shares of Signature common stock solely for shares of Whitney common stock in the merger will not recognize gain or loss, except with respect to any cash received in lieu of fractional share interests in Whitney common stock. The aggregate tax basis of the Whitney common stock received by a Signature shareholder in the merger will be the same as the aggregate tax basis of the Signature common stock for which it is exchanged, less any tax basis attributable to fractional share interests in Whitney common stock for which cash is received. The holding period of Whitney common stock received in exchange for shares of Signature common stock will include the holding period of the Signature common stock surrendered in exchange therefore.

Exchange of Signature Common Stock for a Combination of Whitney Common Stock and Cash

A Signature shareholder that exchanges shares of Signature common stock for a combination of cash and shares of Whitney common stock in the merger will not recognize loss on the exchange. However, the Signature shareholder will recognize gain equal to the lesser of the amount of cash received, including cash received in lieu of fractional shares, and the gain realized. The gain realized will be the excess of the sum of the fair market value of the shares of Whitney common stock and the amount of cash received in exchange for the Signature shareholder’s shares of Signature common stock that were surrendered in the exchange over the shareholder’s adjusted tax basis in those shares. For this purpose, a Signature shareholder must calculate gain or loss separately for each identifiable block of shares of Signature common stock that is surrendered in the exchange, and the Signature shareholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.

Any gain recognized generally will be treated as capital gain. However, as discussed below under the section captioned “— Possible Treatment of Cash to the Extent of Gain as a Dividend,” if the receipt of the cash has “the effect of the distribution of a dividend” for U.S. federal income tax purposes, any gain recognized by the Signature shareholder will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of the earnings and profits of Whitney and/or Signature accumulated through the date of the exchange. Any gain that is treated as capital gain will be long-term capital gain if the Signature shareholder held the Signature common stock that is surrendered in the exchange for more than one year as of the date of the exchange.

The aggregate tax basis of the shares of Whitney common stock received by a Signature shareholder (including, for this purpose, any fractional share of Whitney common stock for which cash is received pursuant to the Merger Agreement) in exchange for shares of Signature common stock in the merger will be equal to the aggregate tax basis of the surrendered Signature common stock, decreased by the amount of cash received (excluding any cash received instead of a fractional share), and increased by the amount of gain recognized, (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of the receipt of cash instead of a fractional share). The holding period of the Whitney common stock received will include the holding period of the shares of Signature common stock surrendered in exchange therefor.

Possible Treatment of Cash to the Extent of Gain as a Dividend

In general, the determination of whether gain recognized by a Signature shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the receipt of cash rather than stock in the transaction reduces the Signature shareholder’s deemed percentage stock ownership interest in Whitney. For purposes of this determination, a Signature shareholder will be treated as if it first exchanged all of its Signature common stock solely for Whitney common stock (instead of the combination of Whitney common stock and cash actually received), and then Whitney immediately redeemed a portion of that Whitney common stock in exchange for the cash the Signature shareholder received in the merger transaction. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Signature shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a Signature shareholder if the Signature shareholder experiences at least a 20% reduction in its interest in Whitney as a result of the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Signature shareholder’s deemed percentage stock ownership of Whitney common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercise no control with respect to corporate affairs will experience a “meaningful reduction” if that shareholder experiences any reduction in its percentage ownership. In applying the foregoing tests, a shareholder will, under constructive ownership rules, be deemed to own stock that is owned by certain related persons or entities or with respect to which the shareholder owns options, in addition to the stock actually owned by that shareholder. Because the constructive ownership rules are complex, each Signature shareholder should consult its own tax advisor as to the applicability of these rules.

Cash Received Instead of a Fractional Share

No fractional shares of Whitney common stock will be issued in connection with the merger. Instead, Whitney will make a cash payment without interest to each Signature shareholder who would otherwise receive a fractional share. A Signature shareholder who receives cash instead of a fractional share of Whitney common stock will be treated as having received the fractional share pursuant to the merger, and then as having exchanged the fractional share for cash in a redemption by Whitney. Any gain or loss attributable to this deemed redemption will be capital gain or loss. The amount of this gain or loss will be equal to the difference between the portion of the tax basis of the Signature common stock surrendered in the merger transaction that is allocated to the fractional share and the cash received therefor. Any capital gain or loss of this type will constitute long-term capital gain or loss if the holding period for the Signature common stock is greater than one year as of the date of the exchange.

Cash Received on Exercise of Appraisal Rights

A Signature shareholder who exercises appraisal rights and receives a cash payment with respect to those shares generally will recognize gain or loss equal to the difference between the amount of the cash received and such shareholder’s tax basis in those shares. That gain or loss also will generally constitute capital gain or loss.

Signature shareholders are strongly urged to consult their own tax advisors as to the specific tax consequences of the proposed transaction to them, including state, local and foreign tax consequences.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, Signature shareholders will become Whitney’s shareholders. Their rights as shareholders will then be governed by Whitney’s articles of incorporation and bylaws and by Louisiana law. The following is a summary of differences between the rights of Signature shareholders and Whitney’s shareholders not described elsewhere in this proxy statement-prospectus:

Authorized Capital Stock

Whitney.  Whitney’s articles of incorporation authorize it to issue 100,000,000 shares of common stock, without nominal or par value. As of December 31, 2006, there were 65,930,064 shares of Whitney common stock issued and outstanding.

Signature.  Signature’s articles of incorporation authorize it to issue 5,000,000 shares of common stock, par value $0.01 per share. As of January 26, 2007, the record date, there were 1,502,526 shares of Signature common stock issued and outstanding.

Boards of Directors

Whitney.  Whitney’s articles of incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes. Each class of directors serves a five-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Whitney’s directors must also be shareholders of Whitney.

Signature.  Signature’s articles of incorporation provide for a board of directors consisting of not less than five divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders. Signature’s directors need not be shareholders of Signature.

Filling Vacancies on the Board of Directors

Whitney.  Whitney’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the Louisiana Business Corporation Law.

Signature.  Signature’s board of directors may fill a vacancy on the board of directors by appointing an interim director in accordance with the laws of the Florida. The interim director shall serve until the next election of directors, when the shareholders will hold an election to fill that vacancy.

Nomination of Directors

Whitney.  Whitney’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to recommend a candidate for consideration by the nominating and corporate governance committee of Whitney’s board, the shareholder must submit to Whitney’s corporate secretary a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by Whitney’s corporate secretary by the date that is not later than the 120th calendar day before the date of Whitney’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

Signature.  Signature’s articles of incorporation and bylaws and Florida law do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. At any annual meeting or special meeting for the election of directors, Signature’s shareholders may vote their shares for the stated nominees or any other individual a Signature shareholder desires to elect as a member of Signature’s board of directors.

Removal of Directors

Whitney.  A Whitney director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose, at which the holders of 90% of the total voting power of Whitney shareholders are present in person or by proxy.

Signature.  A Signature director or the entire board of directors may be removed from office, with or without cause, and any vacancy or vacancies may be filled at a meeting of shareholders called for that purpose, by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

Special Meetings of Shareholders

Whitney.  Special meetings of Whitney shareholders may be called by:

•	the president;

•	the board of directors; or

•	shareholders holding more than 20% of the total voting power of Whitney’s shareholders.

Signature.  Special meetings of Signature’s shareholders may be called by:

•	the chief executive officer;

•	the request of three or more directors; or

•	the request of three or more shareholders holding in aggregate not less than 40% of the stock of Signature entitled to vote at such meeting.

Notice of Shareholder Meetings

Whitney.  According to the Louisiana Business Corporation law, Whitney must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, day and hour of the meeting. Whitney need not describe the purpose or purposes of a meeting unless otherwise required by law.

Signature.  Signature must notify its shareholders between 10 and 60 days before any annual or special meeting of the place, day and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Shareholder Inspection Rights

Whitney.  Shareholders of Whitney who hold the requisite number of shares have the right to examine in person or by representative Whitney’s books and records for any proper purpose. To do so, a shareholder must send five days’ written notice to Whitney and must have held at least 5% of the outstanding shares of Whitney common stock for a minimum of six months. Two or more shareholders may aggregate their holdings to reach the required 5% threshold. Business competitors must hold at least 25% of the outstanding shares of Whitney common stock for a minimum of six months to obtain these inspection rights.

Signature.  The inspection rights of Signature’s shareholders are not specifically addressed in the articles of incorporation or bylaws and, therefore, are governed by Florida law.

Anti-takeover Provisions

Whitney.  Whitney’s articles of incorporation include provisions that may make takeover attempts and other acquisitions of interests in Whitney more difficult where the takeover attempt or other acquisition has not been approved by Whitney’s board of directors. These provisions include:

•	A requirement that any change to Whitney’s articles of incorporation relating to the structure of the board of directors or the fair price protections described in the next bullet point must be approved by the affirmative vote of shareholders holding 90% of the voting power present at a shareholders’

meeting, the quorum for which is 90% of Whitney’s total voting power, unless Whitney’s board of directors has unanimously approved the change.

•	A requirement that any business combination transaction with a person or persons who hold 10% or more of Whitney common stock be approved by the 90% vote of shareholders described in the preceding bullet point unless prescribed minimum price and procedural requirements are satisfied in connection with the proposed business combination.

Under these provisions, a business combination that might be attractive to some shareholders might not be proposed to Whitney’s shareholders or, if proposed, might not be consummated. The provisions may give holders of a minority of Whitney’s voting power a veto over a business combination that a majority of shareholders may believe to be desirable and beneficial. To Whitney’s knowledge, on December 31, 2006, its directors and executive officers beneficially owned 3,954,051 shares (or approximately 6%) of Whitney’s issued and outstanding common stock. As a result, it may be difficult for a shareholder holding 10% or more of Whitney common stock to secure the necessary supermajority vote without management and board approval.

The Louisiana Business Corporation Law contains provisions similar to Florida law that eliminate the voting rights of shareholders who acquire significant blocks of Whitney common stock under certain circumstances unless Whitney’s noninterested shareholders grant the shareholder the right to vote its shares. Louisiana’s Control Share Acquisition Statute provides that any shares acquired by a person or group (an Acquiror) in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. “Interested Shares” include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the noninterested shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

Signature.  Signatures articles of incorporation and bylaws do not contain anti-takeover provisions.

Signature is, however, subject to the Florida control share acquisition statute. This statute affords certain protections to shareholders of “issuing public corporations,” which are defined to include corporations that have one hundred or more shareholders with their principal places of business in Florida and with more than 10% of their shares held by residents of Florida or more than 10% of their shareholders resident in Florida. The statute provides shareholders of issuing public corporations protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific acquisition ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the corporation’s disinterested shares. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

•	Acquisitions of shares possessing a majority or more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Indemnification of Directors and Officers

Whitney.  Whitney’s articles of incorporation and bylaws require the indemnification of individuals against liabilities arising out of their status as directors, officers or employees provided, the individual acted in good faith or did not know the conduct was unlawful.

Signature.  Signature’s bylaws provide for the indemnification of individuals against liabilities arising out of their status as directors, officers, employees or agents of the corporation.

Amendments to Articles of Incorporation and Bylaws

Whitney.  Whitney’s articles of incorporation generally permit the articles of incorporation to be amended by a vote of the holders of a majority of the stock, although the amendment of certain provisions requires a super-majority vote. Whitney’s articles of incorporation allow the board of directors to establish and amend the bylaws.

Signature.  Signature’s bylaws provide that the bylaws may be repealed or amended, and additional bylaws may be adopted, by either a vote of a majority of the full board of directors or by a vote of the holders of a majority of the issued and outstanding shares entitled to vote. However, the board of directors may not amend or repeal the bylaw provisions concerning the makeup of the board of directors or any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

APPRAISAL RIGHTS

The following discussion is not a complete description of the law relating to appraisal rights available under Florida law. This description is qualified in its entirety by the full text of the relevant provisions of the Florida Business Corporation Act, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Florida law, each shareholder of Signature entitled to vote on the merger who complies with the procedures set forth in Sections 1301 to 1333 of the Florida Business Corporation Act (which we refer to as the “FBCA”), relating to appraisal rights is entitled to receive in cash the “fair value” of his or her shares of Signature common stock. “Fair value” means the value of the corporation’s shares as determined immediately before the merger is effective, but excluding any appreciation or depreciation in anticipation of the merger (unless such exclusion would be inequitable to Signature and its shareholders). To perfect appraisal rights, a shareholder of Signature must comply strictly with the procedures set forth in Sections 1301 to 1333 of the FBCA. Failure to follow these procedures will result in a termination or waiver of the shareholder’s appraisal rights.

To assert appraisal rights, a holder of record of Signature common stock must not vote in favor of the merger agreement and must provide written notice to Signature before the vote on the merger agreement is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Simply voting against the merger agreement does not satisfy the requirement to give notice. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Signature Financial Holdings, Inc.
100 Second Avenue North
Saint Petersburg, Florida 33701
Attention: Carly Ross, Executive Assistant
Telephone: (727) 897-9490

All such notices must be signed in the same manner as the shares are registered on the books of Signature. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but that are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Signature in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to Signature the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Within 10 days after the date the merger becomes effective, Whitney, as successor to Signature in the merger, will provide each former shareholder of Signature who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Whitney’s estimate of the fair value of Signature common stock, contain an offer by Whitney to pay the shareholder this estimate of fair value, and be accompanied by a copy of Signature’s financial statements and a copy of Sections 1301-1333 of the FBCA. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which Whitney must be notified if a shareholder wishes to withdraw from the appraisal process.

A shareholder asserting appraisal rights must execute and return the form to Whitney, as successor to Signature, and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement, and will receive the merger consideration consisting of Whitney common stock, subject to certain adjustments. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Whitney in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Whitney’s written consent.

If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Whitney receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the merger. Once Whitney has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.

If Whitney and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 1330 of the FBCA, Whitney would be required to file within 60 days after receipt of the shareholders’ demand an appraisal action in a court in the county where Signature had its principal office prior to the merger. The court would be required to determine the fair value of the shares of Signature common stock. If Whitney fails to file such proceeding within 60 days, any shareholder asserting appraisal rights may do so in the name of Whitney. All shareholders asserting appraisal rights, except for those that have agreed upon a value with Whitney, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Whitney would be required to pay each shareholder asserting appraisal rights the amount found to be due within ten days after final determination of the proceedings. At the court’s discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her Signature shares.

The court in any appraisal proceeding will determine the costs and expenses (including attorneys’ and experts’ fees) of any appraisal proceeding and such costs and expenses will be assessed against Whitney. However, all or any part of such costs and expenses (including attorneys’ and experts’ fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily or not in good faith with respect to the shareholders’ appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys’ fees should not be assessed against Whitney, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.

You must do all of the things described in this section and as set forth in Sections 1301-1333 of the Florida Business Corporation Act in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the Florida Business Corporation Act. In view of the complexity of these provisions of Florida law, shareholders of Signature who are considering exercising their appraisal rights should consult their legal advisors.

INFORMATION ABOUT WHITNEY

General

Whitney is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (which we refer to as the BHCA). Whitney’s sole banking subsidiary is Whitney National Bank. Whitney National Bank is a national banking association headquartered in New Orleans, Louisiana. It has engaged in the general banking business in the greater New Orleans area continuously since 1883. Whitney engages in community banking and serves a market area that covers the five-state Gulf Coast region, stretching from Houston, Texas, across southern Louisiana and the coastal region of Mississippi, through central and south Alabama, the panhandle of Florida and to the metropolitan area of Tampa Bay, Florida. Whitney National Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

Whitney National Bank provides a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. Whitney National Bank also provides trust and investment management services to retirement plans, corporations and individuals. Through its subsidiaries, we also offer investment brokerage services and annuity products, along with personal and business lines of insurance to its customers.

As of September 30, 2006, Whitney had consolidated assets of approximately $10.1 billion, consolidated total loans of approximately $6.9 billion, consolidated total deposits of approximately $8.2 billion and consolidated shareholders’ equity of approximately $1.1 billion.

Whitney’s and Whitney National Bank’s principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and Whitney’s telephone number is (504) 586-7272.

Whitney continues to explore opportunities to acquire financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through central Florida, although expansion opportunities in other markets are also considered from time to time. Thus, at any particular point in time, including the date of this proxy statement-prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve Whitney acquiring such financial institutions in exchange for cash or common stock or a combination of cash and common stock. Depending on their terms, these transactions may have a dilutive effect upon the Whitney common stock to be issued in the merger to shareholders of Signature.

Recent Developments

Unaudited Annual and Fourth Quarter 2006 Results

On January 25, 2007, Whitney reported that it earned $144.6 million for the year ended December 31, 2006, a 41% increase compared to the $102.3 million it earned in 2005. Whitney’s annual per share earnings were $2.24 per basic share and $2.20 per diluted share, which represents an increase of approximately 35% over Whitney’s 2005 per share earnings. Whitney’s 2006 fourth quarter earnings of $33.9 million were 4% less than its net income of $35.1 million reported for the fourth quarter of 2005. Whitney’s per share earnings were $.52 per basic share and $.51 per diluted share in the fourth quarter of 2006, each down approximately 7% from the per share earnings reported in the year-earlier period.

Whitney also reported that, as of December 31, 2006, consolidated total assets were approximately $10.2 billion, consolidated total loans were approximately $7.1 billion, consolidated total deposits were approximately $8.4 billion and consolidated shareholders’ equity was approximately $1.1 billion.

Market Prices of and Dividends Declared on Whitney Common Stock

Whitney’s common stock is traded on The Nasdaq Global Select Market under the symbol “WTNY.” The following table sets forth for the periods indicated the high and low sale prices per share of Whitney common stock as reported on The Nasdaq Global Select Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend

2007
First Quarter (through January 25, 2007)	$33.26	$31.54	—
2006
Fourth Quarter	$35.88	$31.23	$.27
Third Quarter	37.00	34.42	.27
Second Quarter	37.26	33.80	.27
First Quarter	36.17	27.27	.27
2005
Fourth Quarter	$29.93	$24.14	$.25
Third Quarter	33.69	26.60	.25
Second Quarter	33.00	28.65	.25
First Quarter	31.09	28.44	.23

Per share data reflects Whitney’s three-for-two split effective May 25, 2005.

The holders of Whitney common stock receive dividends if and when declared by the Whitney board of directors out of legally available funds. On April 27, 2005, the Board of Directors of Whitney Holding Corporation declared a three-for-two split of Whitney’s common stock in the form of a 50% stock dividend. Additional shares from the split were issued on May 25, 2005 to shareholders of record on May 11, 2005. Following the completion of the merger, Whitney expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Whitney board of directors of other relevant factors. See “Supervision and Regulation — Other Statutes and Regulations — Dividends” for a description of certain restrictions on Whitney’s ability to pay dividends.

Incorporation of Documents by Reference

The SEC allows Whitney to “incorporate by reference” the information it files with the SEC into this proxy statement-prospectus. This permits Whitney to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement-prospectus from the date we file that document. Any reports filed by Whitney with the SEC after the date of this proxy statement-prospectus will automatically update, and, where applicable, supersede any information contained in this proxy statement-prospectus or incorporated by reference into this proxy statement-prospectus. The information incorporated by reference is an important part of this proxy statement-prospectus. The following documents that Whitney has filed or will file with the SEC (File No. 0-1026) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2005 (including without limitation Item 1A. Risk Factors), filed on March 16, 2006;

•	its Current Reports on Form 8-K filed on March 27, 2006, July 6, 2006, October 2, 2006, December 20, 2006 and December 21, 2006;

•	its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

•	the description of Whitney common stock set forth in Whitney’s registration statement under the Exchange Act, as updated and modified in its entirety by Whitney’s Current Report on Form 8-K filed with the SEC on January 19, 1996; and

•	all documents filed by Whitney with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the earlier of the date of the Signature shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

If you are a beneficial owner of Signature common stock and would like a copy of any of the information incorporated by reference in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Whitney will provide it to you without charge.

If you would like to receive any of this information, please call, write or e-mail Whitney at:

Mrs. Shirley Fremin, Manager
Shareholder Services
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627 or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com

You should make your request before January 30, 2007 in order to receive the information prior to the meeting.

INFORMATION ABOUT SIGNATURE

General

Signature is a Florida corporation and a registered bank holding company under the BHCA. Signature was formed on February 4, 2004 and conducts its operations through its wholly owned subsidiary, Signature Bank, a Florida state-chartered bank. Signature Bank, established in September 1999, is headquartered in Saint Petersburg, Florida. Signature Bank offers a full range of lending products and traditional banking products and services, including commercial, real estate and consumer loans, cash management services, and checking, savings and time deposit accounts.

As of September 30, 2006, Signature had consolidated total assets of approximately $268 million, consolidated total loans of approximately $212 million, consolidated total deposits of approximately $216 million and consolidated shareholders’ equity of approximately $22 million.

Market Prices of and Dividends Declared on Signature Common Stock

There is no established public market for shares of Signature common stock. As a result, any market in Signature common stock prior to the merger should be characterized as illiquid and irregular. The last known sale of Signature common stock of which management is aware occurred on August 28, 2006 at a price of $22.00 per share in connection with the March 2006 stock offering. Additional information available to management regarding the quarterly trading prices for the Signature common stock is provided below. A dash indicates periods during which management was unaware of any trades.

To date, Signature has not paid any dividends on shares of its common stock. As of the Record Date, Signature common stock was held by approximately 350 shareholders of record.

Price Range of Common Stock

	High	Low
2007
First Quarter (through January 25, 2007)	—	—
2006
Fourth Quarter	—	—
Third Quarter(1)	$22	$20
Second Quarter(1)(2)	$20	$17
First Quarter	—	—
2005
Fourth Quarter(2)	$17	$17
Third Quarter(2)	$16	$16
Second Quarter(3)	$13	$13
First Quarter	—	—

(1)	Represents the offering price for the issuance of shares of common stock from Signature.

(2)	Represents the price per share of Signature common stock between third parties.

(3)	Represents the price of warrants issued in an earlier stock offering that were redeemed by Signature.

Business and Properties

Lending Activities

Signature’s primary source of income is the interest income earned from both its loan and investment portfolios. To develop business, Signature Bank relies to a great extent on the personalized approach of its directors and officers, who have extensive business and personal contacts throughout the community. Signature Bank has attempted to maintain diversification when considering lending opportunities, with particular emphasis on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash-related expenses.

Lending activities include commercial and consumer loans and loans for residential purposes. Commercial loans are directed toward businesses and include loans made to individual, partnership or corporate borrowers. Consumer loans include collateralized loans for the purchase of automobiles, boats, home improvement and personal investments. Signature Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage interests to enable borrowers to purchase, refinance or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to construct their personal residences. In keeping with the competitive climate and general economic conditions, Signature Bank also makes land acquisition and development loans and construction loans to developers of residential subdivisions and multi-family residential projects.

As of September 30, 2006, Signature Bank’s net loan portfolio was $209 million, representing approximately 78% of its total assets.

Investments

In addition to loans, Signature Bank makes other investments primarily in the obligations of the United States or obligations guaranteed as to principal and interest by the United States, as well as obligations of municipalities. As of September 30, 2006, investment securities comprised approximately 12.5% of Signature Bank’s total assets.

Signature Bank also engages in Federal funds transactions with its principal correspondent banks and acts as both buyer and seller of funds depending on its liquidity needs. In addition, Signature Bank maintains an account with the Federal Home Loan Bank and has pledged a portion of its commercial and residential mortgage portfolios in order to borrow needed funds from the Federal Home Loan Bank.

Deposits

Signature Bank offers certificates of deposit, commercial checking and money market accounts. The primary sources of deposits are residents and businesses and their employees located in Signature Bank’s primary service area.

Deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. As of September 30, 2006, approximately 51.4% of Signature Bank’s deposit base consisted of time deposits. The remaining deposits are comprised of checking, savings and money market accounts.

Other Banking Services

Signature Bank also offers numerous other banking services, including traveler’s checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. Signature Bank is associated with a shared network of automated teller machines that may be used by Signature Bank’s customers throughout Florida and in other states.

Properties

Signature Bank currently operates its main office and five full service branch offices in Saint Petersburg, Clearwater and Largo, Florida. All of the banking offices include automatic teller machines. In addition, there is a stand alone drive-through location near the main office. Signature Bank both owns and leases the locations, as indicated below.

Set forth below are the locations, approximate square footage and type of each Signature Bank banking office:

	Square
Locations	Footage	Usage	Ownership

Saint Petersburg Locations:
100 Second Avenue North (Suites 100, 200 & 201)	33,000	Main Office	Own
100 Second Avenue North (Suite 310)	1,600	Administrative	Lease
352 Second Avenue South	1,600	Drive Through	Lease Land & Own Building
3400 Fourth Street North	3,200	Branch Office	Lease Land & Own Building
3444 Fourth Street North	1,000	Administrative	Own Land & Building
2172 Tyrone Boulevard	3,200	Branch Office	Lease Land & Own Building
Clearwater Locations:
1465 South Ft. Harrison Avenue	2,870	Branch Office	Lease
12647 49th Street North	3,200	Branch Office	Lease
Largo Locations:
14040 Walsingham Road	3,200	Branch Office	Lease Land & Own Building

Competition

Signature Bank is headquartered in Saint Petersburg, Florida and its primary market area consists of South Pinellas County and the surrounding area. Management believes its principal markets have been the expanding residential, commercial, small businesses and professional markets within its primary market areas.

Competition among financial institutions is based upon interest rates offered on deposit accounts, interests rates charged on loans, other credits and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits and the ease of credit administration.

Signature Bank encounters strong competition, both in attracting deposits and originating loans. The deregulation of the banking industry and the widespread enactment of state laws permitting multi-bank holding companies, as well as the availability of nationwide interstate banking, have created a highly competitive environment for financial service providers in Signature Bank’s primary market area. In one or more aspects of its business, Signature Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and financial intermediaries operating in its market and elsewhere. Most of these companies, some of which are affiliated with large financial holding companies or bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Signature Bank does not provide. In addition, many of Signature Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federal and state chartered banks that are federally insured.

Employees

As of September 30, 2006, Signature and its subsidiaries employed 62 full-time employees and five part-time employees. None of these employees is covered by a collective bargaining agreement.

Legal Proceedings

Signature and Signature Bank are periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclosure on defaulted loans, claims involved in the making and servicing of real property loans, and other issues incident to their businesses. Management is not aware of any proceeding threatened or pending against Signature or Signature Bank that, if determined adversely, would have a material adverse effect on its business or financial position.

Stock Ownership of Principal Shareholders, Management and Directors

The following table sets forth, as of January 26, 2007, the stock ownership of Signature by each of Signature’s directors and executive officers, by all directors and officers as a group and by the owners of more than 5% of the outstanding shares of Signature.

Signature Common Stock

	Beneficially	Percentage
Name	Owned(1)	of Class

Owners of More than 5%
Directors:
Beth A. Houghton- Chairperson	146,760	9.77%
Robert H. Willis	146,433	9.75
Crag H. Sher	138,958	9.25
David P. Feaster- Chief Executive Officer	53,618	3.57
David S. Daniels	49,161	3.27
Dennis G. Ruppel	35,005	2.33
Jackson H. Bowman	26,374	1.76
Norris E. Counts	24,480	1.63
Executive Officers:
Michael Nicolosi	9,941	*
Ann R. Worthington	3,472	*
Covington Sharp	1,116	*
All Directors and Officers as a Group (11 persons)	635,318	42.28%

*	Less than one percent of outstanding common stock

(1)	Information relating to the ownership of Signature common stock is based on “beneficial ownership” concepts as set forth in rules promulgated under the Exchange Act. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose or to direct the disposition of that security. Under the rules, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership of each security within 60 days from the record date.

Equity Compensation Plans

The following table sets forth information with respect to Signature’s common stock that may be issued upon the exercise of outstanding options, warrants, and rights to purchase shares of Signature common stock as of December 31, 2006.

Signature Equity Compensation Plan Information

Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	30,000	(1)(2)	$16.00	-0-
Equity compensation plans not approved by security holders	-0-		N/A	N/A

Total	30,000		$16.00	-0-

(1)	All outstanding options will be terminated and cashed out for the difference between the exercise price and the purchase price immediately prior to the effective time of the merger. See “The Merger Agreement — Effect of the Merger on Signature Stock Options.”

(2)	Excludes the exercise of options by Signature directors in July 2006 to acquire 88,500 shares of Signature common stock at a weighted average exercise price of $11.34. See “The Merger — Background of the Merger.”

Related Party Transactions

Other than certain loans and deposit relationships entered into in the ordinary course of business with its directors and executive officers and members of their families, there are no related party transactions between Signature, and its officers and directors. All loans intended in such transactions are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of Signature that such loans neither involved more than the normal risk of collectability nor presented other unfavorable features.

SUPERVISION AND REGULATION

Whitney and Whitney National Bank are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the statutory and regulatory provisions affecting the institutions.

Supervisory Authorities

Whitney is a bank holding company, registered with and regulated by the Federal Reserve Board. Whitney National Bank is a national bank, and as such is subject to supervision, regulation and examination by the OCC. The regulatory authorities routinely examine Whitney and Whitney National Bank, to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches. Whitney and Whitney National Bank are required to file regular reports with the Federal Reserve Board, the OCC and the FDIC.

Capital

The Federal Reserve Board and the OCC require Whitney and Whitney National Bank to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital. The regulations require certain items, such as goodwill, to be deducted when making certain of the capital calculations.

In measuring the adequacy of capital, assets are generally weighted for risk at rates that generally range from 0% to 100%. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Whitney and Whitney National Bank exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Expansion and Activity Limitations

With prior regulatory approval, Whitney may acquire other banks or bank holding companies and Whitney National Bank may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions. In addition, Whitney may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve Board has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve Board normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Whitney is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of any class of voting securities or of more than 25% of the equity of any company engaged in activities other than those referred to above.

Under the Gramm-Leach-Bliley Act (the GLB Act), adopted in 1999, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously permitted for bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve Board determines to be financial in nature or complementary to these activities. Whitney has not elected to become a financial holding company in order to exercise the broader activity powers provided by the GLB Act, but may elect to do so in the future. The GLB Act also permits well-capitalized and well-managed banks to establish “financial subsidiaries” that may engage in activities not previously permitted for banks. Whitney National Bank has established a financial subsidiary in order to operate Southern Coastal Insurance Agency, Inc.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Whitney would require the approval of the Federal Reserve Board under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Whitney would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company.

Deposit Insurance

Whitney National Bank is a member of the FDIC, and its deposits are insured by the FDIC’s Bank Insurance Fund up to the amount permitted by law. Whitney National Bank is thus subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions based primarily on the capital position of the institution. The deposit insurance assessment rates currently range from zero basis points on deposits (for a financial institution in the highest category) to 27 basis points on deposits (for an institution in the lowest category), but may be higher under certain conditions. In addition, the FDIC collects The Financing Corporation (FICO) deposit assessments on assessable deposits. FICO assessments are set quarterly, and in 2005 ranged from 1.34 to 1.46 basis points. Whitney National Bank pays no deposit insurance assessment and pays the quarterly FICO assessment.

Following the enactment earlier in 2006 of the Deposit Insurance Reform Act of 2005, the FDIC, on November 2, 2006, adopted final regulations that set deposit insurance assessment rates that will take effect in 2007. The new rate structure imposes a minimum assessment of from five to seven cents for every $100 of domestic deposits on institutions that are assigned to the highest category under the FDIC’s risk-based assessment system. Under the existing rate structure, this group of institutions, which includes Whitney, has been charged no assessment for a number of years. Based on recent deposit levels and Whitney National Bank’s current risk classification, the annual expense for the minimum assessment would range from approximately $3.5 million to $5.5 million. A one-time assessment credit, currently estimated at $6.0 million, is available to offset up to 100% of the 2007 assessment. Any remaining credit can be used to offset up to 90% of subsequent annual assessments through 2010.

Other Statutes and Regulations

Whitney and Whitney National Bank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti-Money Laundering.  Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Whitney and Whitney National Bank are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with certain customers such as foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted following the tragic events of September 11, 2001. The bank regulatory authorities routinely examine institutions for compliance with these obligations, are required to consider compliance in connection with applications, and have been active in imposing cease and desist and money penalty sanctions against institutions violating these obligations.

Sections 23A and 23B of the Federal Reserve Act.  Whitney National Bank is limited in its ability to lend funds or engage in transactions with Whitney or other non-bank affiliates of Whitney, and all transactions must be on an arms-length basis and on terms at least as favorable to Whitney National Bank as prevailing at the time for transactions with unaffiliated companies.

Dividends.  Whitney’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from Whitney National Bank. Statutory and regulatory limitations apply to Whitney National Bank’s payment of dividends to Whitney as well as to Whitney’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings, and statutory prohibitions preclude national banks paying dividends that exceed the net income of the current and preceding two years (less certain required transfers) absent approval of the OCC.

Community Reinvestment Act.  Whitney National Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (the CRA), and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low-and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Whitney National Bank received an “outstanding” rating following its most recent CRA examination.

Consumer Regulation.  Activities of Whitney National Bank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by Whitney National Bank;

•	govern disclosures of credit terms to consumer borrowers;

•	require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	require Whitney National Bank to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected.

The deposit operations of Whitney National Bank are also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

OTHER MATTERS

Signature is not aware of any other matters to be brought before the special shareholders meeting. However, if any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

Whitney

If the merger is completed, shareholders of Signature who elect (or are deemed to elect) to receive Whitney common stock in the merger will become shareholders of Whitney. For any shareholder proposal to be considered for inclusion in Whitney’s proxy statement and proxy for the 2007 annual meeting of shareholders, Whitney had to receive the written proposal at its principal executive office no later than November 22, 2006. Any shareholder proposal not received at Whitney’s principal executive offices by February 6, 2007, which is 45 calendar days before the one-year anniversary of the date Whitney mailed its proxy statement to shareholders for the 2006 annual meeting, will be considered untimely and, if presented at the 2007 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

Signature

Signature will hold its 2007 annual meeting only if the merger is not consummated. In order to be eligible for inclusion in the Signature proxy materials for the 2007 annual meeting of shareholders, a shareholder proposal to take action at that meeting must be received at Signature’s corporate headquarters at 100 Second Avenue North, Saint Petersburg, Florida 33701, Attention: Carly Ross, on or before April 15, 2007.

LEGAL MATTERS

Joseph S. Schwertz, Jr., general counsel of Whitney National Bank and corporate secretary of Whitney, has provided an opinion as to the validity of the shares of common stock that Whitney will issue in the merger. Mr. Schwertz owns shares of Whitney common stock and has options to purchase additional shares of Whitney common stock. The federal tax consequences of the merger have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Whitney and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

IMPORTANT NOTICE FOR SIGNATURE SHAREHOLDERS

If you cannot locate your Signature common stock certificate(s), please contact:

Signature Financial Holdings, Inc.
100 Second Avenue North
Saint Petersburg, Florida 33701
Attention: Carly Ross, Executive Assistant
Telephone number: (727) 897-9490

If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the special meeting, we encourage you to resolve those matters before the meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Whitney is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Whitney. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Whitney at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Whitney has filed a registration statement on Form S-4 with the SEC that registers the Whitney common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Whitney and a proxy statement of Signature for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Whitney and the Whitney common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Whitney has supplied all of the information contained in this proxy statement-prospectus relating to Whitney and Whitney National Bank. Signature has supplied all of the information relating to Signature and Signature Bank.

This proxy statement-prospectus incorporates by reference important business and financial information about Whitney that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Mrs. Shirley Fremin, Manager
Shareholder Services
Whitney Holding Corporation
P.O. Box 61260
New Orleans, Louisiana 70161-1260
Telephone: (504) 586-3627
or toll free: (800) 347-7272
E-mail: investor.relations@whitneybank.com

You should make your request before February 22, 2007 in order to receive the information prior to the meeting.

APPENDIX A

Agreement And Plan Of Merger
By And Among
Whitney Holding Corporation
Whitney National Bank
And
Signature Financial Holdings, Inc.
Signature Bank
Dated As Of October 4, 2006

A-i

LIST OF EXHIBITS

Exhibit	Description

A	Bank Merger Agreement
B	Form of Shareholder Support Agreement for Non-Officer Directors
B-1	Form of Shareholder Support Agreement for Officer Directors
C	Form of Affiliate Agreement
D	Form of Protective Covenant Agreement for Key Employees Listed on Schedule B
E	Form of Protective Covenant Agreement for Person Listed on Schedule C

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 4, 2006, by and among Whitney Holding Corporation, a Louisiana corporation (“WHC”), Whitney National Bank, a national banking association and wholly owned subsidiary of WHC (“WNB” and collectively with WHC, “Whitney”), Signature Financial Holdings, Inc., a Florida corporation (“Holding”), and Signature Bank, a Florida state nonmember bank and wholly owned subsidiary of Holding (the “Bank” and collectively with Holding, the “Company”).

Preamble

The Boards of Directors of WHC, WNB, Holding and the Bank have approved this Agreement and the transactions described herein. This Agreement provides for the acquisition of Holding by WHC pursuant to the merger of Holding with and into WHC (the “Merger”). This Agreement also provides for the merger of the Bank with and into WNB (the “Bank Merger”) pursuant to the terms of the Agreement to Merge between WNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”).

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Whitney’s willingness to enter into this Agreement, certain of the directors, officers and beneficial holders of 5% or more of the outstanding shares of Holding Common Stock have executed and delivered to WHC an agreement in substantially the forms of Exhibit B and Exhibit B-1 (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Holding Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into WHC in accordance with the provisions of Sections 111, 112 and 114 of the LBCL and Section 670.1107 of the FBCA and with the effect provided in Section 115 of the LBCL and Section 607.11101 of the FBCA. WHC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Holding shall thereupon cease. WHC shall continue to be governed by the Laws of the State of Louisiana and the separate corporate existence of WHC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Bank Merger.  Prior to the Effective Time, unless WHC elects, in its sole discretion, to delay the Bank Merger, the Boards of Directors of WNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into WNB in accordance with the provisions of 12 U.S.C. Section 215a-1 and with the effect provided in 12 U.S.C. Section 215a-1. WNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. WNB shall continue to be governed by the Laws of the United States and the separate existence of WNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. The Bank Merger shall occur immediately following the Merger unless otherwise determined by WHC in its sole discretion.

1.3 Time and Place of Closing.  Unless otherwise mutually agreed to by WHC and Holding, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).

1.4 Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause a certificate of merger to be filed with the Secretary of State of the State of Louisiana as provided in Section 112 of the LBCL (the “Louisiana Certificate of Merger”) and Articles of Merger to be filed with the Secretary of State of the State of Florida, as provided in Section 607.1109 of the FBCA (the “Florida Articles of Merger”). The Merger shall take effect when the Louisiana Certificate of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), which shall be a Friday that is not the last Business Day of a calendar month or during the last calendar month of any Whitney fiscal quarter.

1.5 Conversion of Holding Common Stock.

(a) At the Effective Time, in each case subject to Section 1.5(f), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, the shares of Holding Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as hereinafter defined)) shall be converted into the right to receive:

(i) with respect to the shares of Holding Common Stock held by the shareholders of Holding listed on Schedule A to this Agreement, each share shall be converted into the number of shares of WHC Common Stock that is equal to the Exchange Ratio (as hereinafter defined) (the “Stock Consideration”);

(ii) with respect to the shares of Holding Common Stock held by all other shareholders of Holding (A) for each share of Holding Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), cash from WHC in an amount equal to the Per Share Amount (as hereinafter defined), less any applicable withholding taxes (the “Cash Consideration”) (collectively, the “Cash Election Shares”); and (B) for each share of Holding Common Stock with respect to which an election to receive WHC Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), the Stock Consideration (collectively, the “Stock Election Shares”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Cash Consideration and Stock Consideration shall be subject to adjustment in accordance with Section 1.5(c). As used in this Agreement, the following terms shall have the meanings set forth below:

(iii) “Average Closing Price” shall mean the average of the last reported sale prices per share of WHC Common Stock (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the Nasdaq Global Select Market or such successor exchange or market on which WHC Common Stock may then be traded ending at the close of trading on the fifth trading day immediately prior to the Effective Time.

(iv) “Exchange Ratio” shall mean the number of shares of WHC Common Stock, rounded to the nearest thousandth, equal to the quotient obtained by dividing the Per Share Amount by the Average Closing Price (as defined below).

(v) “Per Share Amount” shall mean an amount, rounded to the nearest whole cent, equal to the quotient obtained by dividing (x) $61,670,526.75 less the aggregate amount of any expenses incurred by the Company in connection with the Merger in excess of the Permitted Expenses, by (y) the number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time.

(b) At the Effective Time, all shares of Holding Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Holding Common Stock (the “Holding Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(e), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c) All shareholders of Holding other than those listed in Schedule A may elect, subject to proration, as set forth below, and the other terms and conditions hereof, to receive WHC Common Stock for all of his or her shares of Holding Common Stock, or cash in exchange for all of his or her shares of Holding Common Stock, or a combination of 51% Stock Consideration and 49% Cash Consideration. Notwithstanding the foregoing, the aggregate amount of Cash Consideration to be issued as a result of the Merger, together with the cash amounts to be paid pursuant to Sections 1.5(e) and 2.3 of this Agreement, shall not exceed 49% of the sum of the aggregate Merger Consideration paid (excluding any amounts paid in connection with Sections 1.5(e) and 2.3) in exchange for all shares of Holding Common Stock in the Merger (the “Cash Component”). In the event that shareholders of Holding have elected to receive aggregate Cash Consideration in excess of the Cash Component, WHC may, in its sole discretion, cause shareholders that have made Cash Elections with respect to all of their shares of Holding Common Stock to receive a combination of Stock Consideration and Cash Consideration such that the total Cash Component does not exceed 49% of the Merger Consideration.

(d) Each holder of record of shares of Holding Common Stock (other than those persons listed in Schedule A) as of the record date set for the Holding shareholders’ meeting called and convened to approve this Agreement (each a “Holder”) shall have the right, subject to the limitations set forth in this Section 1.5, to submit an election in accordance with the following procedures:

(i) Each Holder may specify in a request made in accordance with the provisions of this Section 1.5(d) (herein called an “Election”) whether the Holder desires to receive, in exchange for such Holder’s shares of Holding Common Stock (x) 100% Stock Consideration, (y) 100% Cash Consideration, or (z) 51% Stock Consideration and 49% Cash Consideration.

(ii) WHC shall prepare a combined form of election and letter of transmittal reasonably acceptable to Holding (the “Form of Election”), which shall be mailed to the Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline (as hereinafter defined) and to transmit their Holding Certificates.

(iii) WHC shall make the Form of Election initially available to the Holders at the time that the Proxy Statement/Prospectus is mailed to the Holders and those persons listed in Schedule A to this Agreement and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any Holder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made initially available less than 20 days prior to the Election Deadline.

(iv) Any Election shall have been made properly only if WHC’s exchange agent, American Stock Transfer & Trust Company (the “Exchange Agent”), shall have received, by 5:00 p.m., Eastern time, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates representing shares of Holding Common Stock to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Holding Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by WHC, in its sole discretion. As used herein, “Election Deadline” means the date that is the Business Day prior to the date of the Holding shareholders’ meeting.

(v) Any Holder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If WHC shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Holding Common Stock, such Election shall be deemed to be not in effect, and the shares of Holding Common Stock covered by such Election shall, for purposes hereof, be deemed to be “Non-Election Shares,” unless a proper Election is thereafter timely made. The Holders of all Non-Election Shares shall be deemed to have elected to receive 100% Stock Consideration in exchange for such Non-Election Shares.

(vi) Any Holder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Holding Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. If WHC or Holding terminates this Agreement in accordance with Section 7, all Elections shall be revoked automatically, and the Exchange Agent shall promptly return all Holding Certificates, if any, to the Holders.

(vii) WHC, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5(c), (C) the issuance and delivery of WHC stock certificates into which shares of Holding Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Holding Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of WHC Common Stock where the holder of the applicable Holding Certificate has no right to receive whole shares of WHC Common Stock.

(e) Notwithstanding any other provision of this Agreement, each holder of shares of Holding Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WHC Common Stock (after taking into account all Holding Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of WHC Common Stock multiplied by the Average Closing Price, less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(f) If, prior to the Effective Time, the issued and outstanding shares of WHC Common Stock or Holding Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Amount.

(g) Each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Holding Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.6 WHC Common Stock.  At and after the Effective Time, each share of WHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of WHC Common Stock and shall not be affected by the Merger.

1.7 Holding Options.  Prior to the Effective Time, Holding shall take all necessary action (which action shall be effective as of the Effective Time) to (i) terminate the Holding Stock Plans and to cause the provisions of any other Holding Benefit Plan providing for the issuance, transfer or grant of any capital stock of Holding or any interest in respect of any capital stock of Holding to terminate and be of no further force and effect, and (ii) cancel, as of the Effective Time, each outstanding and unexercised Holding Option, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to Holding or WHC). As of the Effective Time, each holder of a Holding Option immediately prior to the Effective Time shall be entitled to receive an amount of cash from Holding, without interest, equal to the product of (i) the total number of shares of Holding Common Stock subject to such Holding Option multiplied by (ii) the excess, if any, of the Per Share Amount above the exercise price per share of such Holding Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Holding Option that has an exercise price per share that is equal to or greater than the Per Share Amount shall be entitled to any payment with respect to such cancelled Holding Option before or after the Effective Time.

1.8 Organizational Documents of Surviving Corporation and Surviving Bank; Directors and Officers.

(a) The Organizational Documents of WHC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b) The directors and officers of WHC immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

(c) The Organizational Documents of WNB in effect immediately prior to the effective time of the Bank Merger, shall be the Organizational Documents of the Surviving Bank after the effective time of the Bank Merger until otherwise amended or repealed. At the effective time of the Bank Merger the stock transfer books of the Bank shall be closed and no transfer of shares of Bank common stock shall be made thereafter. In the event that Whitney elects to delay the Bank Merger, at the Effective Time the Bank shall issue to WHC a certificate of stock for all issued and outstanding Bank common stock. By virtue of the Bank Merger (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of the Surviving Bank, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding and no additional shares shall be issued as a result of the Bank Merger.

(d) The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers, respectively, of the Surviving Bank as of the effective time of the Bank Merger until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

1.9 Tax Consequences.  It is the intention of the Parties to this Agreement that the Merger, together with the Bank Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. Whitney shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger, together with the Bank Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by WHC as the entity that merges with Holding, provided, that no such revision to the structure of the Merger or the Bank Merger shall result in any changes in the amount or type of the consideration that the holders of shares of Holding Common Stock are entitled to receive under this Agreement. Whitney may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement or in the form of an amended and restated agreement and plan of merger.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures.

(a) Delivery of Transmittal Materials.   As promptly as practicable after the Effective Time, the Exchange Agent shall send to each Holder and those persons listed in Schedule A to this Agreement (excluding the holders, if any, of Dissenting Shares) immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Holding Certificates not previously submitted with the Election Form and for use in providing any special delivery or payment instructions with respect to the Merger Consideration to be received (which shall specify that delivery shall be effected, and risk of loss and title to the Holding Certificates shall pass, only upon proper delivery of such Holding Certificates (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b) Delivery of Merger Consideration.   After the Effective Time, following the surrender to the Exchange Agent of a letter of transmittal duly executed and, if not previously submitted with the Election Form, a Holding Certificate (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)), the holder of such Holding Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Holding Common Stock represented by his, her or its Holding Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Holding Certificate so surrendered is registered, it shall be a condition to such payment that such Holding Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Holding Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c) Payment of Taxes.   The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, WHC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of WHC Common Stock) otherwise payable pursuant to this Agreement to any holder of Holding Common Stock such amounts as the Exchange Agent or WHC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or WHC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Holding Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or WHC, as the case may be.

(d) Return of Merger Consideration to WHC.   At any time upon request by WHC, WHC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of Holding Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by WHC), and holders shall be entitled to look only to WHC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of WHC Common Stock and any dividends or other distributions with respect to WHC Common Stock payable upon due surrender of their Holding Certificates, without any interest thereon. Notwithstanding the foregoing, neither WHC nor the Exchange Agent shall be liable to any holder of a Holding Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Holding Certificates.   In the event any Holding Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Holding Certificate(s) to be lost, stolen or destroyed and, if required by WHC or the Exchange Agent, the posting by such Person of a bond in such sum as WHC may reasonably direct as indemnity against any claim that may be made against Holding or WHC with respect to such Holding Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Holding Common Stock represented by such lost, stolen or destroyed Holding Certificates.

2.2 Rights of Former Holding Shareholders.  At the Effective Time, the stock transfer books of Holding shall be closed as to holders of Holding Common Stock and no transfer of Holding Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Holding Certificate (other than Holding Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger

Consideration in exchange therefor and any cash in lieu of fractional shares of WHC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(e), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to WHC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Holding Certificate with respect to the shares of WHC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(e), and all such dividends, other distributions and cash in lieu of fractional shares of WHC Common Stock shall be paid by WHC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Holding Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Holding Certificate there shall be paid to the holder of a WHC stock certificate representing whole shares of WHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WHC Common Stock and the amount of any cash payable in lieu of a fractional share of WHC Common Stock to which such holder is entitled pursuant to Section 1.5(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WHC Common Stock. WHC shall make available to the Exchange Agent cash for these purposes, if necessary.

2.3 Dissenters’ Rights.  Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares only until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 607.1322 of the FBCA with respect to shares of Holding Common Stock owned by such Dissenting Shareholder for which the Dissenting Shareholder perfected such holder’s dissenter’s rights. Holding shall give WHC (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Holding relating to shareholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. Holding shall not, except with the prior written consent of WHC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Company Disclosure Letter.  Prior to the execution and delivery of this Agreement, the Company has delivered to Whitney a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to Holding and its Subsidiaries, taken as a whole. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 specifically referenced or cross-referenced that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

3.2 Standards.

(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties that are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the executive management team, financial condition, property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of actions and omissions of a Party (or any of its subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its subsidiaries, taken as a whole.

3.3 Representations and Warranties of the Company.  Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Holding and the Bank, jointly and severally, hereby represent and warrant to Whitney as follows:

(a) Organization, Standing, and Power.   Each Subsidiary of Holding is listed in Section 3.3(a) of the Company Disclosure Letter. Holding and each of its Subsidiaries are duly organized, validly existing, and, as applicable, are in good standing under the Laws of the jurisdiction of its formation. Holding and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Holding and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their businesses requires them to be so qualified or licensed. Holding is a bank holding company within the meaning of the BHC Act. The Bank is a Florida state bank. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder; its deposits are insured by the Bank Insurance Fund.

(b) Authority; No Breach of Agreement.

(i) Holding and the Bank each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the Holding Shareholder Approval and such regulatory approvals as are required by law. Subject to the Holding Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of WHC and WNB, subject to receipt by Whitney of Regulatory Consents (as hereinafter defined) this Agreement represents a legal, valid, and binding obligation of each of Holding and the Bank enforceable against Holding and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date hereof, Holding’s Board of Directors has (A) by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of Holding, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Holding and the holders of Holding Common Stock; (C) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Holding Common Stock (such recommendations being the “Holding Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of shares of Holding Common Stock for their adoption.

(iii) The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of Holding’s or its Subsidiaries’ Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Holding or its Subsidiaries under, any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Holding or its Subsidiaries or any of their respective material assets.

(v) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, and (C) as set forth in Section 3.3(b)(v)(C) of the Company Disclosure Letter, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock.   Holding’s authorized capital stock consists of (i) 5,000,000 shares of Holding Common Stock, of which, as of the date of this Agreement, 1,491,526 shares are issued and outstanding and no shares are held in treasury, and (ii) 1,000,000 shares of Holding Preferred Stock, of which, as of the date of this Agreement, no shares are issued and outstanding and no are held in treasury. The Bank’s authorized capital stock consists of (i) 5,000,000 shares of common stock, of which, as of the date of this Agreement, 964,665 shares are issued and outstanding and no shares are held in treasury, and (ii) 1,000,000 shares of preferred stock, of which, as of the date of this Agreement no shares are issued and outstanding and no shares are held in treasury. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Holding Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Holding Common Stock or other equity securities of Holding outstanding and no outstanding Rights relating to the Holding Common Stock, and no Person has any Contract or any

right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Holding. All of the outstanding shares of Holding Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Holding Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Holding. There are no Contracts among Holding and its shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Holding Capital Stock and all Rights to acquire shares of Holding Capital Stock have been issued in compliance with all applicable federal and state Securities Laws. None of the outstanding Rights have been granted (i) at an exercise price below fair market value, (ii) outside of, or not in accordance with, a Shareholder approved plan, or (iii) on a date deemed earlier or to be effective earlier than the actual approval date. The Company has no reason to believe that it will need to restate its earnings or financial statements as a result of its policies and practices in connection with any Rights to acquire shares of Holding Common Stock. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. All of the outstanding shares of capital stock of Holding’s Subsidiaries are owned by Holding or a wholly owned Subsidiary thereof and, except as set forth in Section 3.3(c) of the Company Disclosure Letter, are free and clear of all Liens. None of Holding’s Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Holding’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Neither Holding nor any of its Subsidiaries has any subsidiaries (other than the Bank and the Subsidiaries) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

(d) Financial Statements; Regulatory Reports; Proxy Statements.

(i) Holding has delivered to WHC true and complete copies of (A) Holding’s Financial Statements; (B) all monthly reports and financial statements of Holding and its Subsidiaries that were prepared for Holding’s or the Bank’s Board of Directors since December 31, 2005; (C) the annual report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2004 and 2005 of Holding and its Subsidiaries required to file such reports; (D) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the FDIC and the Florida Department of Financial Services, Office of Financial Regulation (the “FL OFR”) since December 31, 2003, of Holding’s and its Subsidiaries required to file such reports; (E) Holding’s Annual Report to Shareholders for the year ended 2005 and all subsequent Quarterly Reports to Shareholders, if any; and (F) all proxy or information statements (or similar materials) disseminated to Holding’s shareholders or the shareholders of any of its Subsidiaries at any time since December 31, 2003.

(ii) Holding’s Financial Statements have been (and all financial statements to be delivered to WHC as required by this Agreement will be) prepared in accordance with GAAP. Holding’s Financial Statements fairly present the financial position, results of operations, changes in shareholders’ equity and cash flows of Holding and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of Holding’s Financial Statements (the “Holding Latest Balance Sheet”), none of Holding or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the FL OFR, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2003, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the FL OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Holding’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to WHC. Holding and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC, the FL OFR and the Federal Reserve Board.

(iii) Each of Holding and the Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding’s consolidated assets; (C) access to Holding’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Holding’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(iv) Since December 31, 2003, neither Holding nor any Subsidiary nor any current director or officer, nor to Holding’s Knowledge, any former officer or director or any current or former employee, auditor, accountant or representative of Holding or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holding or any Subsidiary or their respective internal accounting controls.

(v) Holding is not aware of (A) any significant deficiency in the design or operation of internal controls that could adversely affect Holding’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Holding’s internal controls.

(vi) None of Holding or its Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, except Liabilities that are accrued or reserved against in the accounts set forth in the Holding Latest Balance Sheet, included in Holding’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. None of Holding or its Subsidiaries has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, or (B) in connection with the transactions contemplated by this Agreement. Except (A) as reflected in the Holding Latest Balance Sheet or Liabilities described in any notes thereto or (B) for Liabilities incurred in the ordinary course of business since December 31, 2005 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Holding nor any of its Subsidiaries has any Liabilities or obligations of any nature.

(e) Absence of Certain Changes or Events.   Since December 31, 2005, except as disclosed in Section 3.3(e) of the Company Disclosure Letter, (i) Holding and each of its Subsidiaries have conducted their business only in the ordinary course, (ii) neither Holding nor any of its Subsidiaries has taken action that, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (iii) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(f) Tax Matters.

(i) All Taxes of Holding and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid. Holding and each of its Subsidiaries have timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by them or on their behalf, and each such Tax Return is complete and accurate in all material respects. Neither Holding nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Holding and each of its Subsidiaries have made available to Whitney true and correct copies of their United States federal and state income Tax Returns for each of the three most recent fiscal years ended on or before December 31, 2005. No claim has ever been made by a Taxing Authority in a jurisdiction where Holding or any of its Subsidiaries does not file a Tax Return that Holding or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Holding and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither Holding nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Holding, any of its Subsidiaries or the assets of Holding or any of its Subsidiaries. No officer or employee responsible for Tax matters of Holding or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Holding or any of its Subsidiaries, and neither Holding nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Other than as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Holding nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Holding nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) The proper and accurate amounts of Tax have been withheld by Holding and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) Neither Holding nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of Holding or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Holding nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code. Holding and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Other than as set forth in Section 3.3(f)(vii) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that after satisfaction of Holding’s covenants in Section 4.18 of this Agreement could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(viii) Neither Holding nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provision of state Tax Law. Neither Holding nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

(ix) The current net operating losses of Holding and each of its Subsidiaries are described in Section 3.3(f)(ix) of the Company Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.3(f)(ix) of the Company Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations or any comparable provision of state Tax Law dealing with the utilization of net operating losses, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(x) Holding and each of its Subsidiaries have disclosed on their respective Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state Tax Law) did not exist at the time the return was filed. Neither Holding nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state Tax Law, or a transaction substantially similar to a reportable transaction. Neither Holding nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(g) Environmental Matters.

(i) Holding and the Bank have delivered, or caused to be delivered to Whitney, or provided Whitney access to, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies held by Holding and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Holding and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no Litigation pending or, to the Company’s Knowledge, threatened before any Governmental Authority or other forum in which Holding or its Subsidiaries or any of their respective Properties or Facilities (including, but not limited to, the properties and facilities that secure or secured loans made by Holding or its Subsidiaries and properties and facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Holding or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During or prior to the period of (A) Holding’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Holding’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of any Property or Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) Each of Holding and its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its respective business.

(ii) Neither Holding nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii) Neither Holding nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Holding or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders, which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or advising that it may require Holding or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Holding or any of its Subsidiaries except as set forth in Section 3.3(h)(iv) of the Company Disclosure Letter, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Holding’s or any of its Subsidiaries’ businesses, operations, policies or procedures since December 31, 2003, and (C) is no pending or, to its Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Holding or any of its Subsidiaries.

(v) Neither Holding, nor the Bank, nor any of their directors, nor to the Knowledge of Holding or Bank, any of their officers, employees or Representatives acting on their behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(vi) Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Holding or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Holding or any of its Subsidiaries or any employee thereof acting in such capacity. Neither Holding nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Holding or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Holding or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(vii) Since December 31, 2003, Holding and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Holding and each of its Subsidiaries were required to file with any Governmental Authority and all other reports and statements required to be filed by Holding and each of its Subsidiaries since December 31, 2003, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority have been so filed, and Holding and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(i) Labor Relations.   Neither Holding nor any of its Subsidiaries is the subject of any Litigation asserting that Holding or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Holding or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Holding or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving Holding or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any activity involving Holding or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(j) Employee Benefit Plans.

(i) The Company has disclosed in Section 3.3(j)(i) of the Company Disclosure Letter, and has delivered or made available to Whitney prior to the date of this Agreement correct and complete copies of, all of its Benefit Plans and all amendments thereto. Neither Holding nor any of its Subsidiaries has any “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was ever maintained by Holding or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 3.3(j)(i) of the Company Disclosure Letter.

(ii) The Company has delivered or made available to Whitney prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Benefit Plans (including insurance Contracts), and all amendments thereto, (B) with respect to any such Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, and (D) with respect to each Pension Plan, the most recent statement, whether or not audited, showing the fair market value of assets of such Pension Plan, and (E) the most recent summary plan descriptions and any material modifications thereto.

(iii) All of Holding’s or its Subsidiaries’ Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each of its ERISA Plans has received a favorable determination letter from the Internal Revenue Service and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole. There is no pending or, to the Company’s Knowledge, threatened Litigation relating to any Benefit Plans; there are no pending, or, to the Company’s Knowledge, threatened governmental audits or investigations with respect to any Benefit Plan; and there are no pending, or to the Company’s Knowledge, threatened, participant claims with respect to any Benefit Plan, other than claims for benefits in the normal course of business.

(iv) Neither Holding nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject Holding or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither Holding nor any administrator or fiduciary of any of Holding’s or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of Holding or its Subsidiaries’ Benefit Plans that could subject Holding or any of its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of any Benefit Plans of Holding or its Subsidiaries has been made to employees of Holding or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) Each of Holding’s and its Subsidiaries’ Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way. None of Holding’s or its Subsidiaries’ Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by Holding or any of its Subsidiaries, or the single-employer plan of any ERISA Affiliate has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of Holding’s or its Subsidiaries’ Pension Plans or any single-employer plan of any of Holding’s or its Subsidiaries’ ERISA Affiliates have been timely made and there is no Lien, nor is there expected to be a Lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither Holding nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Holding and its Subsidiaries.

(vi) No Liability under Title IV of ERISA has been or is expected to be incurred by Holding or any of its Subsidiaries with respect to any defined Benefit Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

(vii) Neither Holding nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(viii) Except as set forth in Section 3.3(j)(viii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (A) result in any payment (including severance, golden parachute, or otherwise) becoming due to any of Holding’s or its Subsidiaries’ directors or employees from Holding or any of its Subsidiaries under any of Holding’s or its Subsidiaries’ Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of Holding’s or its Subsidiaries’ Benefit Plans, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

(k) Material Contracts.

(i) Except for Contracts listed in Section 3.3(k)(i) of the Company Disclosure Letter, as of the date of this Agreement, neither Holding nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, or retirement Contract, (B) any Contract relating to the borrowing of money by Holding or any of its Subsidiaries or the guarantee by Holding or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business), (C) any Contract containing covenants that limit the ability of Holding or any of its Subsidiaries to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Holding or any of its Subsidiaries or Affiliates may carry on their respective businesses (other than as may be required by Law or any Governmental Authority), (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Holding or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among Holding or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other technical services to or by Holding or any of its Subsidiaries or (H) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K or Form 10-Q report under Items 601(b)(4) and 601(b)(10) of Regulation S-K of SEC Rules and Regulations if Holding were a SEC reporting company. All indebtedness for money borrowed of Holding and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Holding’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Holding nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Holding’s Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since June 30, 2006, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(l) Legal Proceedings.   Except as otherwise disclosed in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Company’s Knowledge, threatened against Holding or any of its Subsidiaries or Holding’s or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Holding or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Holding or its Subsidiaries that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Holding or its Subsidiaries, taken as a whole. There is no Litigation, pending or, to the knowledge of the Company, threatened, against any officer, director, advisory director or employee of Holding or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Holding or its Subsidiaries.

(m) Intellectual Property.

(i) Holding and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by Holding or its Subsidiaries in Holding’s or its Subsidiaries’ businesses. Neither Holding nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Holding or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Holding or its Subsidiaries.

(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Holding or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by Holding and its Subsidiaries are valid and subsisting. Since December 31, 2003, neither Holding nor any of its Subsidiaries (A) has, to the Company’s Knowledge, been sued in any Litigation that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.   All loans, discounts and financing leases in which Holding or any of its Subsidiaries is a lessor reflected on the Holding Latest Balance Sheet were as of the date hereof, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Holding and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Company’s Knowledge, by valid Liens that have been perfected. Accurate lists of all loans, discounts and financing leases as of June 30, 2006 and on a monthly basis thereafter, and of the investment portfolios of Holding and each of its Subsidiaries as of such date, have been and will be delivered to Whitney concurrently with the Company Disclosure Letter. Except as specifically set forth on Section 3.3(n) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end prior to the date of this Agreement (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Holding or any of its Subsidiaries to be otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Holding or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Holding or any of its Subsidiaries, (iv) an obligation of any director, executive officer or 10% shareholder of Holding or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(o) Adequacy of Allowances for Losses.   Except as set forth in Section 3.3(o) of the Company Disclosure Letter, each of the allowances for losses on loans, financing leases and other real estate included on the Holding Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding and its Subsidiaries at all times from and after the date of the Holding Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Real Property Owned or Leased.

(i) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Section 3.3(p)(i) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned or leased by the Company (the “Company Real Property”). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Section 3.3(p)(i) of the Company Disclosure Letter and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Whitney.

(ii) No lease with respect to any Company Real Property and no deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice, lapse of time, or the happening or occurrence of any other event would constitution a default thereunder.

(iii) To the knowledge of the Company, none of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, that would preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(iv) The Company has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Company Real Property, and such interest is free and clear of all Liens, except (A) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, and (B) those liens related to real property Taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record that do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Real Property

(v) All buildings and Facilities used in the business of the Company are adequately maintained and, to the Company’s knowledge, are free from defects that could materially interfere with the current or future use of such Facilities. The Company also has good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Company are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business of the Company.

(q) Bank Secrecy Act; Money Laundering.   Neither Holding nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause Holding or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism (USA Patriot Act), Bank Protection Act, Financial Crimes Enforcement Network, any order or requirement issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other applicable anti-money laundering Law.

(r) Community Reinvestment Act.   The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and the Company has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(s) Privacy of Customer Information.

(i) Holding and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Whitney or any subsidiary of Whitney pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.3(s), “IIPI” means any information relating to an identified or identifiable natural person.

(ii) Holding’s and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Whitney or any of its Subsidiaries, and the use of such IIPI by Whitney or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(t) Technology Systems.

(i) Except to the extent disclosed on Section 3.3(t)(i) of the Company Disclosure Letter, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Holding and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens. Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) Section 3.3(t)(iii) of the Company Disclosure Letter sets forth details of Holding’s and its Subsidiaries’ disaster recovery and business continuity arrangements.

(iv) Neither Holding nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of Holding’s or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(u) Insurance Policies.   Except as set forth in Section 3.3(u) of the Company Disclosure Letter, each of Holding and its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Section 3.3(u) of the Company Disclosure Letter. Neither Holding nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Except as set forth in Section 3.3(u) of the Company Disclosure Letter, all policies are valid and enforceable and in full force and effect and none of Holding or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth in Section 3.3(u) of the Company Disclosure Letter, within the last three years, none of Holding or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(v) Corporate Documents.   Holding has delivered to WHC, with respect to Holding and each of its Subsidiaries, true and correct copies of their Organizational Documents, and the charters of each of the committees of their respective Boards of Directors, all as amended and currently in effect, and all of which are listed in Section 3.3(v) of the Company Disclosure Letter. All of the foregoing, and all of the corporate minutes and stock transfer records of Holding and each of its Subsidiaries that will be made available to WHC after the date hereof, are current, complete and correct in all material respects.

(w) State Takeover Laws.   Holding has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction, including Sections 607.0901 and 607.0902 of the FBCA (collectively, “Takeover Laws”). Holding has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x) Certain Actions.   Neither Holding nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and the Company has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Company’s Knowledge, there exists no fact, circumstance or reason that would cause any required Consent not to be received in a timely manner.

(y) Brokers and Finders.   Except for Hovde Financial LLC (“Hovde”), neither Holding nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion.   Prior to the execution of this Agreement, Holding has received an opinion of Hovde to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Amount is fair, from a financial point of view, to the shareholders of Holding and a signed copy of the opinion has been delivered to WHC. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Accuracy of Statements.   No warranty or representation made or to be made by the Company in this Agreement or in any document furnished or to be furnished by the Company pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

(bb) Board Recommendation.   The Board of Directors of Holding, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Shareholder Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Holding shareholders and (ii) resolved to recommend that the holders of the shares of Holding Common Stock approve and adopt this Agreement.

(cc) Consent.   Holding hereby consents to the inclusion in the Proxy Statement/Prospectus of the recommendation of the Board of Directors of Holding, and the Hovde has consented to the inclusion of its opinion so long as such inclusion is in form and substance reasonably satisfactory to Hovde.

(dd) Derivative Contracts.   Neither Holding nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-trade or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet that is a financial derivative contract (including various combinations thereof).

3.4 Representations and Warranties of Whitney.  Subject to and giving effect to Section 3.2, WHC and WNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power.  Each of WHC and WNB is duly organized, validly existing, and (as to WHC) in good standing under the Laws of the jurisdiction in which it is incorporated. WHC is a bank holding company within the meaning of the BHC Act. WNB is a national banking association domiciled in the State of Louisiana.

(b) Authority; No Breach of Agreement.

(i) WHC and WNB each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Whitney’s duly constituted Board of Directors and, in the case of WNB, its sole shareholder). Assuming due authorization, execution, and delivery of this Agreement by Holding and the Bank, subject to receipt of Regulatory Consents this Agreement represents a legal, valid, and binding obligation of each of WHC and WNB, enforceable against each of WHC and WNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement by WHC or WNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to WHC or WNB or any of their respective material assets.

(c) Capital Stock.   WHC’s authorized capital stock consists of 100,000,000 shares of WHC Common Stock, of which, as of August 31, 2006, 66,071,808 shares are issued and outstanding and 224,547 shares were held in treasury. All of the outstanding shares of WHC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable (except as provided in 12 U.S.C. Section 55). None of the outstanding shares of WHC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of WHC. All of the outstanding shares of WHC Common Stock and all Rights to acquire shares of WHC Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of WNB has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. WHC owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

(d) Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to Whitney’s Knowledge, threatened against Whitney, or against any asset, interest, or right of Whitney, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Whitney.

(e) SEC Filings; Financial Statements.   WHC has filed with the SEC true and complete copies of WHC’s Financial Statements. WHC’s Financial Statements have been prepared in accordance with GAAP, and present fairly, in conformity with GAAP, the financial position, results of operations, changes in shareholders’ equity and cash flows of WHC and its Subsidiaries as of the dates thereof and for the periods covered thereby. None of WHC’s Financial Statements and no proxy statements for the years 2005 and 2006 filed with the SEC, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the OCC, and the Federal Reserve Board.

(f) Legality of Whitney Securities.   All shares of WHC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(g) Accuracy of Statements.   No warranty or representation made or to be made by Whitney in this Agreement or in any document furnished or to be furnished by Whitney pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of WHC (which consent shall not be unreasonably withheld or delayed):

(a) amend Holding’s or its Subsidiaries’ Organizational Documents or any resolution or agreement concerning indemnification of their respective directors or officers;

(b) except for Permitted Issuances and except as provided in Section 4.3, (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Holding Capital Stock or capital stock of any of its Subsidiaries, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of Holding Capital Stock or capital stock of any of Holding’s Subsidiaries, or (v) make any change in any instrument or Contract governing the terms of any of Holding’s or its Subsidiaries’ securities;

(c) other than in the ordinary course of business or pursuant to Contracts in force at the date of, or permitted by, this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

(e) terminate or allow to be terminated any of the policies of insurance Holding and its Subsidiaries maintain on their respective businesses or Properties, cancel any material indebtedness owing to Holding or its Subsidiaries or any claims that Holding or its Subsidiaries may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change Holding’s or its Subsidiaries’ lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of Holding’s or its Subsidiaries’ credit in connection with any aspect of Holding’s or its Subsidiaries’ businesses whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any lien, encumbrance or other liability any of Holding’s or its Subsidiaries’ assets, (iii) sell, assign or transfer any of its assets in excess of $50,000.00 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except in the ordinary course of business;

(h) other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than in consultation with WHC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in the ordinary course, consistent with past practices;

(j) enter into any Contract other than renewals of Contracts of terms for less than one year and without any other materially adverse change in terms and, other than in the ordinary course of business, terminate or waive any material provision of any Contract other than normal nonrenewals of Contracts in accordance with their terms;

(k) other than in the ordinary course of business or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of any of Holding’s or its Subsidiaries’ officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any such officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Holding Stock Plan;

(l) settle any material Litigation;

(m) revalue any of Holding’s or any of its Subsidiaries’ assets or materially change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the FDIC;

(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;

(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Holding from exercising its rights under Sections 4.5 or 4.12;

(p) merge or consolidate Holding or any of its Subsidiaries with any other Person;

(q) acquire assets outside of the ordinary course of business not consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000;

(r) make any adverse changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities;

(s) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits;

(t) take any action or fail to take any action that will cause Holding’s consolidated net shareholders’ equity to be less than $19.9 million at the Effective Time;

(u) make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which policies has been provided to Whitney; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that the Company will allow a representative of WNB to be present for informational purposes only at all meetings of the Board of Directors or any committee of the Bank at which the Board or any committee thereof will vote on proposed new or renewal loans or investments and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings (in furtherance of which, the Company has, concurrently with the execution of this Agreement, provided to Whitney a calendar of such board or committee meetings of the Bank, and will promptly provide to Whitney any updates to such calendar after the date hereof);

(v) take any action that at the time of taking such action is reasonably likely to prevent, or would be reasonably likely to interfere with, the consummation of the Merger;

(w) knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

(x) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Dividends.  WHC and Holding agree that, from and after the date of this Agreement until the Effective Time, Holding shall not pay any dividends on outstanding shares of Holding Common Stock. Notwithstanding the foregoing, WHC and Holding agree that if the Closing does not occur prior to the record date for WHC’s first quarter dividend in 2007, then Holding shall have the right to declare and pay a dividend to its shareholders in the first quarter of 2007 equal to the amount of the aggregate dividends that Holding’s shareholders would have otherwise received if the Closing had occurred (and such shareholders became Whitney shareholders) prior to WHC’s record date for WHC’s first quarter dividend in 2007. In the event Holding declares and pays such a dividend, in no event shall Holding shareholders receive a dividend from Whitney for such period.

4.4 State Filings.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, (a) WHC shall execute and cause to be filed the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana and (b) WHC and Holding shall execute and WHC shall cause to be filed the Florida Articles of Merger with the Secretary of State of the State of Florida.

4.5 Holding Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.

(a) Holding shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the Holding Shareholder Approval and such other matters as the Board of Directors of Holding may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. WHC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of Holding shall make the Holding Directors’ Recommendation to its shareholders and the Holding Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Holding Board of Directors may withdraw, modify, or change in an adverse manner to Whitney its recommendations if the Board of Directors of Holding concludes in good faith (and based upon the advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute a breach of the fiduciary duties of Holding’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such Holding Directors’ Recommendation, Holding shall nevertheless submit this Agreement to its shareholders for adoption unless such action is prohibited under applicable Law.

(b) As soon as reasonably practicable after the execution of this Agreement, WHC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c) Each Party agrees, as to itself and the Company agrees as to its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to Holding shareholders and at the time of the meeting of Holding shareholders or any postponement or adjournment thereof, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the

Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Quotation of WHC Common Stock.  WHC shall cause the shares of WHC Common Stock to be issued in the Merger to be approved for quotation on Nasdaq prior to the Effective Time.

4.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Immediately following the Effective Time (or such later time as WHC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the OCC. Subject to Section 1.2 hereof, the Bank Merger Agreement will be filed with and recorded by the OCC and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

(c) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and Bank Merger, and to take no action that would cause the Merger and the Bank Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.

(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of any required applications and notices with the Federal Reserve Board under the BHC Act and with the OCC, and obtaining approval of such applications and notices and (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices (collectively, the “Regulatory Consents”).

(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or Holding’s Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9 Notification of Certain Matters.  The Company will give prompt notice to Whitney (and subsequently keep Whitney informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on Holding and its Subsidiaries, taken as a whole, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Company due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b) or give rise to a termination right under Section 6.1. Holding shall deliver to WHC a copy of each written opinion of its financial advisor, Hovde, as soon as reasonably practicable after Holding’s receipt thereof.

4.10 Investigation and Confidentiality.

(a) The Company shall permit Whitney to make or cause to be made such investigation of the business and Properties of Holding and its Subsidiaries and of the Holding’s and its Subsidiaries’ financial and legal conditions as Whitney reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Holding nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information, contravene any Law, Order, or Contract, or result in disclosure of any trade secrets of third parties and the Parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding clause apply. No investigation by Whitney shall affect the representations and warranties of the Company or the right of Whitney to rely thereon. Between the date hereof and the Effective Time, Holding shall permit Whitney’s senior officers to meet with the financial officers of the Company, including officers responsible for Holding’s Financial Statements, the internal controls of the Company and the disclosure controls and procedures of the Company, to discuss such matters as WHC may deem reasonably necessary or appropriate for WHC to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

4.11 Press Releases; Publicity.  Prior to the Effective Time, the Company shall consult with Whitney as to the form and substance of any Company press release, other public statement or shareholder communication related to or mentioning this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit the Company from making any disclosure that its counsel deems reasonably necessary or advisable in order to satisfy the Company’s disclosure obligations imposed by Law.

4.12 Acquisition Proposals.  The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (b) engage or participate in any negotiations concerning, or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal at any time prior to, but not after, the time this Agreement is adopted by the Holding Shareholder Approval, and Holding’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Holding concludes in good faith (and based upon the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Holding shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Holding will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than WHC with respect to any Acquisition Proposal. Holding shall promptly (and in any event within two Business Days) advise WHC following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep WHC apprised of any related developments, discussions and negotiations on a current basis.

4.13 Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Holding and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.  All employees of the Company shall become or remain employees of the Bank upon consummation of the Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney and the Bank reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee, subject to payment of any severance pay or other termination benefits due under terms of employment contracts with Holding or the Bank set forth in Section 4.14 of the Company Disclosure Letter. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB’s Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney’s Compensation and Human Resources Committee and (b) all such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under WHC’s Savings Plus 401k Plan or WNB’s health and welfare plans) as employees of Holding or the Bank; provided, however, that all such employees shall be treated as newly hired WNB employees for purposes of benefit accrual under WHC’s or WNB’s defined benefit pension plan and post-retirement medical plan. Prior to the Effective Time, the Board of Directors of Holding shall adopt resolutions approving freezing its existing Signature Bank 401K Plan (the “Holding 401K Plan”) as of the last day of the month immediately preceding the date of the Holding Shareholder Approval. Following the Merger, WNB will take appropriate actions to merge the Holding 401K Plan into the WNB Savings Plus 401k Plan pursuant to applicable law. Whitney may apply any pre-existing condition exclusion under its health plan(s) in which any employees of Holding or the Bank become eligible to participate, but only to the extent such exclusion does not exceed in duration the corresponding provision under the health plan maintained by Holding or the Bank, as applicable, under which such employees were covered as of the Effective Time and applying periods of creditable coverage under the Bank’s group health plan against such pre-existing exclusions or similar waiting periods. Whitney, through its medical and dental plan underwriters, shall use commercially reasonable efforts to provide employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by Holding or the Bank for purposes of satisfying annual deductibles and out-of-pocket maximums under Whitney’s plans. Employees of Holding and the Bank are solely responsible for supplying satisfactory proof of previously incurred expenses to Whitney’s plan underwriters.

4.15 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Holding or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Holding, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, WHC shall indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the respective Organizational Documents of Holding and its Subsidiaries, and further subject to applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. Holding represents and warrants that there are no indemnification agreements in existence on the date of this Agreement between Holding or its Subsidiaries and an Indemnified Party. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (i) WHC shall have the right to assume the defense thereof and upon such assumption WHC shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if WHC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between WHC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and WHC shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) WHC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (iii) WHC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) WHC agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of Holding and its Subsidiaries (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Holding and its Subsidiaries and disclosed in Section 4.15 of the Company Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Whitney or WNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by WHC is required to effectuate any indemnification for any director or officer of Holding or its Subsidiaries, WHC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between WHC and the Indemnified Party.

(c) Whitney, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Holding at or before the Effective Time to be covered by Holding’s existing directors’ and officers’ liability insurance policy; provided, that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the annual premium applicable to the coverage exceed 150% of the current annual premium paid by the Company (as set forth in Section 3.3(t) of the Company Disclosure

Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(d) If WHC or WNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WHC or WNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and Covered Party, as applicable, and his or her heirs and representatives.

4.17 Agreement of Affiliates.  The Company has disclosed in Section 4.17 of the Company Disclosure Letter each Person that is an officer, director or 5% or greater shareholder of Holding. The Company shall cause each officer and director of Holding, and shall use its commercially reasonable efforts to cause each 5% or greater shareholder of Holding, to deliver to WHC not later than the Effective Time, a written agreement, in substantially the form of Exhibit C.

4.18 Additional Payments.  As soon as practicable, but in no event later than October 31, 2006, Holding shall submit to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive certain payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to such payments that would otherwise cause the total change in control payments or benefits payable to such individual to exceed 2.99 times such individual’s “base amount” (as defined in Section 280G(b)(3) and (d)) (the “Contingent Payments”). In addition, prior to such shareholder vote, Holding shall (i) provide adequate and appropriate disclosure to all shareholders of Holding entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Code a written waiver of his or her rights to the Contingent Payments in the event of a failure to approve such payments by greater than 75% of the Holding shares entitled to vote. Furthermore, Holding shall take all proper and necessary corporate action to obtain the requisite shareholder vote and provide the necessary disclosures to Holding shareholders. Holding agrees to cooperate with Whitney and to provide Whitney with the opportunity to review and comment on any applicable information statement, resolution, consent action, or other shareholder communication.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) Holding Shareholder Approval.   Holding shall have obtained the Holding Shareholder Approval.

(b) Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and, unless WHC elects to delay the Bank Merger in accordance with Section 1.2 of this Agreement, the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a material adverse effect on the financial position, results of operations or prospects of Whitney or any of its subsidiaries, including the Company.

(c) No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.

(d) Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Quotation of WHC Common Stock.   The shares of WHC Common Stock to be issued to the holders of Holding Common Stock upon consummation of the Merger shall have been authorized for quotation on Nasdaq.

5.2 Conditions to Obligations of Whitney.  The obligations of Whitney to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WHC pursuant to Section 7.7:

(a) Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Whitney shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(b) Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Whitney shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(c) Corporate Authorization.   Whitney shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) a certificate of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(d) Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b)(v)(C) and Section 3.3(k)(i) of the Company Disclosure Letter.

(e) Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(f) Tax Opinions.   WHC shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WHC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WNB and the Bank will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iii) no gain or loss will be recognized by holders of Holding Common Stock with respect to the Stock Consideration received in the Merger (except with respect to any cash received in lieu of a fractional share interest in WHC Common Stock). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Whitney and the Company reasonably satisfactory in form and substance to such counsel. WHC shall have also received satisfactory assurances from Alston & Bird LLP that the consummation of the Merger will not be a taxable event to WHC or Holding.

(g) Affiliate Agreements.   Whitney shall have received from the Persons listed in Section 4.17 of the Company Disclosure Letter an executed written agreement in substantially the form of Exhibit C.

(h) Protective Covenant Agreements.   Concurrently with the execution and delivery of this Agreement, each of the persons listed in Schedule B to this Agreement shall have entered into the Protective Covenant Agreement in substantially the form of Exhibit D.

(i) CEO Protective Covenant Agreement.   Prior to November 15, 2006, the person listed in Schedule C to this Agreement shall have entered into the Protective Covenant Agreement in substantially the form of Exhibit E.

(j) Termination of Agreements.

(A) Whitney shall have received evidence of the termination of the Change in Control Agreement between Holding and Lawrence D. Floyd.

(B) Whitney shall have received from Norris E. Counts an executed Termination of Employment Agreement.

(C) Whitney shall have received from Ann R. Worthington an executed Termination of Change in Control Agreement.

(D) Whitney shall have received from David P. Feaster an executed Termination of Employment Agreement and Release of Claims.

(k) Shareholders’ Equity.   Holding’s net shareholders’ equity shall not be less than $19.9 million.

(l) Exercise or Termination of Holding Stock Options.   All outstanding Holding Stock Options shall have been exercised or terminated as provided in Section 1.7 and Holding’s Board of Directors and shareholders shall have taken all action necessary to terminate the Holding Stock Option Plans effective prior to the Effective Time and Whitney shall receive such documents and instruments to demonstrate compliance. No Holding Stock Options, whether vested or unvested, shall be outstanding as of the Effective Time.

(m) Payment and Release of Bank Loan.   Holding shall have paid in full any and all amounts due under that certain line of credit with First American Bank (“FAB”) in the amount of $4.0 million secured by a pledge of Bank stock and shall have received from FAB a release for such payment, along with the original Bank stock certificate pledged as collateral to secure the line of credit.

(n) Shareholder Vote.   Prior to the Effective Time, Holding shall have submitted to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive the “Contingent Payments,” in satisfaction of Holding’s covenants in Section 4.18.

(o) Waiver of Rights to “Parachute Payments.”  The persons listed in Schedule D to this Agreement shall have entered into a written waiver of any rights to “Contingent Payments” prior to the vote set forth in Section 4.18 of this Agreement.

(p) Average Closing Price.   The Average Closing Price of WHC Common Stock as calculated in accordance with Section 1.5(a)(x) shall not be less than $25.00.

5.3 Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Holding pursuant to Section 7.7:

(a) Representations and Warranties.   The representations and warranties of Whitney set forth in this Agreement, after giving effect to Section 3.2, shall be true and correct as of the date of this

Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Whitney by the chief executive officer and the chief financial officer of Whitney, to such effect.

(b) Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Whitney to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Whitney by the chief executive officer and the chief financial officer of Whitney, to such effect.

(c) Tax Opinion.   Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WHC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of WNB and the Bank will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iii) no gain or loss will be recognized by holders of Holding Common Stock with respect to the Stock Consideration received in the Merger (except with respect to any cash received in lieu of a fractional share interest in WHC Common Stock). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Whitney and the Company reasonably satisfactory in form and substance to such counsel.

(d) Average Closing Price.   The Average Closing Price of WHC Common Stock as calculated in accordance with Section 1.5(a)(x) shall not be less than $25.00.

ARTICLE 6

TERMINATION

6.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding Holding Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Holding and the Board of Directors (or Executive Committee of the Board of Directors) of WHC; or

(b) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final nonappealable action of such Governmental Authority, or (ii) Holding Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Holding shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of Holding or the Board of Directors (or Executive Committee of the Board of Directors) of WHC in the event that the Merger has not been consummated by May 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors (or the Executive Committee of the Board of Directors) of WHC in the event that (i) Holding has withdrawn, qualified or modified the Holding Directors’ Recommendation in a manner adverse to Whitney or shall have resolved to do any of the foregoing, (ii) Holding has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Holding has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f) By the Board of Directors of Holding in the event that (i) the Board of Directors of Holding has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither Holding nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g) By the Board of Directors (or the Executive Committee of the Board of Directors) of WHC if holders of more than 5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon, or any adjournment or postponement thereof, and shall have given notice of their intention to exercise their appraisal rights in accordance with Sections 1301-1333 of the FBCA.

6.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and neither WHC or its subsidiaries nor Holding or its Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Holding and its Subsidiaries or 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Whitney of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plan” shall mean any material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other material written employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other material written employee benefit plan or fringe benefit plan, including any written “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations promulgated thereunder.

“Business Day” shall mean any day that Nasdaq is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which national banks in New York, New York or New Orleans, Louisiana are authorized or required to close for regular banking business.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 2, 2006, by and between WHC and Hovde.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (a) any breach or violation of or default under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean shares of Holding Common Stock that are owned by shareholders properly exercising their appraisal rights pursuant to Sections 1301-1333 of the FCBA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and that are administered, interpreted, or enforced by the United States Environmental Protection Agency

and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (c) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Facilities” shall mean all buildings and improvements on the Property of the Company or its Subsidiaries.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“FBCA” shall mean the Florida Business Corporation Act.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (b) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Environmental Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls).

“Holding Capital Stock” shall mean the Holding Common Stock and the Holding Preferred Stock.

“Holding Common Stock” shall mean the $0.01 par value per share common stock of Holding.

“Holding’s Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Holding and its Subsidiaries as of December 31, 2004 and 2005, and the audited related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2003, 2004 and 2005, and the reports of its independent public accountants with respect to the audited financials, (ii) the unaudited consolidated balance sheets (excluding related notes and schedules) of Holding and its subsidiaries and the related statements of operations, shareholders’

equity and comprehensive income (excluding related notes and schedules) as of and for the period ended June 30, 2006, and (iii) the unaudited consolidated balance sheets of Holding and its Subsidiaries (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (excluding related notes and schedules) with respect to periods ended subsequent to June 30, 2006.

“Holding Option” shall mean an option to purchase a share or shares of Holding Common Stock issued under a Holding Stock Plan.

“Holding Preferred Stock” shall mean the $0.01 par value per share preferred stock of Holding.

“Holding Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Holding Common Stock.

“Holding Stock Plan” shall mean any equity compensation plan of Holding listed in Section 3.3(j)(i) of the Company Disclosure Letter.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean (a) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (b) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (c) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (d) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import shall mean, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien or encumbrance of any nature whatsoever of, on, or with respect to any Property or Property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Global Select Market of The Nasdaq Stock Market, Inc.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, association or organization, certificate of incorporation, association or organization, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Whitney, on the one hand, or the Company, on the other hand, and “Parties” shall mean Whitney and the Company.

“Pension Plan” shall mean any ERISA Plan that is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean (a) the reasonable expenses of the Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants) not to exceed $250,000 in the aggregate and (b) the fee payable to Hovde Financial, LLC, the Company’s financial advisor, in accordance with the engagement letter provided to Whitney prior to the execution of this Agreement.

“Permitted Issuances” shall mean issuances of Holding Common Stock upon exercise of outstanding Holding Options issued under the Holding Stock Plans.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by Holding and its Subsidiaries or by Whitney, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Holding and the prospectus of WHC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by WHC under the 1933 Act with respect to the shares of WHC Common Stock to be issued to the shareholders of Holding in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Office of Thrift Supervision, the Florida Department of Banking, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over Holding and its Subsidiaries and Whitney, the NASD, Nasdaq and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Party.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Holding Options.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (a) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the 1934 Act, (b) Rule 13a-14 or 15d-14 under the 1934 Act or (c) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Report, filed, or required to be filed, by WHC with the SEC.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Holding Common Stock on terms that the Board of Directors of Holding concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Whitney to amend or modify the terms of the transactions contemplated by this Agreement), (a) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (c) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean, as the context shall require, all federal, state, local, municipal and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, municipal or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $3,100,000.00.

“WHC Common Stock” shall mean the no par value per share common stock of WHC.

“WHC’s Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of WHC and its Subsidiaries as of June 30, 2006, and as of December 31, 2004 and 2005, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the six months ended June 30, 2006 and for each of the three years ended December 31, 2003, 2004 and 2005, as filed by WHC in its SEC Reports, and (b) the consolidated balance sheets of WHC and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) included in its SEC Reports filed with respect to periods ended subsequent to June 30, 2006.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement	Parties
Average Closing Price	Section 1.5(a)(x)
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Cash Component	Section 1.5(c)
Cash Consideration	Section 1.5(a)(i)
Cash Election	Section 1.5(a)(i)
Cash Election Shares	Section 1.5(a)(i)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Disclosure Letter	Section 3.1
Company Real Property	Section 3.3(p)(i)
Contingent Payments	Section 4.18
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Election	Section 1.5(d)(i)
Election Deadline	Section 1.5(d)(iv)
Exchange Agent	Section 1.5(d)(iv)
Exchange Fund	Section 2.1(d)
Exchange Ratio	Section 1.5(a)(y)
Excluded Shares	Section 1.5(g)
Florida Articles of Merger	Section 1.4
Form of Election	Section 1.5(d)(ii)
Holder	Section 1.5(d)
Holding	Parties
Holding 401K Plan	Section 4.14
Holding Certificates	Section 1.5(b)

Holding Directors’ Recommendation	Section 3.3(b)(ii)
Holding Latest Balance Sheet	Section 3.3(d)(ii)
Hovde	Section 3.3(x)
IIPI	Section 3.3(r)(i)
Indemnified Party	Section 4.15(a)
Louisiana Certificate of Merger	Section 1.4
Material Adverse Effect	Section 3.2(b)
Merger	Preamble
Merger Consideration	Section 1.5(a)
Non-Election Shares	Section 1.5(d)(v)
Per Share Amount	Section 1.5(a)(z)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 4.10(a)
Shareholder Support Agreement	Preamble
Stock Consideration	Section 1.5(a)(ii)
Stock Election	Section 1.5(a)(ii)
Stock Election Shares	Section 1.5(a)(ii)
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
WHC	Parties
Whitney	Parties
WNB	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants.  Except for Articles 1 and 2, Sections 4.7(b), 4.7(c), 4.7(d), 4.10(b) and 4.15 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3 Expenses.

(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Whitney shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.

(a) In the event that (i) (A) either WHC or Holding terminates this Agreement pursuant to Section 6.1(c)(ii) or (B) WHC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (ii) at any time after the date of this Agreement and prior to such termination Holding shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (iii) within 18 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Holding with respect to an Acquisition Proposal, Holding shall pay WHC the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds.

(b) In the event that WHC terminates this Agreement pursuant to Section 6.1(e)(iii), Holding shall pay to WHC the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Holding terminates this Agreement pursuant to Section 6.1(f), Holding shall pay to WHC the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Whitney would not enter into this Agreement. In the event that Holding fails to pay when due any amount payable under this Section 7.4, then (i) Holding shall reimburse WHC for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Holding shall pay to WHC interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by WHC) in effect on the date such overdue amount was originally required to be paid.

(d) In the event that WHC terminates this Agreement pursuant to Section 6.1(b) and Whitney is not in material breach of its material covenants and agreements contained in this Agreement or its representations and warranties, then Holding, whether or not any payment is made pursuant to Section 7.4, shall reimburse WHC for all of its reasonable expenses in connection with the this Agreement and the transactions contemplated hereby not later than three Business Days after submission of statements therefor.

7.5 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly set forth in Section 4.15.

7.6 Amendments.  Before the Effective Time, this Agreement (including the Company Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Holding Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Holding, unless such required approval is obtained.

7.7 Waivers.

(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9 Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Whitney:	Whitney Holding Corporation
228 St. Charles Avenue, Suite 615A
New Orleans, LA 70130
Telecopy Number: (504) 552-4851
Attention: Thomas L. Callicutt, Jr.
Executive Vice President and
Chief Financial Officer

With copies to:	Aniko M. Ayres, Esq. Whitney National Bank Legal Department 228 St. Charles Avenue, Suite 626 New Orleans, LA 70130 Telecopy Number: (504) 552-4778

Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Telecopy Number: (404) 253-8340 Attention: Randolph A. Moore III, Esq.

Company	Signature Financial Holdings, Inc. 100 Second Avenue North St. Petersburg, FL 33701 Telecopy Number: (727) 823-8271 Attention: David P. Feaster President & Chief Executive Officer

Copy to Counsel (which shall not constitute notice):	Johnson Pope Bokor Ruppel & Burns LLP 911 Chestnut Street Clearwater, FL 33756 Telecopy Number: (727) 441-8617 Attention: Michael T. Cronin, Esq.

7.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Louisiana, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States and the State of Florida shall govern the consummation of the Merger and the Bank Merger.

7.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16. Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST	WHITNEY HOLDING CORPORATION

/s/ Teresa Z. Lygate Teresa Z. Lygate Vice President / Sr. Assistant Corporate Secretary	By:	/s/ R. King Milling R. King Milling President

ATTEST	WHITNEY NATIONAL BANK

/s/ Teresa Z. Lygate Teresa Z. Lygate Vice President / Sr. Assistant Corporate Secretary	By:	/s/ R. King Milling R. King Milling President

ATTEST	SIGNATURE FINANCIAL HOLDINGS, INC.

/s/ Robert H. Willis, Jr. Robert H. Willis, Jr. Secretary	By:	/s/ David P. Feaster David P. Feaster President & Chief Executive Officer

ATTEST	SIGNATURE BANK

/s/ Robert H. Willis, Jr. Robert H. Willis, Jr. Secretary	By:	/s/ David P. Feaster David P. Feaster President & Chief Executive Officer

CERTIFICATE OF SECRETARY
OF
SIGNATURE FINANCIAL HOLDINGS, INC.

I hereby certify that I am the duly elected Secretary of Signature Financial Holdings, Inc. a Florida corporation, currently serving in such capacity and that the foregoing Agreement and Plan of Merger was, in the manner required by law, duly approved, without alteration or amendment, by the shareholders of Signature Financial Holdings, Inc. on          , 2006.

Certificate dated          , 2006.

Robert H. Willis, Jr.
Secretary

CERTIFICATE OF SECRETARY
OF
WHITNEY HOLDING CORPORATION

I hereby certify that I am the duly elected Corporate Secretary of Whitney Holding Corporation, a Louisiana corporation, presently serving in such capacity and that, in accordance with Section 112(E) of the Louisiana Business Corporation Law, the foregoing Agreement and Plan of Merger was not required to be submitted to the shareholders of Whitney Holding Corporation.

Certificate dated          , 2006.

Joseph S. Schwertz, Jr.
Corporate Secretary

EXECUTION BY CORPORATIONS

Considering the approval of this Agreement and Plan of Merger by the shareholders of WHC and Holding, as certified above, this Agreement is executed by WHC and Holding, acting through their respective Presidents and other officers, on the dates hereinafter set forth.

ATTEST	WHITNEY HOLDING CORPORATION

Teresa Z. Lygate Vice President / Sr. Assistant Corporate Secretary Date:	By:	R. King Milling President Date:

ATTEST		SIGNATURE FINANCIAL HOLDINGS, INC.

[Name] [Title] Date:	By:	David P. Feaster President & Chief Executive Officer Date:

ACKNOWLEDGMENT AS TO
SIGNATURE FINANCIAL HOLDINGS, INC.

STATE OF FLORIDA

COUNTY OF PINELLAS

BEFORE ME, the undersigned authority, personally came and appeared David P. Feaster, who, being duly sworn, declared and acknowledged before me that he is the President and Chief Executive Officer of Signature Financial Holdings, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

David P. Feaster

Sworn to and subscribed before me
this   day of          , 2006.

Notary Public
State of Florida

(SEAL)

ACKNOWLEDGMENT AS TO WHITNEY HOLDING CORPORATION

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned authority, personally came and appeared R. King Milling, who, being duly sworn, declared and acknowledged before me that he is the President of Whitney Holding Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation’s free act and deed.

R. King Milling

Sworn to and subscribed before me
this   day of          , 2007.

Teresa Z. Lygate, Notary Public
Notary Number 34565
My commission expires at death

(SEAL)

APPENDIX B

September 27, 2006

Board of Directors
Signature Financial Holdings, Inc.
100 Second Avenue North
Saint Petersburg, FL 33701

Dear Members of the Board:

We understand that Signature Financial Holdings, Inc. (“Holding” and “the Company”), a Florida corporation, and Signature Bank (the “Bank”), a Florida banking association, and Whitney Holding Corporation (“WTNY”), a Louisiana corporation, and Whitney National Bank (“WNB”), a national banking association, are about to enter into an Agreement and Plan of Merger, to-be-dated on or about September 27, 2006 (the “Agreement”), pursuant to which the Company will merge with and into WTNY (the “Merger”). This Agreement also provides for the merger of the Bank with and into WNB (the “Bank Merger”) pursuant to the terms of the Agreement to Merge between WNB and the Bank attached to the Agreement as Exhibit A (the “Bank Merger Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, the shares of Holding Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined in the Agreement)) shall be converted into the right to receive: (i) with respect to the shares of Holding Common Stock held by the shareholders of Holding listed on Schedule A to the Agreement, each share shall be converted into the number of shares of WHC Common Stock that is equal to the Exchange Ratio (as defined in the Agreement) (the “Stock Consideration”); (ii) with respect to the shares of Holding Common Stock held by all other shareholders of Holding (A) for each share of Holding Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 of the Agreement (a “Cash Election”), cash from WHC in an amount equal to the Per Share Amount (as defined in the Agreement), less any applicable withholding taxes (the “Cash Consideration”) (collectively, the “Cash Election Shares”); and (B) for each share of Holding Common Stock with respect to which an election to receive WHC Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3 of the Agreement (a “Stock Election”), the Stock Consideration (collectively, the “Stock Election Shares”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

We were retained by the Company to act as its financial advisor in connection with the Merger. We will receive compensation from the Company in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning the Company and WTNY;

(iii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iv) analyzed certain financial projections prepared by the management of the Company and WTNY;

(v) held discussions with members of the senior management of the Company and WTNY for the purpose of reviewing the future prospects of the Company and WTNY, including financial forecasts;

(vi) reviewed historical market prices and trading volumes for WTNY Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of WTNY Common Stock by the Company’s shareholders relative to the pro forma contribution of the Company’s assets, liabilities, equity and earnings to the combined company;

(ix) performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and WTNY and in the discussions with the managements of the Company and WTNY. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and WTNY and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Company and WTNY are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company, WTNY or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company, WTNY or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company, WTNY and its subsidiaries. In rendering this opinion, WTNY and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on WTNY or the surviving corporations that would have a material adverse effect on the surviving corporation or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of WTNY or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of WTNY Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a the Holding Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Holding Common Stock.

This letter is solely for the information of the Board of Directors of the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Company’s Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company’s Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

HOVDE FINANCIAL LLC

APPENDIX C

FULL TEXT OF SECTIONS 1301-1333 OF
THE FLORIDA BUSINESS CORPORATION ACT
FLORIDA STATUTES — TITLE XXXVI, BUSINESS ORGANIZATIONS
CHAPTER 607
CORPORATIONS

607.1301.  Appraisal rights; definitions

The following definitions apply to sections 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of § 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302.  Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to §607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under §§607.1103 and 607.1112(6), or the consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by § 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by § 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to § 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy,

has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303.  Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in § 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320.  Notice of appraisal rights

(1) If proposed corporate action described in § 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of sections 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to § 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in § 607.1322.

(3) If the proposed corporate action described in § 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to § 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in § 607.1322.

607.1321.  Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under § 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under § 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to § 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322.  Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under § 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of § 607.1321. In the case of a merger under § 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under § 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of sections 607.1301-607.1333.

607.1323.  Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to § 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to § 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to § 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324.  Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in § 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326.  Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to § 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to § 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in § 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to § 607.1322(2)(b)4.

607.1330.  Court action

(1) If a shareholder makes demand for payment under § 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to § 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331.  Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with sections 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to § 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332.  Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333.  Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of § 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law (LBCL) provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

The articles of incorporation and by-laws of Whitney Holding Corporation (Whitney) provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following Exhibits are filed as part of this registration statement:

Exhibit
No.	Exhibit Description

2	Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, Signature Financial Holdings, Inc. and Signature Bank, dated October 4, 2006 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).
3.1	Composite Charter of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026)).
3.2	By-laws of the Registrant, as amended (incorporated by reference from Exhibit 3.01 to the Registrant’s Current Report on Form 8-K, dated October 2, 2006 (File No. 0-1026)).
5 *	Opinion of Joseph S. Schwertz, Jr., general counsel of Whitney Holding Corporation, as to the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP as to certain tax matters.
8.2	Opinion of Alston & Bird LLP as to certain tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Hovde Financial LLC.

Exhibit
No.		Exhibit Description

23.3	*	Consent of Joseph S. Schwertz, Jr., general counsel of Whitney Holding Corporation (included in Exhibit 5).
23.4		Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.5		Consent of Alston & Bird LLP (included in Exhibit 8.2).
24	*	Powers of Attorney of directors of the Registrant.
99	*	Form of Proxy of Signature Financial Holdings, Inc.

* Previously filed.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

Item 22.  Undertakings

The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Orleans, state of Louisiana, on this 26th day of January, 2007.

WHITNEY HOLDING CORPORATION

By:	/s/ Thomas L. Callicutt, Jr.
Thomas L. Callicutt, Jr.
Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of January 26, 2007.

Signature	Title

/s/ William L. Marks* William L. Marks	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

/s/ R. King Milling* R. King Milling	President, Director

/s/ Thomas L. Callicutt, Jr. Thomas L. Callicutt, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Joel B. Bullard, Jr.* Joel B. Bullard, Jr.	Director

/s/ James M. Cain* James M. Cain	Director

/s/ Angus R. Cooper II* Angus R. Cooper II	Director

/s/ Richard B. Crowell* Richard B. Crowell	Director

/s/ William A. Hines* William A. Hines	Director

/s/ E. James Kock, Jr.* E. James Kock, Jr.	Director

/s/ Alfred S. Lippman* Alfred S. Lippman	Director

Michael L. Lomax	Director

Signature		Title

/s/ Eric J. Nickelsen* Eric J. Nickelsen		Director

/s/ John G. Phillips* John G. Phillips		Director

/s/ Kathryn M. Sullivan* Kathryn M. Sullivan		Director

/s/ Dean E. Taylor* Dean E. Taylor		Director

/s/ Thomas D. Westfeldt* Thomas D. Westfeldt		Director

*By:	/s/ Thomas L. Callicutt, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Exhibit Description

2		Agreement and Plan of Merger among Whitney Holding Corporation, Whitney National Bank, Signature Financial Holdings, Inc. and Signature Bank, dated July 27, 2005 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement, and incorporated herein by reference).
3.1		Composite Charter of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-1026)).
3.2		By-laws of the Registrant, as amended (incorporated by reference from Exhibit 3.01 to the Registrant’s Current Report on Form 8-K, dated October 2, 2006 (File No. 0-1026)).
5	*	Opinion of Joseph S. Schwertz, Jr. general counsel of Whitney Holding Corporation, as to the legality of the securities being registered.
8.1		Opinion of Alston & Bird LLP as to certain tax matters.
8.2		Opinion of Alston & Bird LLP as to certain tax matters.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Hovde Financial LLC.
23.3	*	Consent of Joseph S. Schwertz, Jr., general counsel of Whitney Holding Corporation (included in Exhibit 5).
23.4		Consent of Alston & Bird LLP (included in Exhibit 8.1).
23.5		Consent of Alston & Bird LLP (included in Exhibit 8.2).
24	*	Powers of Attorney of directors of the Registrant.
99	*	Form of Proxy of Signature Financial Holdings, Inc.

* Previously filed.